Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

by and between

KAISER ALUMINUM CORPORATION

and

ALCOA CORPORATION

Dated as of November 30, 2020

Exhibits

Exhibit A – Form of Excluded Assets and Retained Liabilities Transfer Agreement

Exhibit B – Form of Rolling Mill Assets and Assumed Liabilities Transfer Agreement

Exhibit C – Form of Assignment

Exhibit D – Form of ATC Lease Agreement

Exhibit E – Form of Ground Lease

Exhibit F – Form of Metal Supply Agreement

Exhibit G – Form of Transition Services Agreement

Exhibit H – IP License Agreement Term Sheet

Schedules

Schedule 2.2(a)(xv) – Resignations

Schedule 2.2(b)(iii) – Specified Seller Guaranties

Schedule 5.1(a) – Ordinary Course of the Rolling Mill Business

Schedule 5.1(b) – Conduct of the Rolling Mill Business

Schedule 5.1(d) – Human Resources Services

Schedule 5.14 – Non-Terminating Intercompany Agreements

Schedule 5.15 – Seller Guaranties

Schedule 5.18(a) – Specified Environmental Permits

Schedule 5.20 – Licensed Software

Schedule Section 5.21(c)(i) – Excluded Shared Contracts

Schedule Section 5.21(c)(ii) – Shared Contracts

Schedule 5.24 – Pre-Closing Restructuring

Schedule Section 5.25(a) – Directors and Officers

Schedule Section 5.27(a)(i) – Seller Actions

Schedule Section 5.27(a)(ii) – Key Commercial Actions

Schedule 5.27(b) – Assumed Actions

Schedule 5.32 – IT Separation Activities

Schedule 5.35 – Additional Covenants

Schedule 5.36 – Metal Hedge Positions

Schedule 11.1(a) – Accounting Principles and Net Working Capital

Schedule 11.1(b) – Specified Event

Schedule 11.1(c) – Knowledge of Buyer and Seller

v

Seller Disclosure Schedules

Section A(1) – Assumed Liabilities

Section A(2) – Excluded Assets

Section A(3) – Key Customers

Section A(4) – Key Suppliers

Section A(5)(xii) – Retained Liabilities

Section A(6)(v) –Patents

Section A(7)(v) – Marks

Section A(8)(v) – Know How

Section A(9)(xiv) – IT Assets

Section A(10)(ii)(xi) – Rolling Mill Assets

Section A(11) – Settling Pond

Section A(12) – Chrome Sludge Landfill

Section A(13) – Retained SWMU Liabilities

Section A(14) – Draft NPDES Agreed Order

Section A(15) – Assumed SWMU Liabilities

Section 3.3 – Capitalization

Section 3.4 – Governmental Filings

Section 3.5 – No Conflict or Violation

Section 3.6 – Financial Statements

Section 3.7 – Undisclosed Liabilities

Section 3.8 – Absence of Certain Changes

Section 3.9 – Legal Proceedings

Section 3.10(a) – Real Property

Section 3.11 – Taxes

Section 3.12(a) – Material Contracts

Section 3.12(b) – Enforceability of Material Contracts

Section 3.13(a) – Compliance With Laws

Section 3.13(b) – Permits

Section 3.14(a) – Unions

Section 3.14(b) – Business Employees

Section 3.14(d) – Immigration Status of Business Employees

Section 3.14(e) – Compliance With WARN Act

Section 3.15(a) – Employee Benefit Plans

Section 3.15(c) – Payments under the Company Plan

Section 3.15 – Deferred Benefits

Section 3.16 –Intellectual Property

Section 3.17 – Environmental Matters

Section 3.18(c) – Title; Assets

Section 3.19 – Brokers’ Fees

Section 3.21 – Key Customers and Key Suppliers

Section 3.22 – Intercompany Arrangements

Section 3.23 – Insurance

Section 3.24 – Inventory

Section 3.25 – IT Failures

Section 3.26 – Certain Transactions and Ownership

PURCHASE AGREEMENT

This Purchase Agreement, dated as of November 30, 2020 (this “Agreement”), is made and entered into by and between Kaiser Aluminum Corporation, a Delaware corporation (“Buyer”), and Alcoa Corporation, a Delaware corporation (“Seller”). Buyer and Seller are sometimes referred to in this Agreement together as the “Parties” or individually as a “Party”. Capitalized terms used but not defined in this Agreement are defined in Annex A.

RECITALS

WHEREAS, Alcoa USA Corp., a Delaware corporation and indirect wholly-owned Subsidiary of Seller (the “Equity Seller”), owns all of the issued and outstanding membership interests of the Company (the “Equity”);

WHEREAS, Seller is engaged through the Company and certain other Subsidiaries in the Rolling Mill Business;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties desire the Equity Seller to sell to Buyer, and Buyer to purchase from the Equity Seller, all of the Equity; and

WHEREAS, at the Closing, Seller or its Subsidiaries, on the one hand, and Buyer or its Subsidiaries, on the other hand, will enter into the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF EQUITY

Section 1.1. Purchase and Sale of Equity. Each of Buyer and Seller hereby agrees that, upon the terms and subject to the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VI, at the Closing, Buyer shall purchase from the Equity Seller, and Seller shall cause the Equity Seller to sell, transfer, assign and deliver to Buyer or an Affiliate of Buyer, all of the Equity Seller’s right, title and interest in and to the Equity, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws).

Section 1.2. Pre-Closing Transfers of Certain Rolling Mill Assets and Excluded Assets; Assumption of Assumed Liabilities. Seller shall take, or cause one or more of its Affiliates to take, the Pre-Closing Restructuring actions described in Section 5.24 to transfer, effective as of, or prior to, the Effective Time, (a) the Rolling Mill Assets not held by the Company from the Rolling Mill Affiliates to the Company and (b) the Excluded Assets held by the Company from the Company to Seller or to its Retained Subsidiaries. Each of Buyer and Seller hereby agrees that upon the terms and subject to the satisfaction or, if permissible waivers of the conditions set forth in ARTICLE VI, at the Closing, Buyer shall assume the Assumed Liabilities.

Section 1.3. Purchase Price. At the Closing, Buyer shall pay to Seller, in full consideration for the purchase of the Equity an amount of cash equal to $670,000,000 (the “Initial Purchase Price”) by electronic funds transfer of immediately available funds, and Buyer shall assume the Assumed Liabilities. The Initial Purchase Price is subject to adjustment pursuant to Section 1.4(b) (as so adjusted, the “Closing Consideration”). The Closing Consideration is subject to adjustment following the Closing as set forth in Section 1.4 and Section 5.36.

Section 1.4. Purchase Price Adjustment.

(a) Seller shall prepare and deliver to Buyer, no later than five (5) Business Days prior to the Closing Date: (i) a statement setting forth Seller’s good faith estimate of (x) the Net Working Capital, (y) the Outstanding Indebtedness Amount and (z) the Employee Amounts, in each case, as of 11:59 p.m. (Eastern Time) on the Closing Date (the “Effective Time”) and prepared in accordance with the Accounting Principles (the “Estimated Settlement Statement”), together with such schedules and data as may be appropriate to support such statement, and (ii) a funds flow statement including wire transfer instructions (the “Funds Flow Statement”). Seller shall in good faith consider any changes requested by Buyer to the Estimated Settlement Statement and the Funds Flow Statement.

(b) The Initial Purchase Price shall be adjusted as follows: (i) decreased by the Outstanding Indebtedness Amount and the Employee Amounts, (ii) increased, if the Net Working Capital set forth on the Estimated Settlement Statement calculated in accordance with the formulas and methodologies on Schedule 11.1(a) results in a positive adjustment to the Purchase Price, and (iii) decreased, if the Net Working Capital set forth on the Estimated Settlement Statement calculated in accordance with the formulas and methodologies on Schedule 11.1(a) results in a negative adjustment to the Purchase Price, in each case, as of the Effective Time and prepared in accordance with the Accounting Principles (the total net increase or decrease, as the case may be, being the “Estimated Closing Adjustment”).

(c) After Closing, Seller shall engage Willis Towers Watson (the “Actuary Firm”) to prepare a certified actuarial report setting forth the Assumed Union Employee Retirement Ineligible OPEB Liability and the Assumed Union Employee Retirement Eligible OPEB Liability, in each case, as of the Effective Time, calculated under actuarial measurements and assumptions consistent with Seller’s ongoing plans. Within sixty (60) days following Closing, Seller shall deliver this report to Buyer.

(d) Within ninety (90) days following the Closing Date, Buyer shall deliver to Seller a statement setting forth Buyer’s calculation of the actual amounts of (i) the Net Working Capital, (ii) the Outstanding Indebtedness Amount, and (iii) the Employee Amounts, in each case, as of the Effective Time prepared in accordance with the Accounting Principles (the “Final Settlement Statement”), together with such schedules and data as may be appropriate to support such calculation. Any actions taken by Buyer at or after the Effective Time shall not be taken into account for the purpose of preparing the Final Settlement Statement or calculating the amounts therein.

(e) Seller shall have sixty (60) days following receipt of the Final Settlement Statement to review the Final Settlement Statement and to notify Buyer in writing of any dispute regarding the calculations in the Final Settlement Statement (the “Dispute Notice”), specifying the reasons for any difference in Seller’s calculation of the Final Settlement Statement in reasonable detail. If no Dispute Notice is delivered by Seller within such sixty (60) day review period or if Buyer delivers a written acceptance of the Final Settlement Statement during such sixty (60) day period, then such Final Settlement Statement and the calculations set forth therein shall become final and binding as of the end of the sixty (60) day review period or the date of receipt by Seller of such written acceptance, as applicable.

(f) In connection with Buyer’s preparation of the Final Settlement Statement and with Seller’s review, the Parties and their Representatives shall have access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda, books and records, and other documents of Seller, the Company, their Affiliates or the Representatives of each of the foregoing, subject to executing customary access letters, and to the finance personnel of Seller, the Company and any of their Affiliates and any other information which the Parties reasonably request, and each of the Parties shall, and shall cause its Affiliates to, cooperate reasonably with the other Party and its Representatives in connection therewith.

(g) In the event that Seller timely delivers a Dispute Notice to Buyer, Buyer and Seller shall cooperate in good faith to resolve any differences in the Final Settlement Statements as promptly as practicable and, upon such resolution, if any, any adjustments to the Final Settlement Statement shall be made as agreed upon in writing by Buyer and Seller. If Buyer and Seller are unable to resolve any such differences within twenty (20) Business Days (or such longer period as Buyer and Seller shall mutually agree in writing) of Buyer’s delivery of such Dispute Notice, such differences shall be resolved by the Independent Accounting Firm, and such determination by the Independent Accounting Firm shall be final and binding on the Parties; provided that (i) the Independent Accounting Firm may consider only those adjustments and amounts as to which Buyer and Seller have disagreed within the time periods and on the terms specified above and (ii) the Independent Accounting Firm’s determination of the disputed items in the Final Settlement Statement may not be outside of the range of amounts claimed by the respective Parties with respect to those adjustments in dispute in the Final Settlement Statement. Seller shall pay a portion of the fees and expenses of the Independent Accounting Firm equal to 100% multiplied by a fraction, the numerator of which is the dollar amount of the objections submitted to the Independent Accounting Firm that are resolved in favor of Buyer (that being the difference between the Independent Accounting Firm’s determination and Seller’s determination) and the denominator of which is the total dollar amount of objections submitted to the Independent Accounting Firm (that being the sum total by which Buyer’s determination and Seller’s determination differ from the determination of the Independent Accounting Firm). Buyer shall pay that portion of the fees and expenses of the Independent Accounting Firm that Seller is not required to pay under this Section 1.4(g). The Independent Accounting Firm shall include such apportionment of its fees and expenses in its determination. The Independent Accounting Firm shall be instructed to use reasonable best efforts to make its final determination within thirty (30) days of submission by the Parties hereto of the dispute to it and, in any case, as promptly as practicable after such submission. Buyer and Seller each shall furnish the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the Independent Accounting Firm shall reasonably request. The adjustments to the Estimated Closing Adjustment set forth in the Final Settlement Statement shall be deemed final (the total net increase or decrease, as the case may be, being the “Final Closing Adjustment”) (x) in accordance with

Section 1.4(e) as originally submitted by Buyer if Seller does not timely deliver a Dispute Notice or if Seller accepts Buyer’s Final Settlement Statement or (y) if a Dispute Notice has been timely delivered by Buyer, (1) as mutually agreed in writing by Buyer and Seller in accordance with this Section 1.4(g) or (2) as determined by the Independent Accounting Firm in accordance with this Section 1.4(g).

(h) The “Purchase Price” shall be equal to (i) the Closing Consideration, plus (ii) the amount, if any, required to be paid by Buyer to Seller pursuant to Section 1.4(i), minus (iii) the amount, if any, required to be paid by Seller to Buyer pursuant to Section 1.4(i).

(i) In the event that (i) the Final Closing Adjustment is greater than the Estimated Closing Adjustment, Buyer shall pay Seller the amount by which the Final Closing Adjustment is greater than the Estimated Closing Adjustment or (ii) the Final Closing Adjustment is less than the Estimated Closing Adjustment, Seller shall pay to Buyer the amount by which the Final Closing Adjustment is less than the Estimated Closing Adjustment.

(j) Buyer or Seller, as the case may be, shall, within five (5) Business Days after the determination of the Final Closing Adjustment pursuant to Section 1.4(g), make payment in accordance with this Section 1.4 by electronic funds transfer of immediately available funds to an account designated by Buyer or Seller, as the case may be, of the amount payable by Buyer or Seller, as the case may be.

Section 1.5. Allocation of Purchase Price. The Purchase Price, as increased by the Liabilities of the Company as of the Effective Time and the Assumed Liabilities (including, for the avoidance of doubt, the Outstanding Indebtedness Amounts and the Employee Amounts), in each case, as finally determined pursuant to Section 1.4, and all other amounts constituting consideration for U.S. federal income Tax purposes (the “Tax Consideration”) shall be allocated among the assets of the Company for all Tax purposes in accordance with Section 1060 of the Code. Within ninety (90) days after the Final Closing Adjustment is determined in accordance with Section 1.4, Buyer shall provide Seller with a draft allocation of the Tax Consideration among the assets of the Company (the “Allocation”). Seller shall have thirty (30) days from receipt of said Allocation to review the Allocation. To the extent that Seller disagrees with the Allocation or any items therein, Seller shall notify Buyer in writing within such thirty (30) day period as prescribed by the immediately preceding sentence. The Parties shall thereafter endeavor in good faith to resolve such dispute and to the extent they are unable to do so within ten (10) Business Days, such dispute shall be resolved by the Independent Accounting Firm pursuant to the provisions of Section 1.4(g), which resolution shall be final, conclusive and binding on the Parties. Buyer, the Company and Seller shall (and shall cause their respective Affiliates, including, in the case of Seller, the Rolling Mill Affiliates, to) report, act and file Tax Returns in all respects and for all Tax purposes consistent with the Allocation. No Party shall take any position for Tax purposes inconsistent with the Allocation unless required by any determination within the meaning of Section 1313 of the Code. Each Party shall provide prompt notice to the other Party of any audit, inquiry, assessment, Actions or similar events by any Governmental Authority with respect to the Allocation.

Section 1.6. Withholding Taxes. Buyer shall be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement to Seller or to any other Person such amounts as may be required to be deducted or withheld therefrom under any provision of applicable Tax Law; provided, however, if Buyer determines that an amount is required to be deducted and withheld with respect to any amounts payable (other than as compensation), prior to the date the applicable payment is scheduled to be made, Buyer shall provide Seller with written notice of its intent to deduct and withhold, and Buyer shall use commercially reasonable efforts to cooperate with Seller to eliminate or reduce the basis for such deduction or withholding (including providing Seller with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding). To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Buyer shall timely remit to the appropriate Governmental Authority all such amounts deducted or withheld.

ARTICLE II

CLOSING DELIVERIES AND OTHER ACTIONS

Section 2.1. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via exchange of signatures and documentation by electronic mail or otherwise on the last Business Day of the calendar month in which the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VI (other than conditions which by their nature are to be satisfied or waived at the Closing and are expected to be satisfied or waived at the Closing) occurs (such date, the “Closing Date”), provided that (i) the date on which all of the conditions set forth in ARTICLE VI (other than conditions which by their nature are to be satisfied or waived at the Closing and are expected to be satisfied or waived at the Closing) have been satisfied or waived occurs at least five (5) Business Days prior to such date and (ii) Seller shall have delivered the Estimated Settlement Statement and the Funds Flow Statement to Buyer pursuant to Section 1.4(a) at least five (5) Business Days prior to such date, unless another date is agreed to in writing by Buyer and Seller. For accounting and computational purposes, the Closing will be deemed to have occurred at the Effective Time.

Section 2.2. Closing Deliveries.

(a) Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) duly executed bills of sale, assignment and assumption agreements and such other documents, agreements, certificates and instruments evidencing, to the reasonable satisfaction of Buyer, that the Pre-Closing Restructuring has been consummated, including the following (collectively, the “Pre-Closing Restructuring Agreements”):

(A) a duly executed bill of sale, assignment and assumption agreement, substantially in the form attached hereto as Exhibit A (the “Excluded Assets and Retained Liabilities Transfer Agreement”), evidencing the transfer of the Excluded Assets and the assumption of the Retained Liabilities from the Company to Seller or one of the Retained Subsidiaries, in each case to the extent held by the Company immediately prior to the Closing and not transferred or assigned from the Company as part of the Pre-Closing Restructuring;

(B) a duly executed bill of sale, assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the “Rolling Mill Assets and Assumed Liabilities Transfer Agreement”), evidencing the transfer of any Rolling Mill Assets and Assumed Liabilities from Seller or any of the Retained Subsidiaries to the Company, in each case to the extent held by Seller or any of the Retained Subsidiaries immediately prior to Closing and not transferred or assigned to the Company as part of the Pre-Closing Restructuring;

(C) evidence reasonably satisfactory to Buyer of the valid and effective transfer to the Company of the Rolling Mill Affiliates’ rights, title and interest in and to all Rolling Mill IP not held by the Company as of the date of this Agreement;

(D) the documents, agreements, certificates and instruments listed on Schedule 5.24;

(E) a duly executed assignment agreement assigning to the Company the rights of Seller and/or its Affiliates under all confidentiality agreements entered into by Seller and/or its Affiliates, as applicable, in connection with the process to sell the Rolling Mill Business; and

(F) such other documents, agreements, certificates and instruments as reasonably requested by Buyer;

(ii) a certificate, in form and substance reasonably acceptable to Buyer, executed by the appropriate officers or authorized persons of Seller, dated as of the Closing Date, and certifying that attached thereto are true, correct and complete copies of: (i) the certificate of formation of the Company and the Company LLC Agreement, each as amended and as in effect as of the Closing Date; (ii) the resolutions or written consent duly adopted by the Equity Seller, as the sole member of the Company, approving the transactions contemplated by this Agreement (including the Pre-Closing Restructuring) and the Ancillary Agreements, which resolutions or written consent have not been modified, rescinded, or amended and are in full force and effect as of the Closing Date;

(iii) the Assignment and any other evidence of the transfer and assignment of the Equity to Buyer as may be reasonably requested by Buyer to evidence such transfer, each duly executed by the Equity Seller;

(iv) a certificate evidencing the good standing of the Company in the State of Delaware and the State of Indiana dated no more than five (5) Business Days prior to the Closing Date;

(v) evidence reasonably satisfactory to Buyer that all Encumbrances on the Equity, the Rolling Mill Assets and the Rolling Mill Real Property (other than Permitted Encumbrances) shall have been terminated and released effective prior to or upon the Closing;

(vi) an agreement with respect to each Terminating Intercompany Agreement, in each case duly executed by each party thereto and in form and substance reasonably acceptable to Buyer, pursuant to which each Terminating Intercompany Arrangement shall be terminated at or prior to the Closing with no further obligation binding on, or Liability of Buyer or the Company;

(vii) a certificate dated of the Closing Date executed by a duly authorized officer of Seller attesting to the matters set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(d);

(viii) an IRS Form W-9, duly executed by the Equity Seller;

(ix) a copy of the Transition Services Agreement, duly executed by the Equity Seller;

(x) a copy of the Metal Supply Agreement, duly executed by Warrick Newco and Seller;

(xi) a copy of the Ground Lease, duly executed by Warrick Real Estate, and the Landlord Lease Guaranty (as defined in the Ground Lease), duly executed by Seller;

(xii) all documents and other information reasonably requested by a national title insurance company for the provision of title insurance to the Company subject to Permitted Encumbrances with respect to the Ground Lease, including, without limitation, evidence of authority and good standing, a landlord estoppel certificate, and customary indemnities and title and survey affidavits; provided, however, that the issuance of any such insurance policy shall not be a condition to Closing and to the extent any such policy is issued it shall be at the sole costs and expense of Buyer;

(xiii) a copy of the ATC Lease Agreement, duly executed by the Equity Seller;

(xiv) a copy of the IP License Agreement, duly executed by the Equity Seller;

(xv) written resignations of each officer, director and manager of the Company set forth on Schedule 2.2(a)(xv), effective upon the Closing; and

(xvi) such other documents and instruments as Buyer reasonably requests to consummate the transactions contemplated hereby.

(b) Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i) the Closing Consideration, by electronic funds transfer of immediately available funds, to an account or accounts designated by Seller in the Funds Flow Statement;

(ii) a certificate dated as of the Closing Date executed by a duly authorized officer of Buyer attesting to the matters set forth in Section 6.3(a) and Section 6.3(b);

(iii) evidence satisfactory to Seller that Buyer has procured the applicable releases and replacements of the Seller Guaranties set forth on Schedule 2.2(b)(iii) and all other Seller Guaranties as required by Section 5.15;

(iv) a copy of the Transition Services Agreement, duly executed by Buyer or a Subsidiary of Buyer;

(v) a copy of the Metal Supply Agreement, duly executed by Buyer and the Company;

(vi) a copy of the Ground Lease, duly executed by the Company, and the Lease Guaranty (as defined in the Ground Lease), duly executed by Buyer;

(vii) copies of any instruments required to be executed by Buyer under the Ground Lease;

(viii) a copy of the ATC Lease Agreement, duly executed by Buyer or a Subsidiary of Buyer;

(ix) a copy of the IP License Agreement, duly executed by Buyer or a Subsidiary of Buyer; and

(x) such other documents and instruments as Seller reasonably requests to consummate the transactions contemplated hereby.

Section 2.3. Proceedings at Closing. All proceedings to be taken, all documents to be executed and delivered, and all payments to be made and consideration to be delivered at the Closing shall be deemed to have been taken, executed, delivered and made simultaneously, and, except as provided hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Seller Disclosure Schedules, Seller represents and warrants to Buyer as follows:

Section 3.1. Due Organization and Good Standing. Each of Seller, the Company and the Rolling Mill Affiliates is duly formed and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Seller, the Company and the Rolling Mill Affiliates is qualified or otherwise authorized to act as a foreign corporation or limited liability company and is in good standing in every jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized would not materially impair or delay its ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party on a timely basis. Each of Seller, the Company and the Rolling Mill Affiliates has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and the Rolling Mill Assets and to conduct the Rolling Mill Business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be expected to be material to the Rolling Mill Business. Prior to the execution of this Agreement, Seller has caused to be made available to Buyer true and complete copies of the certificate of formation of the Company and the Company LLC Agreement. Such certificate of formation and the Company LLC Agreement are in full force and effect.

Section 3.2. Authority. Each of Seller, the Company and the Rolling Mill Affiliates has all requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller, the Company and the Rolling Mill Affiliates of this Agreement and the Ancillary Agreements to which it is a party, as applicable, and the consummation by Seller, the Company and the Rolling Mill Affiliates of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of Seller, the Company and the Rolling Mill Affiliates, as applicable, and no other proceedings on the part of Seller, the Company and the Rolling Mill Affiliates are necessary to authorize the execution, delivery and performance by Seller, the Company and the Rolling Mill Affiliates of this Agreement and the Ancillary Agreements to which it is a party, as applicable, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes, and each Ancillary Agreement, when executed and delivered by Seller, the Company and the Rolling Mill Affiliates (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Seller, the Company and such Rolling Mill Affiliate, as applicable, enforceable against such party in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law) (the “General Enforceability Exceptions”)).

Section 3.3. Capitalization. The Equity has been duly authorized, validly issued and fully paid and is non-assessable, and the Equity has not been issued in violation of any preemptive rights, rights of first refusal or similar rights. The Company has no other equity interests authorized, issued or outstanding, and there are no (a) agreements, options, warrants, convertible securities or other rights or arrangements existing or outstanding that provide for the sale or issuance of any of the foregoing by the Company, (b) outstanding obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any equity or debt interests of the Company, or (c) bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, which are convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the equity holders of the Company may vote, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth in Section 3.3 of the Seller Disclosure Schedules, the Equity Seller is the sole beneficial and legal owner of the Equity, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws).

Section 3.4. Governmental Filings. Except (a) as set forth in Section 3.4 of the Seller Disclosure Schedules or (b) Governmental Filings under the HSR Act, no filing or registration with, notification to, or authorization, consent, waiver, approval, license or permit of any Governmental Authority (collectively, “Governmental Filings”) is required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Seller, the Company and the Rolling Mill Affiliates, as applicable, or the consummation of the transactions contemplated hereby or thereby, by Seller, the Company and the Rolling Mill Affiliates, other than Governmental Filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Rolling Mill Business or materially impair or materially delay the ability of Seller, the Company and the Rolling Mill Affiliates to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.5. No Conflict or Violation. Except as set forth in Section 3.5 of the Seller Disclosure Schedules and assuming all Governmental Filings described or listed in Section 3.4 of the Seller Disclosure Schedules have been obtained or made (and any applicable waiting period has expired or terminated), the execution, delivery and performance by Seller and the Rolling Mill Affiliates of this Agreement and the Ancillary Agreements, as applicable, and the consummation by Seller and the Rolling Mill Affiliates of the transactions contemplated hereby and thereby do not (a) violate any Law to which Seller, the Company or the Rolling Mill Affiliates is subject, except such violations which would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Rolling Mill Business or materially impair or materially delay the ability of Seller or the Rolling Mill Affiliates to consummate the transactions contemplated by this Agreement; (b) require a consent or approval under, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Material Contract, except such failures to obtain consent or approval, violations, breaches, defaults, terminations cancellations and accelerations which would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Rolling Mill Business or materially impair or materially delay the ability of Seller, the Company or the Rolling Mill Affiliates to consummate the transactions contemplated by this Agreement; or (c) violate the certificate of incorporation or formation, by-laws, operating agreement or other organizational documents of Seller, the Company or any Rolling Mill Affiliate, as applicable.

Section 3.6. Financial Statements. Section 3.6 of the Seller Disclosure Schedules sets forth a true, correct and complete copy of the Financial Statements. The Financial Statements were prepared from the books and records of Seller and the Company in accordance with GAAP (except as referenced in the Financial Statements) consistently applied, and fairly present in all material respects the financial position of the Rolling Mill Business as of the dates thereof and the results of operations and cash flows of the Rolling Mill Business for the periods then ended, subject to normal year-end adjustments, which individually or in the aggregate are not material to the Financial Statements, and the absence of disclosure normally made in footnotes to audited financial statements. The Rolling Mill Business has not operated as a separate “stand-alone” entity within Seller. All of the Financial Statements are therefore qualified by the fact that the Rolling Mill Business received certain allocated charges and credits for corporate-level support services as referenced in the Financial Statements, which do not necessarily reflect the amounts that would have resulted from arms-length transactions or which the Rolling Mill Business would incur on a stand-alone basis.

Section 3.7. Undisclosed Liabilities. Except (a) for Liabilities that are reflected in or reserved against in the Financial Statements, (b) for Liabilities disclosed or referred to in Section 3.7 of the Seller Disclosure Schedules, (c) for Liabilities incurred or permitted to be incurred under this Agreement, (d) for the Retained Liabilities, and (e) for Liabilities arising since September 30, 2020 in the ordinary course of business, the Rolling Mill Business is not subject to any Liabilities that would be required to be set forth on a balance sheet prepared in accordance with GAAP, other than Liabilities which are not, individually or in the aggregate, material to the Rolling Mill Business.

Section 3.8. Absence of Certain Changes. Except as set forth in Section 3.8 of the Seller Disclosure Schedules, from September 30, 2020 through the date of this Agreement, there has not occurred any Material Adverse Effect. Except as set forth in Section 3.8 of the Seller Disclosure Schedules, from September 30, 2020 through the date of this Agreement, the Company and the Rolling Mill Affiliates (as applicable) have conducted the Rolling Mill Business in the ordinary course of business, and none of the Company or the Rolling Mill Affiliates (as applicable) have taken or agreed to take any action that, if taken during the period from the date of this Agreement through the Closing without Buyer’s consent, would constitute a breach of Section 5.1(b).

Section 3.9. Legal Proceedings. Except as set forth in Section 3.9 of the Seller Disclosure Schedules or for Actions solely relating to the Excluded Assets or the Retained Liabilities, there are no material Actions pending or, to the Knowledge of Seller, threatened against Seller, the Company or any Rolling Mill Affiliate (with respect to the Rolling Mill Business). Except as set forth in Section 3.9 of the Seller Disclosure Schedules, none of (i) the Company nor (ii) with respect to the Rolling Mill Business, Seller or any Rolling Mill Affiliate has received notice that it is subject to any injunction, audit, investigation, writ, judgment, decree or Order of any Governmental Authority.

Section 3.10. Real Property.

(a) Real Property. Section 3.10(a)(i) of the Seller Disclosure Schedules identifies all of the real property underlying the Rolling Mill and associated with the Rolling Mill Business (the “Rolling Mill Real Property”), and Section 3.10(a)(ii) of the Seller Disclosure Schedules identifies all real property underlying the Smelter and the Power Plant and the business and operations thereof (such real property, the “Smelter and Power Plant Real Property” and together with the Rolling Mill Real Property, collectively, the “Real Property”), in each case owned by the Company or any Affiliate thereof, and each sets forth the and acreage of each parcel of the Real Property. Except as set forth in Section 3.10(a)(iii) of the Seller Disclosure Schedules, the Company has good, valid and indefeasible title to, the Rolling Mill Real Property free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.10(a)(iv) of the Seller Disclosure Schedules, neither the Company nor any Affiliate thereof has (i) offered or agreed to sell or grant a leasehold, license or other interest in all or any portion of the Rolling Mill Real Property to any Person, nor granted to any Person a right or option to purchase, right of first refusal or right of first offer to acquire such Rolling Mill Real Property or such interest therein or (ii) has leased, or granted any other possessory or occupancy interest in, the Rolling Mill Real Property to any Person, and no Persons other than the Company and its Affiliates are in possession of any of the Rolling Mill Real Property. There are no material unrecorded restrictions, covenants or other agreements restricting the development, use or occupancy of any portion of the Rolling

Mill Real Property which have not been provided to Buyer on or prior to the date hereof. There are no pending or filed Actions or proceedings regarding real property Tax assessments against the Rolling Mill Real Property, nor has Seller, the Company or any Rolling Mill Affiliate (in respect of the Rolling Mill Business) retained any Person to represent Seller, the Company and/or any Rolling Mill Affiliate (in respect of the Rolling Mill Business) in connection with any such Actions or proceedings or the filing thereof. Prior to the date hereof, copies of the most recent deeds, surveys and title reports pertaining to the Rolling Mill Real Property in the reasonable possession or control of the Company or the Seller or their respective Affiliates, have been made available to Buyer, which copies, to the Knowledge of Seller, are true, complete and correct.

(b) Real Property in General. (i) The Rolling Mill Real Property comprises all of the real property used in the operation of the Rolling Mill Business, (ii) there are no pending or, to the Knowledge of Seller, any threatened appropriation, condemnation, eminent domain or like proceedings relating to the Real Property, nor has Seller or the Company or their respective Affiliates received notice of any such proceedings, (iii) none of the Company or Seller or any of their respective Affiliates has received notice that the current use or occupancy of the Rolling Mill Real Property violates any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement, any provisions governing use under an applicable lease, or any zoning, building, health, subdivision, fire, labor, site plan, redevelopment or other similar laws, ordinances, requirements or restrictions affecting such Rolling Mill Real Property, except to the extent such violation constitutes a Permitted Encumbrance; (iv) the Company has all easements, rights of way, rights of access and other rights reasonably necessary for access to the Rolling Mill Real Property and to conduct the Rolling Mill Business at the Rolling Mill Real Property as currently conducted; and (v) the Company neither owes nor will owe in the future any brokerage commissions, leasing commissions, or finder’s fees with respect to the Rolling Mill Real Property.

Section 3.11. Taxes. Except as set forth in Section 3.11 of the Seller Disclosure Schedules, (a) the Company has filed or caused to be filed on a timely basis (taking into account any valid extensions of time) all material Tax Returns required to have been filed by it and has paid all Taxes required to be paid by it (whether or not shown to be due on a Tax Return); (b) all Tax Returns filed by the Company are true, correct and complete in all material respects; (c) there are no pending or current Tax Claims for or with respect to any liability in respect of Taxes of the Company; and (d) there are no Encumbrances (other than Permitted Encumbrances) for Taxes against the Equity or any Rolling Mill Asset. The Company has not waived any statute of limitations regarding Taxes or agreed to any extension of time regarding the payment of any Tax. All Taxes that are required to be withheld by the Company have been withheld and, to the extent required, properly paid or deposited. The Company is not currently and has not been a party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than any Commercial Tax Agreements). No written claim has been made to Seller or any Rolling Mill Affiliate (with respect to the Rolling Mill Business) or the Company by any taxing authority in a jurisdiction where Seller or any Rolling Mill Affiliate (with respect to the rolling Mill Business) or the Company does not file Tax Returns that Seller or such Rolling Mill Affiliate (with respect to the Rolling Mill Business) or the Company is or may be subject to taxation by that jurisdiction. The Company is, and has been at all times since its formation, validly treated for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes) as “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii).

Section 3.12. Material Contracts.

(a) Section 3.12(a) of the Seller Disclosure Schedules sets forth a list of Contracts (other than Contracts that are Excluded Assets) in effect as of the date hereof (i) to which the Company is a party, or (ii) to which Seller or any Rolling Mill Affiliate (in respect to the Rolling Mill Business) is a party that relates to the Rolling Mill Business or by which any Rolling Mill Asset is bound, in either case which are in the categories listed below (collectively, the “Material Contracts”):

(i) any Contract evidencing Indebtedness or under which Seller, the Company or any Rolling Mill Affiliate (in respect of the Rolling Mill Business) has issued any note, bond, indenture, mortgage, security interest or other evidence of Indebtedness, or has directly or indirectly guaranteed Indebtedness of any Person;

(ii) any Contract with a Key Customer;

(iii) any Contract with a Key Supplier or any other supplier for the purchase of products or services pursuant to which Seller, the Company or any Rolling Mill Affiliate (in respect of the Rolling Mill Business) paid at least $2,000,000 during the ten (10) month period ended October 31, 2020;

(iv) any Contract under which Seller, the Company or any Rolling Mill Affiliate (in respect of the Rolling Mill Business) is or may become obligated to pay any material amount in respect of deferred or conditional purchase price (other than ordinary trade terms) or a purchase price adjustment, in each case, in connection with any (A) acquisition or disposition of all or substantially all of the assets or securities of any Person, (B) merger, consolidation or other business combination, or (C) series or group of related transactions of a type specified in subclauses (A) and (B);

(v) any Contract (including, without limitation, letters of intent) that relate to the disposition or acquisition of assets or properties (other than in the ordinary course of business) involving consideration of more than $1,000,000 in the aggregate, or relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any Contract granting a license or other grant of rights to any Third Party for use of any Intellectual Property related to the Rolling Mill Business and any Contract material to the Rolling Mill Business relating to Intellectual Property, including under which a license or other grant of rights is provided to Seller, the Company or any Rolling Mill Affiliate for the use of any Intellectual Property rights or any Third Party (other than off-the-shelf, commercially available software), in each case including, without limitation, joint development Contracts, research Contracts, customer formulation Contracts, royalty Contracts or management, consulting or advisory contracts, excluding Contracts for the purchases and sales of goods and services entered into in the ordinary course of business;

(vii) any Contract involving consideration of more than $1,000,000 annually which (A) limits the ability of Seller, the Company or any Rolling Mill Affiliate (in respect of the Rolling Mill Business) to compete in any material respect with any Person generally or in any geographic region, including the expansion thereof to other geographical areas, customers, suppliers or lines of business, (B) limits the ability of Seller, the Company or any Rolling Mill Affiliate (in respect of the Rolling Mill Business) to solicit employees or clients or (C) that grants the other party or any third person “most favored nation” or similar status;

(viii) any lease (whether as lessor or lessee) of Equipment relating to the Rolling Mill Business providing for annual rentals of $250,000 or more;

(ix) any Contract with respect to collective bargaining, any employment Contract covering a Business Employee, and any Contract with a Contingent Worker that covers the Rolling Mill Business providing for base compensation in excess of $150,000;

(x) any material joint venture, strategic alliance, partnership, development, joint development or similar agreement;

(xi) any Contract or other arrangements between the Company on the one hand, and Seller or any of its Affiliates on the other hand that is material to the Rolling Mill Business taken as a whole;

(xii) any Contract with third-party sales agents or representatives, brokers or distributors requiring annual payments of more than $125,000;

(xiii) any Contract relating to the leasing, subleasing or licensing of any Rolling Mill Real Property;

(xiv) any Contract granting any Person an Encumbrance on any of the Rolling Mill Assets, other than Permitted Encumbrances;

(xv) any Contracts with any Governmental Authority;

(xvi) any Contract that relates to the settlement of any legal proceeding regarding amounts of $250,000 or more in dispute; and

(xvii) any factoring or similar Contract.

(b) Seller has made available to Buyer true and complete copies of all Material Contracts and all amendments thereto, except for such Contracts that are listed in Section 3.12(b)(i) of the Seller Disclosure Schedules. Except as set forth in Section 3.12(b)(ii) of the Seller Disclosure Schedules, each Material Contract that (i) is valid and binding on Seller, the Company or the applicable Rolling Mill Affiliate, as the case may be, and, to the Knowledge of Seller, the counterparties thereto, and is in full force and effect, enforceable against Seller, the Company or such Rolling Mill Affiliate, as the case may be, and, to the Knowledge of Seller, against the counterparties thereto, in each case in accordance with its terms, except as may be limited by the General Enforceability Exceptions. Except as set forth in Section 3.12(b)(iii) of the Seller

Disclosure Schedules, none of Seller, the Company or any Rolling Mill Affiliate is in material breach of, or default (with or without giving of notice, lapse of time or both) under any Material Contract. Except as set forth in Section 3.12(b)(iv), to the Knowledge of Seller, no other party to any Material Contract is in material breach or default thereunder. Except as set forth in Section 3.12(b)(v), no other party to any Material Contract has (i) notified Seller, the Company or any Rolling Mill Affiliate in writing of any breach or default or that such other party intends not to renew, to cancel or to otherwise terminate such Material Contract or (ii) since September 30, 2020, taken any action or, to the Knowledge of Seller, threatened to take any action with respect to seeking a repayment of amounts paid to Seller, the Company or any Rolling Mill Affiliate, as applicable, pursuant to such Material Contract or a reduction in fees or other payments that will become due to Seller, the Company or such Rolling Mill Affiliate, as applicable, pursuant to such Material Contract.

Section 3.13. Compliance With Law; Permits.

(a) Except for Laws relating to Taxes, employee benefits, Intellectual Property and environmental matters, which shall be governed exclusively by Section 3.11, Section 3.15, Section 3.16 and Section 3.17, respectively, and other than as set forth in Section 3.13(a) of the Seller Disclosure Schedules or with respect to any Excluded Assets or Retained Liabilities, Seller, the Company and each Rolling Mill Affiliate (in respect of the Rolling Mill Business) is, and the Rolling Mill Business is, and for the last three (3) years each has been, operating in compliance with applicable Laws except for such non-compliance as would not be material to the Rolling Mill Business.

(b) Except as set forth in Section 3.13(b) of the Seller Disclosure Schedules, as of the date of this Agreement, all approvals, permits, licenses, qualifications, certificates, registrations or other similar authorizations of any Governmental Authority (collectively, “Permits”) required to conduct the Rolling Mill Business, as conducted on the date hereof, are in the possession of the Company or the Rolling Mill Affiliates (in respect of the Rolling Mill Business), are in full force and effect, and the Rolling Mill Business is being operated in all material respects in compliance therewith. True, correct and complete copies of all Permits have been provided to Buyer prior to the date hereof.

Section 3.14. Labor and Employment.

(a) For the past three (3) years, (i) no labor strike against, or lockout by, the Company has occurred, or is pending or threatened, and (ii) except as set forth in Section 3.14(a) of the Seller Disclosure Schedules, no union represents or has filed a petition to represent, or commenced an organizing campaign, on behalf of any group of Business Employees, or other workers performing services for the Rolling Mill Business, as its collective bargaining representative. Except as set forth in Section 3.14(a) of the Seller Disclosure Schedules, within the past three (3) years, there has been no material labor dispute, unfair labor practice charge, concerted work stoppage or slowdown or any other interference with normal operations, pending or threatened, affecting the Rolling Mill Business, except as would not have a Material Adverse Effect. There are no material work rules or practices agreed to with any union, except as specifically stated in a collective bargaining agreement listed in Section 3.12(a)(ix) of the Seller Disclosure Schedules, that are binding upon Business Employees or Rolling Mill Business. No unfair labor practice charge or complaint, no grievance or arbitration brought by a union, and no other charge or complaint that covers the Rolling Mill Business is pending or threatened which, if adversely decided, could have a Material Adverse Effect.

(b) Section 3.14(b) of the Seller Disclosure Schedules sets forth a complete and accurate list of all of the Business Employees, describing for each such Business Employee: (i) the title, (including whether full or part-time); (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) date of hire; (iv) work location; (v) employee ID number; (vi) regular hourly wage, annual salary or commission rate, as applicable; (vii) customarily scheduled hours per week; (viii) total remuneration potential including commission, bonus or other incentive-based compensation; (ix) status (i.e., active or inactive and if inactive, the type of leave, and projected duration if known); and (x) whether currently covered by any collective bargaining agreement disclosed in Section 3.12(a)(ix). Other than shared group employees that provide services to the Rolling Mill Business as disclosed on Section 3.14(b) of the Seller Disclosure Schedules, the Business Employees assigned to the Company provide the technical and operational workforce necessary to safely and efficiently conduct the Rolling Mill Business. No later than thirty (30) days prior to the end of the human resources portion of the Transition Services Agreement, Seller shall provide an updated list of the Transferred Employees that meets all the requirements of the prior sentence. Section 3.14(b) of the Seller Disclosure Schedules also contains a complete and accurate list of all the individual independent contractors, individual consultants, and temporary employees, who are engaged directly by the Company or Seller or any Rolling Mill Affiliate, and who are performing services in support of the operation of the Rolling Mill Business (“Contingent Workers”) as of the date hereof and for each such Contingent Worker has provided a description of the individual’s work, fee or compensation arrangement and other contractual terms of engagement, as applicable. Section 3.14(b) of the Seller Disclosure Schedules also contains a list of all agreements with temporary staffing agencies that cover workers performing services in support of the Rolling Mill Business.

(c) To the Knowledge of Seller, (i) all Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified, (ii) to the extent that any Contingent Workers engage directly by the Company are used at the Rolling Mill Business, the Company has properly classified and treated such individuals in material compliance with applicable Law and under the Company Plans, (iii) the Company is not delinquent with any payments to Business Employees or any Contingent Workers engaged directly by the Company, and (iv) the Company is not a joint employer with any staffing agency supplying workers performing services in support of the Rolling Mill Business, except, with respect to (i), (ii) and (iii), as would not have a Material Adverse Effect. Except for Business Employees covered by the Collective Bargaining Agreement, all Business Employees are employed at-will.

(d) Except as set forth in Section 3.14(d) of the Seller Disclosure Schedules, no Business Employee is on a visa sponsored by the Company which visa will require continued sponsorship. The Company has not received within the past three (3) years a “no match” letter from the Social Security Administration concerning any current or former Business Employee, and the Company has not been warned, fined or otherwise penalized for a failure to comply with immigration Laws. A U.S. Citizenship and Immigration Services Form I-9 has been properly prepared and retained for each Business Employee as required by Law.

(e) Except as set forth in Section 3.14(e) of the Seller Disclosure Schedules, the Company has not within the past three (3) years experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state or local Law or regulation affecting the Rolling Mill Business. At the Effective Time, Seller will provide a list of those employees of the Rolling Mill Business who the Company has involuntarily terminated or laid off as defined in the WARN Act or any similar state or local Law or regulation within ninety (90) days prior to the Effective Time, including a list of employees of the Rolling Mill Business that were informed of a furlough, layoff, or other employer-initiated leave of absence or reduction in work hours prior to the Effective Time but whose effective date of such status change will occur within ninety (90) days after the Effective Time.

(f) To the Knowledge of Seller, there have been no workplace accidents, injuries or exposures (including viral exposure, including, without limitation, the COVID-19 Virus) in the last twelve (12) months involving any Business Employee, or Contingent Worker that are likely to result in, but not yet resulted in, a claim for worker’s compensation payments or benefits, or a violation of OSHA or state or local equivalent. The Company has implemented precautions and measures regarding the COVID-19 Virus, consistent with applicable Center for Disease Control, World Health Organization, and federal, state and local guidelines.

(g) To the Knowledge of Seller, no Business Employee (i) is a party to an agreement with any prior employer that limits or purports to limit the ability of the Rolling Mill Business to compete in any line of business, with any Person, or in any geographic area or period of time; or (ii) has any other obligations to a prior employer that is violated by the performance of the Business Employee’s performance of duties for the Rolling Mill Business.

(h) Within the last five (5) years: (i) no Business Employee, independent contractor or consultant has made any allegation of sexual harassment against the Company or against any Business Employee; and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment made by a Business Employee or any contingent or independent contractor or consultant. To the Knowledge of Seller, there is no, and during the last three (3) years, there has been no, consensual or non-consensual sexual relationship between: (i) any beneficial owner, officer or executive-level employee of Seller or its Affiliates on the one hand, and any current or former Business Employee, or any Contingent Worker of the Rolling Mill Business, on the other hand; or (ii) between any supervisory employee of the Company on the one hand, and any current or former Business Employee, or any Contingent Worker of the Rolling Mill Business, on the other hand.

Section 3.15. Employee Benefit Plans.

(a) Section 3.15(a) of the Seller Disclosure Schedules sets forth a list of all Company Plans. With respect to each Company Plan, Seller has made available a true and complete copy of the following items (in each case, only if applicable) (i) the plan document, (ii) each trust or other funding arrangement, (iii) each current summary plan description and summary of material modifications, (iv) the most recently filed annual report on the IRS Form 5500, (v) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (vi) the most recent nondiscrimination testing report.

(b) Neither Seller, its Affiliates, or any related trade or business, that collectively would be deemed a single employer within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) has contributed to a multiemployer plan (as defined in Section 3(37) of ERISA) in the past five (5) years for Business Employees. With regard to any multiemployer plan to which Seller or its ERISA Affiliates have contributed in the last five (5) years, (i) all contributions have been made as required by the plans’ terms, the applicable collective bargaining agreement and Law, (ii) neither Seller nor any of its ERISA Affiliates has withdrawn from such plans or received notice of any outstanding claim or demand for withdrawal liability or partial withdrawals liability with respect to the Rolling Mill Business or its ERISA Affiliates; and (iii) neither Seller nor any ERISA Affiliate has engaged in any transaction that would give rise to liability under Sections 4069 or 4212(c) of ERISA.

(c) Except as set forth in Section 3.15(c) of the Seller Disclosure Schedules, the consummation of the transactions under this Agreement will not (i) result in any material payment becoming due to any Business Employee, including severance; (ii) materially increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration in the vesting or time of payment of any compensation or benefits under any Company Plan; or (iv) result in any excess parachute payment within the meaning of Section 280G of the Code. No Transferred Employee has any contract or other right to a gross up for Taxes or excise Taxes under Sections 409A or 4999 or the Code.

(d) Except as set forth in Section 3.15(d) of the Seller Disclosure Schedules, other than as required under Section 4980B of the Code or other applicable Law, no Company Plan provides deferred compensation, health, life or disability benefits or coverage following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, and, to the Knowledge of Seller, there has been no non-exempt breach of fiduciary duty or prohibited transaction as defined under ERISA with respect to each Company Plan. There are no pending, or to the Knowledge of Seller, threatened in writing Actions involving any Company Plan (other than routine claims for benefits). All contributions and premium payments required by Law or the terms of the Company Plan have been made or accrued in accordance with GAAP and the Accounting Principles as it relates to any Business Employee.

(f) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and Seller has supplied such favorable determination letter or opinion letter. To the Knowledge of Seller, no event has occurred or circumstance exists that would give rise to disqualification or loss of tax-exempt status of any Company Plan or a related trust, except as would not have a Material Adverse Effect. Except as set forth in Section 3.15(f) of the Seller Disclosure Schedules, within the last twelve (12) months, there has been no amendment or announcement by Seller or its Affiliates to change coverage or benefits under the Company Plans which would materially increase the costs and expense of such plans for Business Employees.

Section 3.16. Intellectual Property.

(a) Section 3.16(a) of the Seller Disclosure Schedules sets forth a complete and accurate list (in all material respects) of all U.S. and foreign applications and registrations for Intellectual Property and all material unregistered Intellectual Property owned by Seller, the Company and the Rolling Mill Affiliates (in respect of the Rolling Mill Business), and identifying the owner of such Intellectual Property as of the date hereof.

(b) All Rolling Mill IP is in effect, valid, subsisting, enforceable, and upon Closing, shall be solely owned by or licensed to the Company, free and clear of all Encumbrances (except for Permitted Encumbrances). Each Patent included in the Rolling Mill IP includes a complete and accurate listing of the inventors of the claimed subject matter thereof.

(c) Section 3.16(c)(i) of the Seller Disclosure Schedules sets forth a complete and accurate list of all Rolling Mill IP Contracts. Each Rolling Mill IP Contract is valid, subsisting, and enforceable and no party to any Rolling Mill IP Contract (i) is in breach of any such Contract or (ii) has threatened termination of any such Contract. Except as set forth in Section 3.16(c)(ii) of the Seller Disclosure Schedules, all Rolling Mill IP Contracts to which the Company is not a party will be assigned to the Company prior to the Closing.

(d) Other than with respect to the Retained Names and IP Contracts that are Excluded Assets, after Closing, the Company will own or have a valid and enforceable right to use all Intellectual Property used by the Rolling Mill Business in the same manner as the Rolling Mill Business used such Intellectual Property in the ordinary course of the Rolling Mill Business prior to Closing consistent with past practice. Other than the Retained Names and IP Contracts that are Excluded Assets, the Rolling Mill IP and the Intellectual Property licensed to the Company under the IP License Agreement and the Transition Services Agreement constitute all the Intellectual Property used in or necessary and sufficient to operate the Rolling Mill Business as it was operated prior to Closing consistent with past practice. No Intellectual Property used by the Rolling Mill Business under any IP Contract included in Excluded Assets is material to the continued operation of the Rolling Mill Business as currently conducted consistent with past practices.

(e) The representations and warranties set forth on Section 3.16(e) of the Seller Disclosure Schedules.

(f) Seller, the Company and the Rolling Mill Affiliates (in respect of the Rolling Mill Business) are not legally bound by any Contract or other obligation under which the occurrence of the Pre-Closing Restructuring would (i) obligate Seller, the Company or the Rolling Mill Affiliates (in respect of the Rolling Mill Business) to license, or otherwise grant rights or result in the grant of any additional rights to any other Person in any Rolling Mill IP, (ii) result in any Encumbrances on the Rolling Mill IP, other than Permitted Encumbrances, or (iii) result in the loss or impairment of the Rolling Mill Business’s rights to own or use, or otherwise increase any burdens or decrease any rights relating to any Rolling Mill IP or any other material Intellectual Property (other than the Retained Names) used by the Rolling Mill Business.

(g) To the Knowledge of Seller, no third Person is infringing, diluting, violating, or misappropriating any Rolling Mill IP.

(h) As of the date hereof, and upon completion of the Pre-Closing Restructuring, the conduct of the Rolling Mill Business as of Closing and consistent with past practice does not and will not infringe, dilute, violate or constitute misappropriation in any material respect of any Intellectual Property of any third Person or breach any agreement involving Intellectual Property entered into with a Third Party or violate any applicable Law.

(i) Except as set forth in Section 3.16(i) of the Seller Disclosure Schedules, there is no pending Action or, to the Knowledge of Seller, asserted or threatened claim (including any “cease and desist” letters and invitations to license) that the Rolling Mill Business is infringing, diluting, or violating or has infringed or violated any Intellectual Property rights of any third Person or challenging the ownership of any Rolling Mill IP.

(j) There are no Orders to which Seller, the Company or any Rolling Mill Affiliate (in respect of the Rolling Mill Business) is a party or, to the Knowledge of Seller, by which Seller, the Company or any Rolling Mill Affiliate (in respect of the Rolling Mill Business) is bound, that restricts the rights of Seller, the Company or any Rolling Mill Affiliates to use any Rolling Mill IP in the ordinary course of business.

(k) Seller, the Company and the Rolling Mill Affiliates (in respect of the Rolling Mill Business) have taken all reasonable measures to protect the confidentiality of the material Know How included in the Rolling Mill IP and Third Party confidential information provided to it that it is obligated to maintain in confidence, and, to the Knowledge of Seller, no such Know How or Third Party confidential information has been disclosed outside of a written non-disclosure agreement or otherwise in violation of any Third Party obligation related thereto.

(l) All employees and contractors involved in the development of material Intellectual Property included in the Rolling Mill IP have done so under written agreements that assign to Seller, the Company or the Rolling Mill Affiliates (in respect of the Rolling Mill Business) all Intellectual Property not directly vesting in Seller, the Company and the Rolling Mill Affiliates (in respect of the Rolling Mill Business) by operation of Law.

(m) Except as set forth in Section 3.16(m) of the Seller Disclosure Schedules, none of Seller, the Company or the Rolling Mill Affiliates (in respect of the Rolling Mill Business) own any proprietary Computer Software used in the conduct of the Rolling Mill Business. None of the proprietary Computer Software owned by Seller, the Company or any Rolling Mill Affiliates (in respect of the Rolling Mill Business) includes any Harmful Code or incorporates or links to any third party Computer Software in a manner that would obligate Seller, the Company or any of the Rolling Mill Affiliate to license such proprietary Computer Software or otherwise make the source code of such Computer Software available to third parties at no or minimal cost.

Section 3.17. Environmental Matters. Except as set forth in Section 3.17 of the Seller Disclosure Schedules:

(a) Except such non-compliance as would not be material to the Rolling Mill Business or the Company, the Company, the Rolling Mill Business, the Rolling Mill Assets and the Rolling Mill Real Property are, and have been at all times during the past four (4) years, in material compliance with all applicable Environmental Laws, which compliance includes the possession of and compliance with all Environmental Permits required by Environmental Laws for the ownership and operation of the Rolling Mill Business and the Rolling Mill Assets. All of such Environmental Permits are set forth on Section 3.17(a)(i) of the Seller Disclosure Schedules. To the Knowledge of Seller, no material change in facts or circumstances reported or assumed in the applications for or the granting of the Environmental Permits exists. There are not any proceedings pending, or, to the Knowledge of Seller, threatened which would jeopardize the validity of or materially modify any of the Environmental Permits other than the separation of certain of the Specified Environmental Permits as contemplated in this Agreement.

(b) There is no Environmental Claim pending or, to the Knowledge of Seller, threatened in writing (i) against the Company; (ii) against any Person whose liability for Environmental Claims the Company may have assumed contractually or by operation of law, or (iii) relating to the Rolling Mill Business, the operation or use of the Rolling Mill Assets or the Real Property.

(c) The Company has not, either expressly or by operation of law, assumed or undertaken any Liability of any other Person, including without limitation any obligation for corrective action or Cleanup of any other Person, relating to any Environmental Laws.

(d) There is no Environmental Condition relating to or caused by the Rolling Mill Business or at, under, or emanating from the Rolling Mill Real Property, the Rolling Mill Assets or any portion of the Rolling Mill Real Property now or formerly relating to the Rolling Mill Business or the Rolling Mill Assets.

(e) None of the Company, the Rolling Mill Real Property, the Rolling Mill Business or the Rolling Mill Assets is subject to any judicial or administrative order, judgment or decree pursuant to applicable Environmental Law.

(f) (i) There is no asbestos located at or on the Rolling Mill Real Property or associated with the Rolling Mill Assets that requires Cleanup pursuant to Environmental Laws and (ii) no Environmental Lien or land use limitation has attached to any portion of the Rolling Mill Real Property now or formerly operated or used in connection with the Rolling Mill Business and/or the Rolling Mill Assets.

(g) Seller has provided Buyer with all investigations, reports, permits, registrations and other material environmental documents generated within the last three (3) years relating to the Rolling Mill Real Property, the Rolling Mill Business or the Rolling Mill Assets that are in the possession or control of Seller or any Rolling Mill Affiliate.

(h) Other than the separation of certain of the Specified Environmental Permits as contemplated by this Agreement, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or Cleanup, or consent to or of Governmental Authorities or third parties, pursuant to any Environmental Law.

(i) This Section 3.17 contains the only representations and warranties of Seller with regard to environmental matters, Environmental Laws, Environmental Claims or Hazardous Materials.

Section 3.18. Title; Assets.

(a) The Company and the Rolling Mill Affiliates (in respect of the Rolling Mill Business), in the aggregate, own, lease, license or have the legal right to use, and the Company will at or immediately prior to Closing own, lease, license or have the legal right use, all material tangible Rolling Mill Assets; provided that the foregoing does not apply to real property and Intellectual Property, which are covered in Section 3.10 and Section 3.16.

(b) Assuming that all Governmental Filings and other consents and approvals set forth in Section 3.4 and Section 3.5 of the Seller Disclosure Schedules have been obtained, and except for any assets used or held for use in connection with the provision of corporate-level services to the Rolling Mill Business and after taking into account all Ancillary Agreements (including the Transition Services Agreement), the Rolling Mill Assets that will be held, owned, leased or licensed by the Company as of the Closing, constitute all of the assets and properties necessary to conduct the Rolling Mill Business in substantially the same manner Seller or its Affiliates (including the Company) have been conducting the Rolling Mill Business for the previous twelve (12) months, provided that this representation and warranty shall exclude any and all assets, rights and capabilities not exclusively related to the Rolling Mill Business that a comparable company in the aluminum rolling business would customarily be capable of providing, including, Excluded Shared Contracts, finance related services (e.g., tax, treasury and accounting), transportation and logistical related services, risk management (including insurance), trade compliance (including 232 tariff related advice and assistance), corporate-level environmental compliance, corporate-level research and development, human resources, legal and information technology.

(c) As of the date hereof, and except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Rolling Mill Business, and except as set forth on Section 3.18(c) of the Seller Disclosure Schedules, the tangible Rolling Mill Assets (including Equipment, fixtures and inventory) have been maintained in accordance with industry practice in all material respects, are in adequate operating condition and repair, subject to ordinary wear and tear, and are adequate for the uses to which they are put.

Section 3.19. Brokers’ Fees. Except as set forth on Section 3.19 of the Seller Disclosure Schedules, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of Seller or its Affiliates.

Section 3.20. Anti-Bribery; OFAC; Export Controls.

(a) Since November 30, 2017, none of Seller, the Company or any Rolling Mill Affiliate (in respect of the Rolling Mill Business), or any other Persons that act for or on behalf of any of the foregoing, has violated in any material respect the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or any other applicable anti-bribery Law.

(b) There is no pending, or to the Knowledge of Seller, threatened investigation, inquiry, or enforcement proceedings upon the Rolling Mill Business by any Governmental Authority regarding any offense or alleged offense under the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other anti-bribery Law, and to the Knowledge of Seller, there are no circumstances likely to give rise to any such investigation, inquiry, or proceedings, in each case which would, individually or in the aggregate, reasonably be expected to be materially adverse to the Rolling Mill Business.

(c) None of Seller, the Company or any Rolling Mill Affiliate (in respect of the Rolling Mill Business), has since November 30, 2017 violated in any material respect the laws and regulations imposing U.S. economic sanctions measures administered by the U.S. Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (including the designation as a “Specially Designated National or Blocked Person” thereunder) and the U.S. Department of State (collectively “U.S. Sanctions”), Her Majesty’s Treasury or the European Union in connection with the Rolling Mill Business. None of Seller, the Company or any Rolling Mill Affiliates, or to the Knowledge of Seller any of their officers, directors or employees, is a person that is the target of U.S. Sanctions or designated as a Specially Designated National or Blocked Person by OFAC in connection with the Rolling Mill Business.

(d) Since November 30, 2017, the Rolling Mill Business has been conducted and is in material compliance with all applicable export controls, regulations, and laws. Since November 30, 2017, none of Seller, the Company or any Rolling Mill Affiliate nor any other Persons that act for or on behalf of any of the forgoing, has received any notice from any Governmental Authority of material noncompliance with any such applicable export controls, regulations, or Laws with respect to the Rolling Mill Business.

Section 3.21. Key Customers and Key Suppliers. Except as set forth in Section 3.21 of the Seller Disclosure Schedules, as of the date hereof, none of the Key Customers or Key Suppliers has terminated its relationship with the Rolling Mill Business or notified Seller, the Company or any Rolling Mill Affiliate in writing of its intention to terminate or not renew its relationship with the Rolling Mill Business following expiration or termination of its existing Contract with the Rolling Mill Business.

Section 3.22. Intercompany Arrangements. Section 3.22 of the Seller Disclosure Schedules lists, as of the date hereof, all material arrangements, understandings or Contracts that include an obligation to provide goods, services or other benefits, between or among Seller and/or its Affiliates with respect to the Rolling Mill Business, the Rolling Mill Assets or the Assumed Liabilities.

Section 3.23. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Rolling Mill Business, as of the date hereof, each Insurance Policy is in full force and effect and Seller and its Affiliates have complied with, in all material respects, the terms and conditions of the Insurance Policies. Except as set forth in Section 3.23 of the Seller Disclosure Schedules, as of the date hereof, there are no written notifications of any intention to materially modify, terminate, cancel or non-renew the coverage under the Insurance Policies.

Section 3.24. Inventory. The inventories included in the Rolling Mill Assets are of a quality and quantity useable and, with respect to finished goods, saleable in the ordinary course of business, subject to appropriate and adequate allowances, if any, reflected in the Financial Statements for obsolete, excess, slow-moving and other irregular items. Except as set forth on Section 3.24 of the Seller Disclosure Schedules, all of such inventory is located at the Rolling Mill Real Property.

Section 3.25. IT Assets. Except as set forth on Section 3.25 of the Seller Disclosure Schedules, there have been no material failures, breakdowns, unauthorized intrusions or breaches of security (“IT Failure”) of any IT Assets, Seller, the Company and the Rolling Mill Affiliates (in respect of the Rolling Mill Business) have implemented commercially appropriate backup, security and encryption and disaster recovery technology processes, which are reasonably adequate to (i) defend against unauthorized access to and the introduction of viruses and other contaminants into the IT Assets, (ii) make and store back-up copies of the software in the IT Assets and (iii) ensure that the Rolling Mill Business can continue without material disruption in the event of breakdown or performance reduction of the Rolling Mill IT Assets or loss of data.

Section 3.26. Certain Transactions and Ownership. Except as set forth in Section 3.26, of the Seller Disclosure Schedules, in connection with the transactions entered into pursuant to the Separation Agreement and the Contribution Agreement, no Environmental Liabilities of the parties to any such agreement or their respective direct or indirect predecessors, successors or current or former Affiliates were allocated to, or assumed by, the Company. Except as set forth in Section 3.26 of the Seller Disclosure Schedules, none of the real property underlying or associated with the Power Plant nor the Power Plant has at any time been owned or operated by the Company.

Section 3.27. Solvency. Immediately prior to the Closing, each of Seller and the Rolling Mill Affiliates, taken as a whole, will be Solvent. No transfer of property is being made by Seller or any Rolling Mill Affiliate, and no obligation is being incurred by them in connection with the transactions contemplated by this Agreement, with the intent to hinder, delay or defraud either present or future creditors.

Section 3.28. Product Liability. From November 30, 2017 through the date hereof, none of Seller, the Company or any Rolling Mill Affiliate has received any written notice of any material claim for personal injury or property damage as a result of any defect or other deficiency (whether of design or materials) with respect to any product developed, marketed, manufactured, distributed or sold by, the Rolling Mill Business (each, a “Product Liability Claim”). As of the date hereof, to the Knowledge of Seller, there is no substantial risk of Liability for claims for personal injury or property damage arising from any defect or other deficiency (whether of design or materials) with respect to any product developed, marketed, manufactured, distributed or sold by, the Rolling Mill Business.

Section 3.29. No Other Representations or Warranties. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF THE PARTIES HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE COMPANY), BEYOND THOSE EXPRESSLY GIVEN IN ARTICLE III OF THIS AGREEMENT AND, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III OF THIS AGREEMENT AND SUBJECT TO THE TERMS AND CONDITIONS OF ARTICLE IX OF

THIS AGREEMENT, IT IS UNDERSTOOD THAT BUYER TAKES THE EQUITY AND THE OWNERSHIP IN THE COMPANY, THE ROLLING MILL ASSETS, THE ASSUMED LIABILITIES, AND THE ROLLING MILL BUSINESS REPRESENTED THEREBY AS IS AND WHERE IS WITH ALL FAULTS AS OF THE EFFECTIVE TIME AND WITH ANY AND ALL DEFECTS. IT IS UNDERSTOOD THAT ANY ESTIMATES, FORECASTS, PROJECTIONS OR OTHER PREDICTIONS AND ANY OTHER INFORMATION OR MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING THE CONFIDENTIAL INFORMATION PRESENTATION DATED JULY 2020, ANY MATERIALS UPLOADED TO ANY ELECTRONIC DATA ROOM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY DUE DILIGENCE REPORT FROM ANY THIRD PARTY OR ANY PRESENTATION BY SELLER OR MANAGEMENT OF THE ROLLING MILL BUSINESS OR OTHERWISE) ARE NOT, AND SHALL NOT BE DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF SELLER OR ANY OF ITS SUBSIDIARIES OR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1. Due Organization and Good Standing of Buyer. Buyer is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2. Authority of Buyer.

(a) Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, as applicable, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, as applicable, or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes, and each Ancillary Agreement, when executed and delivered by Buyer (assuming due authorization and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by the General Enforceability Exceptions).

(b) No vote or other action of the stockholders of Buyer or its Affiliates is required pursuant to any requirement of Law, the organizational documents of Buyer or its Affiliates or otherwise in order for Buyer or its applicable Affiliates to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.3. Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Buyer or the consummation of the transactions contemplated hereby or thereby by Buyer, except (a) Governmental Filings under the HSR Act and (b) Governmental Filings the failure of which to be obtained or made would not materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

Section 4.4. No Conflict or Violation. Assuming all Governmental Filings described or listed in Section 3.4 of the Seller Disclosure Schedules have been obtained or made (and any applicable waiting period has expired or terminated), the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not (a) violate any applicable Law to which Buyer is subject; (b) require a consent or approval under, result in a breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which Buyer is a party; or (c) violate the certificate of incorporation, by-laws or other organizational documents of Buyer, except as would not materially impair Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

Section 4.5. Legal Proceedings. There are no Actions pending or, to the Knowledge of Buyer, threatened in writing which would, if adversely determined, prohibit or materially delay the consummation of the transactions contemplated hereby. Buyer is not subject to any judgment, decree, injunction or order of any Governmental Authority which would materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

Section 4.6. Acquisition of Equity for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s purchase of the Equity and the assumption of the Assumed Liabilities. Buyer confirms that it can bear the economic risk of its investment in the Equity and can afford to lose its entire investment in the Equity, has been furnished materials relating to Buyer’s purchase of the Equity and the assumption of the Assumed Liabilities, and Seller has provided Buyer the opportunity to ask questions of the officers and management employees of the Rolling Mill Business and to acquire additional information about the Rolling Mill Business and financial condition of the Company and the Rolling Mill Business. Buyer is acquiring the Equity for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Equity. Buyer agrees that the Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, or any state securities laws except pursuant to an exemption from such registration available under such Act or laws.

Section 4.7. Funding. Buyer has, as of the date of this Agreement, and at the Closing shall have, sufficient funds to enable Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to satisfy its obligations hereunder and thereunder, including payment of the Purchase Price and fees and expenses relating to the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Buyer’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

Section 4.8. Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Buyer or any of its Affiliates for which Seller or any of its Affiliates has or could have any Liability.

Section 4.9. No Reliance. Buyer acknowledges that it has conducted an independent investigation of the Rolling Mill Business and the risks of its purchase of the Rolling Mill Assets and the assumption of the Assumed Liabilities and, in making the determination to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements, has relied solely on the results of its own independent investigation and the representations and warranties set forth in ARTICLE III. Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees that (a) neither Seller, the Equity Seller, the Company, nor any other Person, shall be subject to any Liability to Buyer or any other Person resulting from Seller or its representatives making available to Buyer (i) any forecasts, predictions, projections or estimates for the Rolling Mill Business or (ii) any materials, documents or information relating to the Rolling Mill Business, Seller, the Company or the Rolling Mill Affiliates, whether written or oral, made available to Buyer or its Representatives in any data room, confidential information memorandum, presentation by Seller or management of the Rolling Mill Business, due diligence report, discussion or otherwise, except as expressly covered by a representation or warranty set forth in ARTICLE III.

Section 4.10. Solvency. Assuming satisfaction of the conditions set forth in Section 6.3(a), immediately after giving effect to the transactions contemplated by this Agreement, Buyer and its Subsidiaries (including the Company), taken as a whole, will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement, with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Company.

ARTICLE V

COVENANTS

Section 5.1. Conduct of the Rolling Mill Business.

(a) Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as (i) required by applicable Law, (ii) set forth in Schedule 5.1(a), (iii) contemplated by this Agreement or (iv) consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall and shall cause the Company and the Rolling Mill Affiliates (in respect of the Rolling Mill Business), as applicable, to conduct the Rolling Mill Business in the ordinary course of business and Seller shall, and shall cause the Company and the Rolling Mill Affiliates (in respect of the Rolling Mill Business) to, use commercially reasonable efforts to preserve intact the Rolling Mill Business in all material respects including to maintain the Equipment in adequate working condition (subject to ordinary wear and tear) and to keep available in all material respects the services of all Business Employees.

(b) Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as (i) required by applicable Law or any existing Contract disclosed in the Seller Disclosure Schedules, (ii) set forth in Schedule 5.1(b), (iii) contemplated by this Agreement (including the Pre-Closing Restructuring) or (iv) consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall, and shall cause the Company and the Rolling Mill Affiliates (solely, in each case, with respect to the Rolling Mill Business), not to take any of the following actions:

(i) authorize or effect any amendment to or change any organization document of: (A) the Company or (B) to the extent such amendment or change could reasonably be expected to materially affect the transactions contemplated by this Agreement and the Ancillary Agreements, a Rolling Mill Affiliate;

(ii) issue or authorize the issuance of any equity interests or grant any options, warrants or other rights to purchase or obtain any equity securities or issue, sell or otherwise dispose of any equity securities of the Company;

(iii) declare, authorize, make or pay any dividend or other distribution with respect to the equity interests of the Company, except cash dividends and distributions or with respect to the Excluded Assets;

(iv) issue any note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness or any material capitalized lease obligation;

(v) except in the ordinary course of business, sell, lease, transfer or otherwise dispose of, or incur, create or assume any Encumbrance (other than Permitted Encumbrances) with respect to any material property or assets of the Rolling Mill Business other than (A) distributions of Cash Equivalents to Seller of any of its Affiliates, (B) pursuant to existing Contracts or commitments, or (C) with respect to the Excluded Assets;

(vi) except in the ordinary course of business, cancel, compromise or settle any material claim, or intentionally waive or release any rights, with respect to any Material Contract or the Rolling Mill Business;

(vii) except in the ordinary course of business or as legally required under any Company Plan or as provided in Section 5.2(i), (A) adopt, enter into, materially amend or terminate any Company Plan, any employment Contract or any Collective Bargaining Agreement disclosed under Section 3.12(a)(ix) of the Seller Disclosure Schedules that covers any Business Employee, (B) grant any material increase in the wages, salary, bonus or other compensation, remuneration or benefits of any Business Employee, (C) transfer any employee so that such employee either becomes, or ceases to be, an employee of the Rolling Mill Business, unless such transfer is the result of an employee’s exercise of rights under the Collective Bargaining Agreement, or (D) announce or implement any reduction in force, lay-off, early retirement, severance, or other program regarding the termination of Business Employees;

(viii) except in the ordinary course of business: (A) sell, assign, transfer, exclusively license, or otherwise dispose of any Intellectual Property used by the Rolling Mill Business; (B) sell, assign, transfer, license, abandon, allow to lapse, prematurely expire or otherwise allow entry into the public domain, or in any way encumber with any Encumbrances other than Permitted Encumbrances any Rolling Mill IP; or (C) terminate or fail to renew any IP Contract under which the Rolling Mill Business receives royalties under any Intellectual Property or obtains rights or freedom to use any Intellectual Property;

(ix) acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any material business or corporation, partnership, limited liability company, association or other business organization or division thereof or assets, other than (A) purchases of assets in connection with the operation of the Rolling Mill Business and (B) other assets in connection with the obligations of the Company or the Rolling Mill Affiliates pursuant to a Contract included in the Rolling Mill Assets, in each case in the ordinary course of business;

(x) enter into any Contract that (A) limits or purports to limit the ability of the Company or any Rolling Mill Affiliate (solely with respect of the Rolling Mill Business) after the Closing to compete with any business or with any Person or in any geographic area or (B) grants “most favored nation” or similar best available pricing terms, other than in each case, in the ordinary course of business;

(xi) amend or modify in any material respect, voluntarily terminate or cancel any Material Contract or enter into or voluntarily extend (other than extensions in the ordinary course of business) any Contract that if in effect on the date hereof would be a Material Contract, in each case other than in the ordinary course of business; provided, however, that Seller may modify the Collective Bargaining Agreement consistent with Section 5.3 to reflect the division of the bargaining unit workforce in a manner consistent with the transactions contemplated by this Agreement;

(xii) enter into any new Contract or renewal of any existing Contract with any Key Customer or Key Supplier;

(xiii) enter into any material consent decree or settlement agreement with any Governmental Authority, against or affecting the Rolling Mill Business unless such settlement or compromise does not impose any material equitable relief on the Rolling Mill Business;

(xiv) commence or initiate any Action against any customer, supplier or vendor of the Rolling Mill Business that would reasonably be expected to be material to the Rolling Mill Business, without good faith consultation with Buyer prior to such commencement;

(xv) terminate, suspend, amend or modify in any material respect, any Permit that is material to the operation of the Rolling Mill Business, except (A) as required by applicable Law or a Governmental Authority or (B) in the ordinary course of business;

(xvi) with respect to any material registrations and applications for Intellectual Property included in the Rolling Mill Assets, forego any deadlines, payments, annuities, maintenances fees, office actions or other official deadlines;

(xvii) (A) fail to timely pay and discharge any accounts payable or collect accounts receivable in the ordinary course of business or (B) change in any material respect the timing of collecting accounts receivable under the applicable account receivable financing program of any customer;

(xviii) make any changes to its accounting or Tax principles or practices, other than as may be required by Law, GAAP (or interpretations of GAAP) or any other applicable accounting principles or regulations (or interpretations thereof);

(xix) make any change to the U.S. federal income Tax status (or, where applicable, state and local income Tax status) of the Company; and

(xx) agree to take any of the actions prohibited by the foregoing clauses (i) through (xix).

(c) Other than the right to consent or withhold consent with respect to the foregoing matters (which consent shall not be unreasonably withheld, delayed or conditioned), nothing contained in this Agreement shall give to Buyer, directly or indirectly, any right to control or direct the operation of the Company and the Rolling Mill Business prior to the Closing. Subject to the foregoing sentence and consistent with the terms of this Agreement, prior to the Closing, Seller, the Company and their respective Affiliates shall exercise complete control and supervision of the operation of the Company and the Rolling Mill Business.

(d) Notwithstanding anything in Section 5.1(a) or Section 5.1(b) to the contrary, Seller, the Company and the Rolling Mill Affiliates shall be permitted to (i) take the COVID Actions in respect of the Rolling Mill Business so long as Seller promptly notifies Buyer of such actions and considers in good faith the reasonable requests of Buyer in respect of such actions, (ii) take the actions contemplated by the Pre-Closing Restructuring, (iii) declare and pay dividends and distributions of, or otherwise transfer or advance, to Seller or any of its Subsidiaries, (A) any Excluded Assets (including in connection with any “cash sweep” or cash management practices), and (B) any Seller Books and Records (to the extent not included in the Rolling Mill Assets), (iv) make any payments under, or repay (in part or in full), any Indebtedness and release the Company and the Rolling Mill Assets from any Encumbrances or collateral packages associated with such Indebtedness as set forth in Section 3.12(a)(i) of the Seller Disclosure Schedules, and (v) assist Buyer in establishing and adopting employee benefit plans for Transferred Employees in accordance with the terms, conditions and fees set forth in Schedule 5.1(d) and the Transition Services Agreement.

Section 5.2. Employment and Employee Benefit Matters.

(a) After the Effective Time and for the period specified in the Transition Services Agreement, Seller shall provide payroll and certain benefit administration and transition services. For Transferred Employees who are not covered by the Collective Bargaining Agreement or otherwise subject to collective bargaining, and for at least one (1) year following the Closing Date, Buyer shall provide (or shall cause its Affiliates to provide) each such Transferred Employee with (i) base salary or hourly wages that are no less than the base salary or hourly wages provided to such Transferred Employee immediately prior to the Closing; (ii) target bonus opportunities

(excluding equity and equity-based compensation and change of control or similar type transaction bonuses), if any, that are no less than the target bonus opportunities (excluding equity and equity-based compensation and change of control or similar type transaction bonuses) provided to such Transferred Employee immediately prior to the Closing; and (iii) severance benefits that are no less favorable than the practice, plans or policies in effect for such Transferred Employee immediately prior to the Closing. Following the Closing, Buyer shall provide (or shall cause or its Affiliates to provide) each Transferred Employee, who is not covered by the Collective Bargaining Agreement or otherwise subject to collective bargaining, with retirement and welfare benefits (excluding equity and nonqualified benefits, defined benefits, and post-termination welfare benefits) that are no less favorable than those provided to other non-union employees of Buyer.

(b) Buyer shall, or shall cause its Affiliates to, provide to each Transferred Employee, who is not covered by the Collective Bargaining Agreement or otherwise subject to collective bargaining, full credit for such Transferred Employee’s service with Seller, the Company or any Rolling Mill Affiliate or predecessors (including without limitation Alcoa Inc.) prior to the Closing for purposes of eligibility, vesting, and determination of the level of benefits (including, without limitation, for purposes of vacation and/or paid time off, severance and retirement benefits), under any benefit plan in which such Transferred Employee is eligible to participate (to the same extent recognized by Seller or any Rolling Mill Affiliate or predecessors immediately prior to the Closing); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Buyer shall recognize and credit, or cause its Affiliates to recognize and credit, the vacation days and paid time off accrued by such Transferred Employees prior to the Closing, and such recognized vacation and paid time off shall be reflected by Seller in Net Working Capital.

(c) Effective as of the Effective Time, except as explicitly set forth in the Transition Services Agreement, each Transferred Employee shall cease actively participating in, and accruing benefits under, any Company Plan. In addition, with respect to any unvested shares under any equity programs, including but not limited to the Alcoa Corporation 2016 Stock Incentive Plan, earned but not settled prior to the Effective Time by Transferred Employees, Seller agrees to provide a cash payment to such Transferred Employees of the pro rata portion of the unvested shares, based on the stock price on the Effective Time, to the extent permitted under the terms of such plan and awards and applicable Law.

(d) Bonus Payments. The following provisions apply to non-union Transferred Employees under the Alcoa Corporation Annual Cash Incentive Compensation Plan and union Transferred Employees under the performance pay program in the Collective Bargaining Agreement. Under the Alcoa Corporation Annual Cash Incentive Compensation Plan, (i) if the Effective Time occurs on or prior to March 31, 2021, then Seller agrees to the pay a pro rata bonus for the pre-Closing 2021 period at target levels for non-union Transferred Employees regardless of any last day of service requirement, and (ii) if the Effective Time occurs after March 31, 2021, then Buyer agrees to pay the entire 2021 bonus for non-union Transferred Employees, provided that the pre-Closing bonus accrual for non-union Transferred Employees shall be included in Employee Amounts. Under the performance pay program in the Collective Bargaining Agreement, (i) if the Effective Time occurs at the end of any calendar quarter during 2021, then Seller shall pay bonus amounts earned under the performance pay program for such quarter to union Transferred Employees, and (ii) if the Effective Time occurs in the middle of a calendar quarter during 2021, then Buyer shall pay amounts earned under the performance pay program to union Transferred Employees for such calendar quarter that includes the Effective Time, provided that the pre-Closing bonus accrual for such union Transferred Employees shall be included in Employee Amounts. For the sake of clarity, to the extent Seller pays bonus amounts under subsections (i) or (ii) above, such amounts shall not be included in Employee Amounts. Seller shall pay all transaction bonuses, including those referenced on Section 3.15(c) of the Seller Disclosure Schedules.

(e) Seller and Buyer acknowledge and agree that all provisions contained in this Section 5.2 with respect to Transferred Employees are included for the sole benefit of Seller and Buyer and that nothing in this Agreement, whether express or implied, shall create any Third Party beneficiary or other rights in any other Person, including, without limitation, any current or former employees of Seller, the Company, Buyer or any of their respective Affiliates, any participant in any Employee Benefit Plan or benefit plan of Buyer, or any dependent or beneficiary thereof. In addition, no provisions contained in this Section 5.2 shall be construed as an amendment to any Company Plan or other employee benefit plan or program. Notwithstanding anything to the contrary contained in this Section 5.2, the terms and conditions of employment of Business Employees whose employment is covered by a collective bargaining agreement shall be governed solely by the applicable collective bargaining agreement.

(f) IRS Filings. To the extent applicable, Seller and Buyer shall use the “standard procedure” under IRS Revenue Procedure 2004-53, whereby Seller reports on Forms W-2 only those wages paid to Transferred Employees for the pre-Closing period, and Buyer reports for the subsequent periods. Seller shall prepare IRS Forms 1094-C and 1095-C timely and accurately with respect to Transferred Employees for the pre-Closing portion of the calendar year of Closing, and Buyer shall report for the subsequent periods.

(g) Defined Contribution Plans. Effective as soon as practicable following the Closing, Buyer or its Affiliate shall adopt and establish a (or otherwise designate an existing) defined contribution plan that is intended to qualify under Section 401(a) of the Code and a related trust that is exempt under Section 501(a) of the Code (such plan and trust, the “Buyer DC Plan”). To the extent required under the Collective Bargaining Agreement, the Buyer DC Plan shall have terms and features (including employer contribution provisions) that are substantially identical to the applicable hourly Seller DC Plan that covers union Transferred Employees. Seller shall cause the Seller DC Plans to fully vest the account balances of all Transferred Employees in the Seller DC Plans and continue loan repayments during the human resources portion of the Transition Services Agreement. Seller shall cause the Seller DC Plans, and Buyer shall cause the Buyer DC Plans, to implement rollovers between their respective plans, including applicable loans, as soon as practicable following its adoption or designation.

(h) Defined Benefit Plans. Effective as of the Effective Time, Buyer or its Affiliate shall adopt and establish a (or otherwise designate an existing) defined benefit plan that is intended to qualify under Section 401(a) of the Code and a related trust that is exempt under Section 501(a) of the Code (such plan and trust, the “Buyer DB Plan”). To the extent required under the Collective Bargaining Agreement, the Buyer DB Plan shall have terms and features (including benefit accrual provisions) that are substantially identical to the Pension Plan for Certain Hourly Employees of Alcoa USA Corporation (the “Seller DB Plan”) as it pertains to union Transferred Employees, except that such Buyer DB Plan will provide for an offset of defined benefits accrued and vested under the Seller DB Plan. Each union Transferred Employee who is a participant in the Seller DB Plan immediately prior to the Closing shall cease to be an active participant in the Seller DB Plan as of the Closing. Buyer or its Affiliate shall be solely responsible for taking all necessary, reasonable and appropriate actions (including, if applicable, the submission of the Buyer DB Plan to the IRS for a determination of tax-qualified status) to establish, maintain, and administer the Buyer DB Plan so that it is qualified under Section 401(a) of the Code and the related trust is exempt under Section 501(a) of the Code.

(i) Retiree Welfare and Other Post-Employment Benefit Plans. Effective as of the Closing, Buyer or its Affiliate shall adopt and establish (or otherwise designate existing) post-retirement benefit plans for the benefit of Transferred Employees covered by a Collective Bargaining Agreement that substantially replicate the post-retirement benefit plans of the Seller or its Affiliates as they pertain to Transferred Employees covered by the Collective Bargaining Agreement. Buyer or its Affiliate shall assume all post-retirement obligations of Seller and/or its Affiliates for the benefit of Transferred Employees covered by the Collective Bargaining Agreement, and their respective spouses and beneficiaries. Seller shall retain the obligations under the Collective Bargaining Agreement to provide retiree welfare and other post-employment benefits to any individual who is not a Transferred Employee (other than spouses or beneficiaries of Transferred Employees) and such obligations shall not transfer to Buyer or its Affiliates (including the Company) through the Collective Bargaining Agreement as shall be reflected in the written agreements contemplated by Section 5.3.

(j) Active Health, Welfare and Fringe Plans. Effective as of the Effective Time, Buyer shall provide Transferred Employees with health, welfare and fringe benefits. Buyer shall, or shall cause an Affiliate of Buyer, to: (i) waive any limitation on health coverage of Transferred Employees due to pre-existing conditions, waiting periods, and requirements to show evidence of good health under any applicable health plan of Buyer, or any their respective Affiliates to the extent Transferred Employees were covered under a similar benefit plan of the Company or Seller or any of their respective Affiliates and (ii) to the extent commercially reasonable, credit each Transferred Employee with all deductible payments and with out-of-pocket maximums paid by such employee under any health benefit plan of the Company, Seller or any of their respective Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any Transferred Employee has satisfied any applicable deductible and has reached the out-of-pocket maximums under any benefit plan of Buyer, the Company or any of their respective Affiliates for such year. Seller and the Company Plans shall retain all health, welfare and fringe benefit claims that arose or were incurred prior to the Effective Time, including the provision of any continuing health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for a Transferred Employee or his or her qualified beneficiary with respect to a qualifying event that occurred prior to the Effective Time. To the extent that the Closing Date occurs on a date that is not the calendar year-end, Buyer or its Affiliates will assume that portion of the Company Plan that is a cafeteria plan that meets the requirements of Section 125 of the Code and that relates to the provision of medical expense reimbursement account benefits and dependent care expense reimbursement account benefits for Transferred Employees. Buyer or its Affiliates agree to process and honor all elections and eligible medical and dependent care expenses incurred before and following such Closing Date and to continue such medical and dependent care expense reimbursement accounts through the end of the then-current calendar year for Transferred Employees.

Section 5.3. Labor Matters. Buyer shall, or shall cause the Company to, honor the terms of the Collective Bargaining Agreement with respect to the Transferred Employees. For the avoidance of doubt, seniority and service credit for Transferred Employees who are subject to the Collective Bargaining Agreement shall not be impacted by the transactions contemplated by this Agreement. Seller will be responsible for timely and properly providing notice as may be required by the Collective Bargaining Agreement or Law. For Transferred Employees who are subject to the Collective Bargaining Agreement, Seller may engage in bargaining with any labor organization representing employees of the Rolling Mill Business regarding this Agreement, and Seller and such labor organization may enter into agreements reflecting the outcome of any such bargaining. Seller shall keep Buyer informed of the status of any such negotiations, and no agreement reached between Seller and any labor organization after the date of this Agreement shall result in any additional costs to Buyer or the Company. Without limiting the foregoing, Buyer also may meet with representatives of the union to discuss Buyer’s operation of the Rolling Mill Business and any other matters that Buyer and the union may mutually agree to discuss, and Seller shall facilitate and provide assistance as reasonably requested in connection with such discussions. Buyer shall keep Seller informed of the status of any such negotiations, and no agreement reached between Buyer and any labor organization after the date of this Agreement shall result in any additional costs to Seller or any of its Affiliates.

Section 5.4. Publicity. Buyer and Seller agree to cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement or the Ancillary Agreements. Buyer and Seller agree that no public release or announcement concerning the terms of the transactions contemplated hereby or thereby shall be issued by either Party without the prior written consent of the other Party, as applicable, except (a) as required by applicable Law, (b) as required by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority or (c) as may be requested by a Governmental Authority, in which case (in the cases of clauses (a) through (c) above) the Party required to make the release or announcement shall allow the other Party reasonable time to review and comment on such release or announcement in advance of such issuance, to the extent practicable.

Section 5.5. Further Assurances. Except as otherwise provided in this Agreement and subject to Section 5.9, each Party agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including, but not limited to, (a) the satisfaction of the conditions precedent to the obligations of the Parties; (b) the making of all necessary Governmental Filings required to be made by either Party or their respective Affiliates in connection with the transactions contemplated by this Agreement; and (c) the execution and delivery of such instruments, and the taking of such other actions, as the other Party hereto may reasonably request in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.6. Confidentiality.

(a) Buyer and its Representatives (as such term is defined in that certain Letter Agreement, dated as of June 25, 2020, by and between Buyer and Seller (the “Confidentiality Agreement”)) shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) For a period of seven (7) years from the Closing Date, Seller and Buyer shall hold and shall cause their respective Affiliates to hold, and shall each use their commercially reasonable best efforts to cause their respective Representatives to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information of the other party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties hereto and in respect of whose failure to comply with such obligations, Seller or Buyer, as the case may be, will be responsible or (ii) if the Parties hereto, their Affiliates or their Representatives are compelled to disclose any such Confidential Information by judicial or administrative process or, in the written opinion of independent legal counsel (which may be inside counsel), by other requirements of Law or as required to a recognized security exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Seller or Buyer, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will reasonably cooperate in obtaining (each at their own expense). In the event that such appropriate protective order or other remedy is not obtained, the Party who is required to disclose such Confidential Information shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed. Notwithstanding the foregoing, nothing herein shall prevent Seller or its Subsidiaries or Affiliates or their respective Representatives from disclosing or using any Confidential Information used or held for use in connection with any Excluded Business or Retained Liabilities and nothing shall prevent Buyer or its Subsidiaries (including the Company) or Affiliates or their respective Representatives from disclosing or using any Confidential Information solely used or held for use in connection with any Rolling Mill Assets or Assumed Liabilities.

(c) As used in this Section 5.6, “Confidential Information” shall mean all proprietary technical, economic, environmental, operational, financial and/or other business information or material of one Party, which, prior to or following the Closing Date, has been disclosed by Seller or its Affiliates, on the one hand, or Buyer or its Affiliates, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, in each case including pursuant to the access provisions of Section 5.8 or any other provision of this Agreement or any Ancillary Agreement, including (i) ideas and concepts for existing products, processes and services; (ii) specifications for products, equipment and processes; (iii) manufacturing and performance specifications and procedures; (iv) engineering drawings and graphs; (v) technical, research and engineering data; (vi) formulations and material specifications; (vii) service and operation manuals; (viii) quality assurance policies, procedures and specifications; (ix) evaluation and/or validation studies; (x) all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; and (xi) business information, including marketing and development plans, forecasts, research and development agreements, and customer and vendor information (except to the extent that such information can be shown to have been (A) in the public domain through no fault of such Party or its Affiliates or (B) lawfully acquired from other sources by the Party (or its Affiliates) to which it was furnished; provided, however, in the case of (B) that such sources did not provide such information in breach of any confidentiality or other legal obligations).

Section 5.7. Access to Information. Subject to Section 5.6 and applicable Law, prior to the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to ARTICLE VII, upon reasonable prior written notice by Buyer and solely for purposes of the consummation of the transactions contemplated by this Agreement, Seller shall afford Buyer and Buyer’s Representatives reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities (including the Rolling Mill Real Property) and the books and records of the Company (including, for the avoidance of doubt, by maintaining Buyer’s and its Representatives’ access to the Project Knight online data room), Seller and the Rolling Mill Affiliates (solely with respect to the Rolling Mill Business), and shall furnish Buyer, at Buyer’s expense, with such existing financial, operating and other data and information with respect to the Rolling Mill Business, as Buyer may reasonably request in writing. In exercising its rights hereunder, Buyer shall conduct itself so as not to unreasonably interfere in the conduct of the Rolling Mill Business prior to Closing. Buyer acknowledges and agrees that any contact by Buyer and its agents and Representatives with officers, employees or agents of the Company hereunder shall be arranged and supervised by Seller, unless Seller otherwise expressly consents in writing with respect to any specific contact. Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Affiliates (including the Company) shall be required to disclose to Buyer or any agent or Representative thereof any (i) information if doing so could reasonably be expected to (A) violate any Contract or Law to which Seller or any of its Affiliates (including the Company) is a party or is subject, (B) result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges), (C) upon a written opinion of counsel, result in the disclosure of any competitively sensitive information of Seller or of any of its Affiliates unrelated to the Rolling Mill Business or that would violate any Law or (D) breach a confidentiality or other obligation to a Third Party and (ii) consolidated, combined, affiliated or unitary Tax Return which includes Seller or any of its Affiliates or any Tax-related work papers, except, in each case, for materials that relate solely to the Company, the Rolling Mill Business or the Rolling Mill Assets. Notwithstanding the foregoing, prior to the Closing, Buyer shall have no right to perform or conduct any environmental sampling or other invasive environmental investigation on or about any portion of the Rolling Mill Real Property (or any other real property) without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). It is further agreed that, subject to Section 5.16(b), prior to the Closing, Buyer shall not (and shall cause its Representatives not to) contact any of the employees, customers, distributors, vendors or suppliers of Seller or its Affiliates (including the Company) in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Prior to the Closing, Buyer shall not (and shall cause its Representatives not to) use any information obtained pursuant to this Section 5.7 for any purpose unrelated to the transactions contemplated by this Agreement. Promptly following the Closing, Seller shall deliver to Buyer a CD, USB flash drive or similar electronic media containing the contents of the online data room as of the date hereof and any additional content uploaded prior to Closing.

Section 5.8. Post-Closing Access.

(a) Each of Seller and Buyer shall, and Buyer shall cause the Company to, preserve and keep all books and records and other information relating to the accounting, legal, Tax, regulatory, business and financial affairs of the Company and the Rolling Mill Business for a period of seven (7) years after the Closing Date (or, in the case of information relating to Taxes, until the expiration of any applicable statute of limitations), or for a longer period if (i) required by Law (including any statute of limitations and applicable extensions thereof) or any Governmental Authority or (ii) reasonably necessary with respect to the prosecution or defense of any audit or other legal or regulatory action that is then pending or threatened so long as the requesting Party has notified the other Party with prior written notice of the need to retain such books, records or information.

(b) Following the Closing, for so long as such information is retained by Buyer in accordance with Section 5.8(a), Buyer shall, and shall cause the Company, to permit Seller and its authorized Representatives, at Seller’s sole cost and expense, to have reasonable access and duplication rights during normal business hours, upon reasonable prior written notice to Buyer to the information described in Section 5.8(a) to the extent that such access may be reasonably required in connection with (i) the preparation of any Tax Return, accounting records or with respect to any Tax Claim or similar proceedings, (ii) any Action relating to Seller, the Company or the Rolling Mill Business, (iii) any Governmental Filing or matter (including investigations by Governmental Authorities) or (iv) any other valid legal or business purpose. Notwithstanding the foregoing, Seller shall have no right of access to, and Buyer shall have no obligation to provide, (A) any information if doing so would reasonably be expected to (1) violate any Contract or Law to which Buyer or any of its Affiliates (including the Company) is a party or is subject, (2) result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges), (3) result in the disclosure of any competitively sensitive information of Buyer or of any of its Affiliates (including the Company), or (4) breach a confidentiality or other obligation to a Third Party (provided that Buyer shall use commercially reasonable efforts to obtain the consent of any Third Party with regards to such disclosure), or (B) any consolidated, combined, affiliated or unitary Tax Return which includes Buyer or any of its Affiliates (including the Company) or any Tax-related work papers.

(c) Following the Closing, for so long as such information is retained by Seller in accordance with Section 5.8(a), Seller shall permit Buyer and its authorized Representatives, at Buyer’s sole cost and expense, to have reasonable access and duplication rights during normal business hours, upon reasonable prior written notice to Seller, to the information described in Section 5.8(a) to the extent that such access may be reasonably required in connection with (i) the preparation of any Tax Return, accounting records or with any Tax Claim or similar proceedings, (ii) any Action relating to the Company or the Rolling Mill Business, (iii) any Governmental Filing or matter (including investigations by Governmental Authorities) or (iv) any other valid legal or business purpose. Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide, (A) any information if doing so would reasonably be expected to (1) violate any Contract or Law to which Seller or any of its Affiliates is a party or is subject,

(2) result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges), (3) result in the disclosure of any competitively sensitive information of Seller or of any of its Affiliates unrelated to the Rolling Mill Business, or (4) breach a confidentiality or other obligation to a Third Party (provided that Seller shall use commercially reasonable efforts to obtain the consent of any Third Party with regards to such disclosure), or (B) any consolidated, combined, affiliated or unitary Tax Return which includes Seller or any of its Affiliates or any Tax-related work papers.

Section 5.9. Appropriate Actions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall (and shall cause their applicable Affiliates to) use its respective reasonable best efforts promptly to (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other Party in doing all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements in the most expeditious manner practicable, and in any event, no later than the Outside Date; (ii) obtain from any Governmental Authorities any actions, non-actions, clearances, waivers, consents, approvals, waiting period expirations or terminations, permits or orders required to be obtained by Seller, the Company, or Buyer or any of their Affiliates in connection with the authorization, execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby in the most expeditious manner practicable, and in any event no later than the Outside Date; (iii) make all Governmental Filings (in each case, promptly after the date of this Agreement) which are necessary or advisable, and thereafter promptly make any other required submissions and responses, with respect to the transactions contemplated hereby and thereby, required under (A) the HSR Act (such Governmental Filing shall be made no later than ten (10) Business Days after the date of this Agreement; unless the Parties mutually agree on a later filing date; and provided, that any failure to make such filing within ten (10) Business Days after the date hereof shall not constitute a breach of this Agreement so long as such filing is made as promptly as reasonably practicable thereafter) and no such filing shall be withdrawn without the other Party’s written consent and (B) any other applicable Law; (iv) furnish to the other Party all information and assistance as reasonably requested in good faith in connection with the preparation and submission of any Governmental Filings to be made by such Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) act in good faith and reasonably cooperate with the other Party in connection with any Governmental Filings (including, to provide counsel for the other party with copies of all Governmental Filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Authority and any other information supplied by such Party and such Party’s Affiliates to, or received from, a Governmental Authority relating to the transactions contemplated hereby and, if requested by the other Party, to consider in good faith all reasonable additions, deletions or changes suggested by the other Party); (vi) keep the other Party informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, relating to the transactions contemplated by this Agreement and the Ancillary Agreements, including by promptly informing the other Party of any such communication and by promptly providing the other Party with copies of all written communications and filings to or from any Governmental Authority; (vii) provide the other Party with reasonable advance notice of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such Governmental Filings; (viii) consult and cooperate, and consider in good faith the views of other Party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings relating to or arising out of such Governmental Filings; (ix) not participate independently in any meeting or telephone conference, or engage in any other substantive conversation, with any Governmental Authority in respect of any such Governmental Filings or any investigations or other inquiries relating thereto without giving, to the extent reasonably practicable, the other Party reasonable prior notice of the meeting or conversation and, unless expressly prohibited by such Governmental Authority, the opportunity to attend or participate; (x) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or materially delay the consummation of the transactions contemplated hereby and thereby, including vigorously defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby; and (xi) execute and deliver any additional instruments or agreements necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in the most expeditious manner practicable, and in any event no later than the Outside Date; provided, however, that in the event of any disagreement between the Parties, the determination of Buyer with respect to strategy with a Governmental Authority or the content of any submissions to a Governmental Authority shall be final and conclusive. Without limiting the foregoing, any Party may, as it deems advisable and necessary, (1) redact materials as necessary to remove references concerning the valuation of the Rolling Mill Business and all activities in connection therewith or matters other than the Rolling Mill Business, (2) as necessary to comply with contractual obligations, and (3) reasonably designate any competitively sensitive material provided to the other Party under this Section 5.9 as “outside counsel only.” Such (“outside counsel only”) materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of such materials. Neither Party shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the request of any Governmental Authority without the written consent of the other Party.

(b) Without limiting Section 5.9(a), Buyer agrees to take any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, trade regulation or similar Laws that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements so as to enable the consummation of the transactions contemplated hereby and thereby to occur as soon as reasonably possible (and in any event, no later than the Outside Date), including proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of such assets, properties or businesses of Buyer or the Company or otherwise taking or committing to take actions that limit Buyer’s freedom of action with respect to, or their ability to retain or operate, any of the Rolling Mill Businesses, product lines or assets of Buyer or its Subsidiaries or the Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution or lift of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. Subject to the foregoing and for the avoidance of doubt, Buyer will take any and all actions necessary in order to ensure that no (i) requirement for any non-action, consent or approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Governmental Authority, (ii) decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, or (iii) other matter relating to any antitrust or competition Law would preclude the Closing by the Outside Date.

(c) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE VII or the Closing, except as required by this Agreement, Buyer and its Affiliates shall not, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that could reasonably be expected to prevent, prohibit or materially delay, hinder or impede the prompt satisfaction of the conditions to Closing or Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder. Without limiting the generality of the foregoing, none of Buyer, its Subsidiaries, or their respective Affiliates shall, and shall not cause any Person to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) increase the risk of not obtaining (or delaying the obtaining of) any authorizations, consents, orders, declarations or approvals of any Governmental Authority, or obtaining (or delaying the obtaining of) the expiration or termination of any waiting period under any applicable Law, necessary to consummate the transactions contemplated by this Agreement in the most expeditious manner practicable, and in any event no later than the tenth (10th) Business Day prior to the Outside Date; or (ii) increase the risk of any Governmental Authority entering an order prohibiting or delaying the consummation of the transactions contemplated by this Agreement, or increase the risk of not being able to remove (or delaying the removal of) any such order on appeal or otherwise.

Section 5.10. Mail and Other Communications; Account.

(a) After the Closing Date, each of Seller and its Affiliates and Buyer and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to the other (or the other’s Affiliates). Accordingly, at all times after the Closing Date, each of Seller and Buyer authorizes the other and their respective Affiliates to receive and open all mail, packages and other communications received by it and not unambiguously intended for the other party (or its Affiliates) or any of the other party’s (or its Affiliates’) officers or directors, and to retain the same to the extent that they relate to the Rolling Mill Business (in the case of receipt by Buyer and its Affiliates) or the Excluded Businesses (in the case of receipt by Seller and its Affiliates), or to the extent that they do not relate to the Rolling Mill Business (in the case of receipt by Buyer and its Affiliates) or the Excluded Businesses (in the case of receipt by Seller and its Affiliates), the receiving party shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both the Rolling Mill Business and the Excluded Businesses, copies thereof) to the other party. The provisions of this Section 5.10 are not intended to, and shall not be deemed to, constitute an authorization by either Seller or Buyer to permit the other to accept service of process on its behalf, and neither party is or shall be deemed to be the agent of the other for service of process purposes.

(b) All payments and reimbursements received by Seller or its Affiliates in connection with or arising out of the Rolling Mill Business or the Assumed Liabilities after the Closing shall be held by such Person in trust for the benefit of Buyer and, immediately upon receipt by such Person of any such payment or reimbursement, such Person shall pay over to Buyer the amount of such payment or reimbursement, without right of set off.

(c) All payments and reimbursements received by Buyer or its Affiliates in connection with or arising out of the Excluded Assets, Retained Liabilities or Excluded Businesses, after the Closing shall be held by such Person in trust for the benefit of Seller and, immediately upon receipt by such Person of any such payment or reimbursement such person shall pay over to Seller the amount of such payment or reimbursement without right of set off.

Section 5.11. Compliance with WARN Act and Similar Statutes. Buyer shall provide or cause to be provided any required notice under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), and any similar applicable Law, and otherwise to comply with any such applicable Law with respect to any “plant closing” or “mass layoff” or similar event affecting Transferred Employees and occurring on or after the Closing Date.

Section 5.12. Buyer’s Financing Activities. Buyer acknowledges and agrees that Seller and its Affiliates (including the Company) have no responsibility for any financing that Buyer may raise in connection with the transactions contemplated hereby. Any offering materials and other documents prepared by or on behalf of or utilized by Buyer or its Affiliates, or Buyer’s financing sources, in connection with Buyer’s financing activities in connection with the transactions contemplated hereby which include any information provided by Seller or any of its Affiliates (including the Company), including any offering memorandum, banker’s book, prospectus or similar document used, or any other written offering materials used, in connection with any debt offering or other such Buyer financing shall include a conspicuous disclaimer to the effect that neither Seller nor any of its Affiliates (including the Company) nor any of its or their employees has any responsibility for the content of such document and disclaim all responsibility the content of such document and shall further include a disclaimer with respect to Seller and its Affiliates in any oral disclosure with respect to such financing.

Section 5.13. INTENTIONALLY OMITTED.

Section 5.14. Termination of Certain Intercompany Agreements and Pre-Closing Intercompany Balances. Except as otherwise contemplated by this Agreement or the Ancillary Agreements, Seller shall, and shall cause its Affiliates to, effective upon the Closing, terminate all arrangements, commitments and Contracts between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, except those set forth in Schedule 5.14 (all such terminated arrangements, commitments and Contracts, collectively, “Terminating Intercompany Agreements”). Seller shall take (or shall cause one or more of its Affiliates to take) such action as is necessary or advisable to settle all intercompany balances relating to the period ending on or before the Closing Date between the Company, on the one hand, and Seller or its Affiliates (other than the Company), on the other hand (the “Pre-Closing

Intercompany Balances”). Other than as set forth in Schedule 5.14, Seller shall and shall cause its Affiliates (other than the Company), on the one hand, to, and Buyer shall, and shall cause the Company and its Affiliates, on the other hand, to, fully and finally waive and release, effective as of the Effective Time, any claims, causes of action, losses, liabilities or other rights arising (a) under any Terminating Intercompany Agreement (including such claims, causes of action, losses, liabilities or other rights that may arise as a result of the termination of such Terminating Intercompany Agreement); (b) with respect to any Pre-Closing Intercompany Balances; or (c) under any other accounts between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand.

Section 5.15. Seller Guaranties. With respect to each Seller Guaranty, prior to Closing, Seller and Buyer shall cooperate and use their respective commercially reasonable efforts to terminate, or, if the parties are unable to so terminate, cause Buyer or one of its Affiliates to be substituted in all respects for Seller or the applicable Affiliate of Seller in respect of, all obligations or Seller or any of its Affiliates under the Seller Guaranties on the Closing Date by offering such beneficiary a Seller Guaranty of Buyer or one of its Affiliates of like character and on terms (financial and otherwise) no less favorable to such beneficiary, provided that, if notwithstanding Buyer’s commercially reasonable efforts, Buyer is unable to obtain such release, Buyer shall indemnify the Seller Indemnified Parties with respect to such Seller Guaranty pursuant to Section 9.3(a).

Section 5.16. Insurance.

(a) Buyer acknowledges and agrees that effective upon the Closing, all insurance policies carried by Seller and its Affiliates with respect to the assets, operations, activities and liabilities of the Company and the Rolling Mill Business will cease to provide coverage (i) for events, acts or omissions that occur after the Closing, in the case of “occurrence-based” policies, and (ii) as of the Closing, in the case of “claims-made” policies, except to the extent constituting a Rolling Mill Asset under clause (b) or (c) below. At Closing, Buyer, either directly or through the Company or another Subsidiary, shall be responsible for obtaining any replacement insurance coverage determined to be appropriate by Buyer for the assets, activities, operations and liabilities of the Rolling Mill Business, including insurance required by any Contract or Governmental Authority to be so maintained.

(b) If, after the date hereof but prior to the Effective Time, there shall occur any physical damage to or destruction of, or theft or similar loss of, any of the tangible assets constituting (or that, but for such occurrence, would have constituted) a Rolling Mill Asset (a “Casualty Loss”), then (a) if such Casualty Loss is material to the Rolling Mill Business or the Rolling Mill Assets, (i) Seller shall promptly give notice to Buyer thereof and of Seller’s estimate of the amount of casualty insurance, if any, payable to Seller, the Company or their Affiliates in respect thereof, (ii) Seller shall use its commercially reasonable efforts to replace or repair (as applicable) the Rolling Mill Assets related to such Casualty Loss, and (iii) Seller shall promptly file claims under the applicable insurance policies for such Casualty Loss, and (b) if the Closing is consummated, and if such damaged, destroyed, stolen or lost tangible assets have not been repaired or replaced as of the Effective Time, then, without duplication or limitation of Buyer’s other rights hereunder, promptly after any casualty or business interruption insurance proceeds from insurance policies maintained with third-parties payable to Seller or its Affiliates in excess of self-insured retention amounts and not subject to reimbursement with respect to such Casualty Loss have been collected, Seller shall, or shall cause its Affiliates to, pay to Buyer (i) the net amount, if any, of the aggregate casualty insurance proceeds from insurance policies maintained with third-parties described above that were paid to Seller or its Affiliates in connection with such Casualty Loss after deducting from such aggregate proceeds an amount equal to the aggregate amount of the reasonable costs and expenses incurred by Seller or its Affiliates prior to the Effective Time in connection with the repair or replacement of such damaged, destroyed or stolen assets and (ii) the net amount, if any, of the aggregate business interruption insurance proceeds from insurance policies maintained with third-parties described above that were paid to Seller or its Affiliates in connection with such Casualty Loss after deducting from such aggregate amount an amount equal to the amount of the insured Losses incurred by Seller or its Affiliates prior to the Effective Time. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under insurance policies in respect of any Casualty Loss. The amount of any insurance proceeds paid to Buyer and the amount of the underlying Liability giving rise to such insurance proceeds shall not be included for any purposes in the calculation of the Net Working Capital.

(c) Effective as of the Closing, but only to the extent determined under applicable workers’ compensation Law and the applicable insurance carriers for the Parties, Buyer and its Affiliates will assume and be responsible for all workers’ compensation benefits payable to or on behalf of the Transferred Employees with respect to any events, illnesses, injuries or conditions arising on, or after the Effective Time, including any illnesses, injuries or conditions arising after the Effective Time that are aggravations or reinjuries of illnesses, injuries or conditions arising on or prior to the Effective Time.

Section 5.17. Contact with Customers and Suppliers of the Rolling Mill Business. Prior to the Closing (a) Buyer and Seller shall cooperate in communicating with the customers, suppliers, lessors, and licensors of the Rolling Mill Business concerning the transactions contemplated by this Agreement, including Buyer’s intentions concerning the operation of the Rolling Mill Business following the Closing and (b) Buyer and its Representatives and advisors shall contact or communicate with the customers, suppliers, lessors, and licensors of the Rolling Mill Business in connection with the transactions contemplated by this Agreement only with the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, but which may be conditioned upon a designee of Seller being present at any meeting, conference or other communication.

Section 5.18. Specified Environmental Permits; Environmental Emission Credits.

(a) Prior to the Closing and subject to Section 5.18(b), Seller shall transfer the Environmental Permits as set forth on Schedule 5.18(a) (the “Specified Environmental Permits”) from the Company to Seller or a Retained Subsidiary. The Parties will work together in good faith to develop and execute prior to Closing an appropriate operating agreement allocating compliance responsibilities under the Specified Environmental Permits post-Closing, if necessary, to the extent not already addressed in the Ground Lease. The Parties shall also work together in good faith to develop and implement a plan for separating the operations of the Rolling Mill Business into its own permits as provided in Schedule 5.18(a). After the date of this Agreement and following the Closing, except with respect to amendments and modifications to the NPDES permit related to conditions in the final Agreed Order between Seller or an Affiliate and the State of Indiana Department of Environmental Management, a draft of which is attached as Section A(14) of the Seller Disclosure Schedules, Seller shall not take any action to amend or modify the Specified Environmental Permits or apply for permits to replace the Specified Environmental Permits without first consulting in good faith with Buyer, sharing with Buyer any relevant applications, and accepting Buyer’s reasonable input.

(b) To the extent the Specified Environmental Permits are not transferred or separated prior to the Closing pursuant to Schedule 5.18(a), following the Closing, Seller shall continue to cooperate with Buyer to effectuate the transfer or separation of the Specified Environmental Permits as set forth on Schedule 5.18(a) as soon as practicable after the Closing Date.

(c) Following the Closing Date, to the extent that the Rolling Mill, Smelter and Power Plant are considered a single source for Clean Air Act permitting purposes, Seller shall not take any action that would prevent the Company from including any emissions decreases from any Specified Event in the Company’s emissions calculations pursuant to the Clean Air Act’s new source review or prevention of significant deterioration programs and their implementing regulations, including any applicable Indiana state regulations, for any post-Closing project or modification at the Rolling Mill.

(d) Following the Closing Date, to the extent any Specified Event generates any transferrable or marketable non-attainment new source review emission credits, emission reduction credits, emission offsets or similar transferrable credits for criteria pollutants under the Clean Air Act’s new source review or prevention of significant deterioration programs and their implementing regulations, including any applicable Indiana state regulations, Seller shall first provide the Company a reasonable opportunity to purchase all or some of the credits or offsets at a fair market value prior to selling the credits or offsets to any other party; provided, however, that if the Rolling Mill is the only source eligible to use the credits or offsets Seller will transfer them to the Company for a total cost of $100.00.

Section 5.19. Retained Names.

(a) Following the Closing, Buyer shall and shall cause its Affiliates to, as soon as practicable, but in no event later than (i) ninety (90) days following the Closing Date, cease to use any Retained Names, and (ii) ninety (90) days following the Closing Date remove, strike over, or otherwise obliterate all Retained Names from all assets and other materials owned or possessed by Buyer or its Affiliates, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems.

(b) Following the Closing, any limited use of the Retained Names by Buyer and its Affiliates permitted by this Section 5.19 shall be subject to the following conditions:

(i) Use of the Retained Names shall be in the same form and manner, to no greater extent (without an increase in the extent or type of uses of the Retained Names), and subject to the same standards of quality, of that in effect for the Retained Names as of the Closing Date;

(ii) The Retained Names shall not be used in a manner that would reasonably be expected to reflect negatively on such name and marks or on Seller or any of its Affiliates;

(iii) Buyer and its Affiliates shall not apply to register or register any of the Marks forming a part of or associated with the Retained Names;

(iv) Any press release or similar public announcement or communication that references any of the Retained Names shall include a statement that Buyer or its Affiliates, as applicable, and Seller or its Affiliates, as applicable, are not Affiliates or otherwise related to each other; and

(v) Use of the Retained Names shall be on a transitional basis only in connection with operation of the Rolling Mill Business (and no other businesses).

(c) At the reasonable request of Seller, Buyer shall and shall cause its Affiliates to provide to Seller reasonable and representative samples of products and materials used or created under or in connection with this Section 5.19, in their possession, custody, or under their control bearing any of the Retained Names and shall otherwise cooperate with Seller to assist Seller in ensuring that the conditions of use of the Retained Names set forth under Section 5.19(b) are complied with.

(d) Buyer and its Affiliates shall have no other right to use any of the Retained Names except as expressly set forth in this Section 5.19.

(e) Without limitation to any other remedies, if Buyer and its Affiliates fail to comply with the foregoing terms and conditions in this Section 5.19, Seller shall (i) be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 10.11, and (ii) have the right to terminate the foregoing permitted use, effective immediately. Buyer and its Affiliates shall indemnify and hold harmless Seller and its Affiliates for any Losses arising from or relating to the use of the Retained Names following the Closing by Buyer or any of its Affiliates pursuant to this Section 5.19.

Section 5.20. Licensed Software. Prior to the Closing and for a period of six (6) months after the Closing Date, Seller shall use commercially reasonable efforts to assist Buyer, at Buyer’s sole cost and expense in obtaining for the Company the continuing right to operate the Licensed Software specifically set forth on Schedule 5.20, as it was operated by the Company prior to the Closing, and to permit Seller to provide services pursuant to the Transition Services Agreement; provided, however, that Seller will not be obligated to sublicense any of its existing licenses for any item of Licensed Software. Seller will not be obligated to provide Buyer with copies of any Contracts relating to Computer Software, Seller Computer Hardware or information technology services that Seller is prohibited from disclosing by the terms of such Contract.

Section 5.21. Shared Contracts.

(a) With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall, unless otherwise allocated pursuant to this Agreement or an Ancillary Agreement, be allocated between Seller and Buyer (or the Company, as applicable) as follows:

(i) If a Liability or obligation is incurred exclusively in respect of the Rolling Mill Business or the Excluded Businesses, such Liability or obligation shall be allocated to Buyer (in respect of the Rolling Mill Business) or Seller (in respect of the Excluded Businesses);

(ii) If a Liability or obligation cannot be so allocated under clause (i) above, such Liability or obligation shall be allocated to Seller or Buyer, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the Closing Date, measured as of the date of the allocation) by the Rolling Mill Business or the Excluded Business under the relevant Shared Contract. Notwithstanding the foregoing, each of Seller and Buyer shall be responsible for any or all Liability or obligation arising from its (or its Subsidiary’s) breach of the relevant Shared Contract to which this Section 5.21 otherwise pertains; provided, however, that each of Seller and Buyer shall be entitled to indemnification from the other for the portion of any Liability or obligation arising from any breach of the relevant Shared Contract by the other party (or its Subsidiary), which indemnification shall be separate from and not subject to the limitations set forth in Section 9.7.

(b) If Seller or any Retained Subsidiaries, on the one hand, or Buyer or any of its Subsidiaries, on the other hand, receives any benefit or payment which under any Shared Contract was intended for the other, Seller and Buyer will use their respective reasonable best efforts to, and to cause their respective Subsidiaries to, deliver such benefit or payment to the other party.

(c) Notwithstanding anything to the contrary herein, the parties agree that the Shared Contracts listed on Schedule Section 5.21(c)(i) shall not be deemed to be Rolling Mill Assets hereunder and are Excluded Assets (the “Excluded Shared Contracts”). Without limiting the foregoing, the parties have determined that it is advisable that certain Shared Contracts, which are identified on Schedule Section 5.21(c)(ii), be separated into separate Contracts between the appropriate Third Party and either the Excluded Businesses or the Rolling Mill Business. The parties agree to cooperate and use reasonable best efforts prior to the Closing (with no obligation on the part of either party to pay any costs or fees with respect to such assistance) to effect the separation of such Shared Contracts. If such Shared Contracts are not separated at Closing, the parties agree to continue to provide each other with reasonable cooperation and assistance in effecting the separation of such Shared Contracts and shall treat the same as Shared Contracts or take such reasonable steps as are necessary to provide each party the benefit of such Shared Contracts.

Section 5.22. Obligations Regarding Non-Assignable Assets.

(a) Notwithstanding anything else in this Agreement to the contrary, unless and until such license, consent, approval or amendment described below is no longer required or has been obtained, this Agreement and the Ancillary Agreements shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at the Closing any Rolling Mill Assets to the Company or any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person (including any and all licenses to be granted by, and any and all consents and approvals of, Governmental Authorities) to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof is required but has not been obtained as of the Closing Date (such Rolling Mill Assets, the “Delayed Transferred Assets”); provided, however, to the extent not inconsistent with the terms of any Delayed Transferred Assets or applicable Law, the parties shall treat the Company as the owner thereof for Tax purposes as of the Closing Date; provided, further, that, except as otherwise expressly provided herein, neither Seller or any of its Affiliates nor Buyer or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any Third Party. Without limiting the generality of Section 5.5 and Section 5.9, Seller and Buyer shall use, and cause each of their Subsidiaries to use, commercially reasonable efforts to obtain any such license, consent, approval or amendment, including after the Closing Date. Upon obtaining the requisite licenses, consents or approvals, unless otherwise provided in the Transition Services Agreement, such Delayed Transferred Assets shall be transferred and assigned to the Company hereunder.

(b) In the event and to the extent that, prior to the Closing, Seller or any of any Retained Subsidiary is unable to obtain a license, consent, approval or amendment required to assign, license, sublicense, lease, sublease, convey or transfer any Delayed Transferred Assets to the Company (or to a Subsidiary of Buyer, if applicable), then following the Closing, Seller shall, and shall cause the Retained Subsidiaries to, use commercially reasonable efforts to, in each case, subject to the terms of the Transition Services Agreement, (i) continue to hold, and to the extent required by the terms applicable to such Delayed Transferred Assets, operate such Delayed Transferred Asset in all material respects in the ordinary course of business and taking into account the transactions contemplated by this Agreement, (ii) cooperate with Buyer and the Company in any arrangement, lawful as to Seller and Buyer (or the Company), designed to provide to Buyer or the Company the benefits arising under such Delayed Transferred Assets, including accepting such reasonable direction as Buyer shall request of Seller or its Affiliates, and (iii) enforce at Buyer’s request, or allow Buyer and its Affiliates to enforce in a commercially reasonable manner, any rights of Seller or its Affiliates, as applicable, under such Delayed Transferred Assets against the other party or parties thereto; provided, however, that documented and reasonable costs and expenses incurred by Seller or its Affiliates at Buyer’s request shall be borne by Buyer or its Affiliates, and Buyer shall promptly reimburse Seller or its Affiliates for such costs and expenses. Subject to the terms of the Transition Services Agreement, Seller shall, and shall cause the Retained Subsidiaries to pay and remit to Buyer promptly all monies, rights and other consideration received by Seller or its Subsidiaries directly related to any such Delayed Transferred Asset due and owing to Buyer or the Company as contemplated by this Section 5.22. Subject to the terms of the Transition Services Agreement, Buyer (or the Company, as applicable) shall pay, perform and discharge fully, promptly when due, all of the obligations of Seller or the Retained Subsidiaries in respect of actions taken in compliance with this Section 5.22(b), and Buyer shall be responsible for all Assumed Liabilities related thereto and indemnify Seller and Seller’s Affiliates and each of their respective officers, directors, employees, agents and Representatives (collectively, the “Seller Indemnified Parties”) for all Losses arising out of any actions (or omissions to act) of Seller or any of any Retained Subsidiary arising out of such actions taken in compliance with this Section 5.22(b).

(c) Notwithstanding anything else set forth in this Section 5.22, neither Seller nor any other of its Affiliates shall be required to take any action that may, in the good faith judgment of Seller or such Affiliate, (i) result in a violation of any obligation which Seller or any such Affiliate has to any Third Party or (ii) violate applicable Law.

(d) Subject to Seller and its Affiliates performing their obligations pursuant to Section 5.22(a) and Section 5.22(b), Buyer agrees that Seller and its Affiliates shall not have any liability whatsoever arising out of or relating to, the failure to obtain any consents, approvals or licenses that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any Contracts, Permits or Environmental Permits or other right or obligation, as a result thereof, other than as provided in Section 7.2. Subject to Seller and its Affiliates performing their obligations pursuant to Section 5.22(a) and Section 5.22(b), Buyer further agrees that no representation, warranty, covenant or other obligation of Seller contained herein shall be breached or deemed breached, and no condition to Buyer’s obligations to consummate the transactions contemplated by this Agreement shall be deemed not satisfied, as a result of the failure to obtain any such consent, approval or license or as a result of any such default, acceleration or termination.

Section 5.23. Solvency after Closing. After the Closing, Buyer agrees that it shall not, and shall cause its Affiliates not to, take or cause to be taken or omit to take any action that could result in a determination pursuant to applicable Law that, after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements (or after giving effect to such transactions and to such other subsequent actions or omissions), Buyer (a) was insolvent at the time of the Closing, (b) became insolvent as a result of the transactions contemplated by this Agreement and the Ancillary Agreements, (c) was left with unreasonably small capital with which to engage in its business or (d) incurred debts beyond its ability to pay such debts as they mature, such that the payment of the Purchase Price may be deemed a “fraudulent conveyance” or impermissible dividend or distribution under applicable Law or otherwise subject to claims of any creditors of Buyer or its trustees in bankruptcy proceedings.

Section 5.24. Transfer of Excluded Assets and Retained Liabilities; Restructuring. Seller shall take, or cause one or more of its Affiliates to take, the actions described on Schedule 5.24 to transfer and assign effective as of, or prior to, the Effective Time, (a) the Excluded Assets and Retained Liabilities held by the Company from the Company to Seller or one of the Retained Subsidiaries and (b) the Rolling Mill Assets not held by the Company from Seller and its Affiliates to the Company, free and clear of all Encumbrances other than Permitted Encumbrances (collectively, the “Pre-Closing Restructuring”). Seller shall effect the Pre-Closing Restructuring by the Effective Time; provided, that following the date hereof, Schedule 5.24 may be amended by mutual written consent of Buyer and Seller, as may be required or reasonably advisable to consummate and effectuate the Pre-Closing Restructuring consistent with the terms of this Agreement.

Section 5.25. Directors and Officers.

(a) If the Closing occurs, Buyer shall and shall cause the Company, to the extent permitted by applicable Law and the Company’s organizational documents (as in effect as of the date hereof) to take any necessary actions to provide that all rights to indemnification and all limitation of liability relating to the Rolling Mill Business existing in favor of any current or former officers, directors, individual managers or employees of the Company in such capacities (collectively, the “Company Indemnitees”), as provided in (i) the organizational documents of the Company in effect on the date of this Agreement or (ii) any agreement set forth on Section 5.25(a) and a copy of which has been provided to Buyer providing for indemnification by the Company of any of the Company Indemnitees in effect on the date of this Agreement to which the Company is a party, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect in accordance with their terms for a period of six (6) years after the Closing.

(b) In the event that the Company or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Buyer, as the case may be, shall succeed to the obligations set forth in this Section 5.25.

(c) The provisions of this Section 5.25 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnitee, it being expressly understood that indemnitees to whom this Section 5.25 applies shall be third party beneficiaries of this Section 5.25.

Section 5.26. Non-Compete and Non-Solicitation.

(a) For a period of thirty-six (36) months commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (i) engage in an aluminum rolling business that services the food and beverage packaging market as conducted by Seller, the Company and the Rolling Mill Affiliates as of the Closing Date (the “Restricted Business”) in the Restricted Territory; or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Restricted Territory in any capacity.

Notwithstanding any other provision in this Agreement to the contrary, in the event of a Fundamental Transaction with respect to Seller, this Section 5.26(a) shall automatically terminate and have no further force or effect upon the consummation of any Fundamental Transaction

(b) Notwithstanding the foregoing Section 5.26(a), the Parties agree that nothing herein shall prohibit Seller or any of its Affiliates from:

(i) engaging in the business of casting aluminum products, including rolling slab;

(ii) acquiring or investing in or combining with (regardless of the form of transaction) any Person, or the assets thereof, if less than ten percent (10%) of the gross revenues, assets and income of such Person or assets (based on such Person’s latest annual audited consolidated financial statements) are generated directly from the Restricted Business; or

(iii)    acquiring or investing in or combining with (regardless of the form of transaction) any Person, or the assets thereof, if ten percent (10%) or more than ten percent (10%), but not more than twenty-five percent (25%) of the gross revenues, assets and income of such Person or assets (based on such Person’s latest annual audited consolidated financial statements) are generated directly from the Restricted Business; provided, that within nine (9) months of such acquisition, Seller or its applicable Affiliate enters into a definitive agreement to divest itself of all or substantially all of the assets or operations so acquired that are engaged the Restricted Business (such assets or operations, the “Restricted Business Assets”) (and uses commercially reasonable efforts to consummate such transaction within such nine (9) month period); provided, however, that Seller agrees to provide Buyer, on its own behalf and on behalf of its Affiliates, with a right of first offer to purchase the Restricted Business Assets (“Right of First Offer”) in accordance with the Right of First Offer Procedure. For the purposes of this Section 5.26(b)(iii), “Right of First Offer Procedure” shall mean that, if, at any time during the Restricted Period, Seller or any Affiliate of Seller acquires any Restricted Business Assets, Seller shall deliver written notice to Buyer (“Offer Notice”) of Seller or an Affiliate of Seller’s acquisition of such Restricted Business Assets and obligation to first offer such Restricted Business Assets for sale to Buyer. Buyer, on its own behalf or on behalf of an Affiliate, shall have a period of thirty (30) days after the delivery of the Offer Notice within which to advise Seller by written notice (the “Acceptance Notice”) that Buyer desires to purchase such Restricted Business Assets at a purchase price (the “Offer Price”) set forth in the Acceptance Notice. If Buyer delivers the Acceptance Notice within such thirty (30) day period and Seller dose not reject such Acceptance Notice within fifteen (15) days of its delivery, the parties shall attempt in good faith to agree upon the terms and conditions upon which Seller shall sell and Buyer or an Affiliate of Buyer shall purchase the Restricted Business Assets, which shall include final agreement on the Offer Price or such other purchase price as the parties may agree, and to memorialize such agreement in a stock or asset purchase agreement mutually agreeable to the parties (“Right of First Offer Contract”). If Seller has rejected the Acceptance Notice of Seller and Buyer are unable to agree upon and execute a Right of First Offer Contract within sixty (60) days after delivery of an Acceptance Notice that has not been rejected by Seller, Buyer’s rights under the Right of First Offer shall terminate, and Seller may offer to sell the Restricted Business Assets to one or more third parties free of Buyer’s rights under the Right of First Offer at a price that is higher than the price offered by Buyer in the Acceptance Notice;

(iv)    acquiring or owning, directly or indirectly, solely as an investment, securities of any Person engaged in the Restricted Business in the Restricted Territory that is traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(c)    During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employees of the Rolling Mill Business or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.26(c) shall prevent Seller or any of its Affiliates from hiring any employee whose employment has been terminated by the Company.

(d)    Seller acknowledges that a breach or threatened breach of this Section 5.26 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 10.11.

(e)    Seller acknowledges that the restrictions contained in this Section 5.26 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.26 should ever be adjudicated by a court of competent jurisdiction to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then such court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.26 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.27.    Specified Litigation.

(a)    Seller Actions. Following the Closing Date, Seller shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all then pending or threatened Actions primarily relating to or arising in connection with the Excluded Businesses, the Excluded Assets or the Retained Liabilities, including Actions involving the matters set forth on Schedule Section 5.27(a)(i) (each, a “Seller Action”) but excluding, for the avoidance of doubt, the Assumed Actions, and, to the extent Seller acknowledges in writing that any Action is a Retained Liability, may settle or compromise, or consent to the entry of any judgment with respect to any such Action without the consent of Buyer; provided, however, that (a) if both Seller (or any of its Subsidiaries) and Buyer (or any of its Subsidiaries, including the Company) are named as parties to any Seller Action (a “Joint Action”) or (b) if any Seller Action is with a Key Customer, Key Supplier or any other third party listed on Schedule Section 5.27(a)(ii) (such Seller Action, a “Key Commercial Action”), in any such case of (a) or (b), Seller shall not settle such Joint Action or Key Commercial Action, as applicable, without the written consent of Buyer (not to be unreasonably withheld) unless such settlement releases Buyer (or such of its Subsidiaries named as parties) in connection with such Joint Action or Key Commercial Action, as applicable, and provides relief consisting solely of money damages borne by Seller (or any of its Subsidiaries) or other relief which does not have any material impact on the Rolling Mill Business. Buyer and the Company shall have the opportunity and the right, at their sole cost and expense, to participate in any discussion, negotiation and settlement with respect to such Joint Action or Key Commercial Action, which input Seller shall in good faith consider. Without Seller’s prior written consent, Buyer and its Affiliates shall not communicate regarding any Seller Action with any Third Party or make any public statement about any Seller Action, in each case except as required by Law, the rules of any stock exchange or any Governmental Authority (subject to first consulting with, and considering in good faith the views of, Seller to the extent legally permissible); provided that nothing herein shall prevent Buyer and its Affiliates from having any communications or discussions with any Third Party that is a party to any Seller Action listed on Schedule Section 5.27(a)(i) that does not prejudice Seller’s position in the Seller Action and provided further that Buyer shall keep Seller informed of any such discussions. Notwithstanding the foregoing, the provisions of ARTICLE VIII shall govern with respect to Tax-related matters to the extent any provision in ARTICLE VIII is in conflict with this Section 5.27(a). Buyer shall, and shall cause the Company to, reasonably cooperate with Seller, including by providing Seller and Seller’s legal counsel reasonable access to the Company’s employees, records and documents as Seller may request, to the extent maintained or under the possession or control of Buyer or the Company and each of their respective Affiliates. In furtherance of the foregoing, following the Closing, Buyer shall, and shall cause the Company to, make available to Seller, Buyer, the Company’s or each of their respective Affiliates’ employees to the extent reasonably requested by Seller for fact finding, consultation and interviews and as witnesses in connection with the Seller Actions.

(b) Assumed Actions. Following the Closing, Buyer shall have the right to control the legal proceedings disclosed on Schedule 5.27(b) (each, an “Assumed Action”), and at Closing, Buyer shall assume all legal privileges and protections associated with the Assumed Actions or any related future legal proceedings. Seller shall, and shall cause the Equity Seller to, reasonably cooperate with Buyer, including by providing Buyer and Buyer’s legal counsel reasonable access to the Equity Seller’s employees, records and documents as Buyer may request, to the extent maintained or under the possession or control of Seller or the Equity Seller and each of their respective Affiliates. In furtherance of the foregoing, following the Closing, Seller shall, and shall cause the Equity Seller to, make available to Buyer Seller’s, the Equity Seller’s or each of their respective Affiliates’ employees to the extent reasonably requested by Buyer for fact finding, consultation and interviews and as witnesses in connection with the Assumed Actions.

Section 5.28. Real Property Matters.

(a) During the period from the date of this Agreement through the earlier to occur of the Closing or the termination of this Agreement pursuant to the express terms hereof, Seller, the Company (prior to the Closing) and the Rolling Mill Affiliates (in respect of the Rolling Mill Business), as applicable, shall:

(i) perform all of their material obligations under any real property leases, and enforce the material obligations of the counterparties to such leases;

(ii) deliver copies to Buyer of all formal written notices sent or received by Seller, the Company or the Rolling Mill Affiliates (in respect of the Rolling Mill Business) with respect to any Rolling Mill Real Property;

(iii) not, other than in the ordinary course of business, modify, cancel, extend, renew or otherwise change in any manner any of the terms, covenants or conditions of any real property leases or enter into any new leases of space or other occupancy agreements (whether as a landlord, tenant or otherwise) for the Rolling Mill Real Property, or grant any consent to any matter requiring the consent of the Company under any lease, in each case without the prior written consent of Buyer in Buyer’s sole discretion (unless the applicable lease requires that the Company be reasonable in withholding its consent, in which case Buyer’s consent shall not be unreasonably withheld);

(iv) maintain all improvements, fixtures and appurtenances of the Rolling Mill Real Property so that same shall be in the same condition on the Closing Date as they are in on the date of this Agreement, reasonable wear and tear excepted;

(v) maintain all insurance with respect to the Rolling Mill Real Property and the improvements, fixtures and appurtenances thereon in a manner consistent with Seller’s and the Company’s existing insurance program;

(vi) maintain all Permits required for the operation of the Rolling Mill Business at the Rolling Mill Real Property as currently conducted;

(vii) not purchase, or exercise any right or option to purchase, any real property or interest therein, or deliver any notice to effect same, without Buyer’s prior written consent in Buyer’s sole discretion;

(viii) not allow any Encumbrances, other than Permitted Encumbrances, to attach to or encumber the Rolling Mill Real Property, and remove or cause to be removed from the Rolling Mill Real Property all Encumbrances, other than Permitted Encumbrances. Such obligation to remove Encumbrances shall include, without limitation, the removal of record of (A) that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated January 30, 2017 and recorded on January 30, 2017, as Instrument No. 2017R-000983 in the Office of the Recorder of Warrick County, Indiana, as the same may be amended, and (B) that certain Sworn Statement and Notice of Intention to Hold Mechanic’s Lien Upon Real Estate, appearing of record as Instrument No. 2020R-006085 in the Office of the Recorder of Warrick County, Indiana; and

(ix) without the prior written consent of Buyer in Buyer’s sole discretion, not (A) negotiate, show or otherwise offer for sale any Rolling Mill Real Property or interest thereon, (B) commit, agree to, or acquiesce in, any act which is reasonably likely to materially impair Buyer’s ability to conduct operations on the Rolling Mill Real Property as currently conducted, (C) take any action which would encumber or affect the marketability of title to the Rolling Mill Real Property or any interest therein, including, without limitation, leasing space or contracting for services or improvements (other than as permitted in the immediately preceding clause (B)), (D) file a Tax assessment or similar proceeding with respect to the Rolling Mill Real Property, or appoint counsel with respect to any Tax assessment or similar proceeding filed by a Governmental Authority against the Company with respect to the Rolling Mill Real Property, (E) effect any material alterations, improvements, additions, changes or construction to the Rolling Mill Real Property except (w) as required by applicable law, (x) as reasonably required in the Company’s reasonable discretion for health and safety purposes, (y) as reasonably required to prevent or impair damage to personal or real property, or (z) as required under any real property lease or other Contract.

(b)    Dock Parcel. As of the date of this Agreement, the Company is listed as the record owner of the Dock Parcel pursuant to Warrick County, Indiana GIS records. Prior to the Closing, Seller and the Company shall use commercially reasonable efforts to cause the County to rectify its GIS records so that the Company shall not be reflected as a current or past owner of the Dock Parcel.

Section 5.29.    Retransfer of Assets.

(a)    If either Party determines, within twelve (12) months after the Closing Date, that Buyer owns any Excluded Assets, or that any Assets have been transferred by Seller or the Rolling Mill Affiliates to Buyer or the Company, that are not Rolling Mill Assets, then Buyer shall transfer, assign and convey, or shall cause any such Asset to be transferred, assigned and conveyed, to Seller or any of its Affiliates or other designees designated by Seller without any consideration therefor.

(b)    If either Party determines, within twelve (12) months after the Closing Date, that any of Seller or any of its Affiliates owns any Rolling Mill Assets, or that any Assets have not been transferred by Seller or any Rolling Mill Affiliate to Buyer or the Company, that are Rolling Mill Assets, then Seller shall transfer, assign and convey, or shall cause any such Asset to be transferred, assigned and conveyed, to Buyer or any of its Affiliates or other designees designated by Buyer without any consideration therefor.

Section 5.30.    Intellectual Property Transfer Cooperation. After Closing, at Buyer’s reasonable request and expense, Seller shall reasonably assist to the extent able to do so in obtaining any necessary documentation, including from any third parties as required, for the preparation and/or transfer of the registrations and applications for the Rolling Mill IP not owned by the Company at Closing, including seeking new assignments or powers of attorney from its inventors or other parties having any ownership claim or related right to any of the Intellectual Property, and will use its commercially reasonable efforts to provide necessary assistance or signatures to the Company or Buyer to achieve such transfer (and recordation by the Company thereof), within a timeframe that will not cause Buyer or the Company to incur extension of time costs and penalties. Following the Closing, Buyer shall be principally responsible for preparing such documents to change ownership to the Company and any other documents with respect to actions requested by Buyer in connection with this Section 5.30. Until such time after Closing as Buyer completes the assignments and registration of the assignments to Buyer and the Company are complete, for all of the registrations and applications for the Rolling Mill IP assigned in connection with this Section 5.30 (for which Buyer shall use commercially reasonable efforts to complete expeditiously, and Seller shall reasonably cooperate therewith), Seller shall provide Buyer and the Company with all Intellectual Property related communications, such as office actions, annuity statements, maintenance fee statements or other notices in a reasonable time for Buyer or the Company to respond to those communications (and Buyer shall pay all costs and expenses in connection therewith). At Closing, Seller shall provide to Buyer an electronic version and a hard copy version of a six (6) month docket for all upcoming due dates relating to any of the registrations and applications for the Rolling Mill IP, and will identify any docketing or annuity services used by Seller in connection with those docket due dates.

Section 5.31.    No Shop. Seller shall, and shall cause its Affiliates and its and its Affiliates’ respective Representatives to, immediately cease any existing discussion or negotiation with any Persons (other than Buyer) conducted prior to the date hereof with respect to any proposed, potential or contemplated acquisition of or strategic partnership with the Company, the Rolling Mill Business or the Rolling Mill Assets. For the period of time commencing on the date hereof and terminating on the date this Agreement is terminated, if applicable, Seller shall refrain, and shall cause its Affiliates and its and its Affiliates’ respective Representatives to refrain, from taking, directly or indirectly, any action (a) to solicit or initiate the submission of any proposal or indication of interest from any Person (other than Buyer) relating to any acquisition of or strategic partnership involving the Company or all or substantially all of the Rolling Mill Assets or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving the Company or the Rolling Mill Assets (an “Alternative Transaction”), (b) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an Alternative Transaction with any Person (other than with Buyer) or (c) to authorize, engage in, or enter into any agreement or understanding (other than with Buyer) with respect to an Alternative Transaction.

Section 5.32.    IT and Data Separation and Transfer. Prior to the Closing, each of Seller and Buyer shall, and shall cause their Affiliates to, complete the actions set forth on Schedule 5.32. From and after Closing, Seller shall and shall cause their Affiliates to provide the services to be provided under the Transition Services Agreement so that Buyer and the Company shall be in a position to operate the Rolling Mill Business upon Closing in substantially the same manner as conducted by Seller prior to the Closing. Seller and Buyer shall and shall cause their Affiliates to, cooperate in testing the performance of the applicable IT systems for the Rolling Mill Business prior to the Closing Date. At the Closing, Buyer shall exercise the buy-out option to acquire the Seller Computer Hardware that is leased under Seller’s master hardware leases, which payment amount shall not be included in the Outstanding Indebtedness Amount.

Section 5.33.    Tax Credits and Incentives. Prior to the Closing, to the extent that there are any Tax credits or incentives benefiting Seller or any Rolling Mill Affiliate relating to the arising out of any of the Rolling Mill Assets, including any Indiana EDGE incentives or property Tax abatements, Seller shall use its commercially reasonable efforts to notify any applicable state and local Governmental Authority of the contemplated change in ownership of the Rolling Mill Assets. Prior to and following the Closing, Seller shall use commercially reasonable efforts to assist and cooperate with Buyer and the Company in transferring (to the extent transferable) such Tax credits and incentives and, to the extent not transferable, cooperate with Buyer so that the Company may enter into new Tax credit or incentive arrangements in connection with its ownership of the Rolling Mill Assets upon the Closing.

Section 5.34.    Audited Financial Statements. Prior to Closing, Seller shall (A) deliver to Buyer complete and correct copies of (i) the audited combined balance sheets of the Rolling Mill Business and the audited combined statements of operations and income, equity and cash flows of the Rolling Mill Business and accompanying notes to such financial statements (collectively, the “Audited Financial Statements”), accompanied by an unqualified audit report of PricewaterhouseCoopers LLP, the independent auditors of the Rolling Mill Business (the “Independent Auditor”), and (ii) unaudited combined balance sheets of the Rolling Mill Business and unaudited combined statements of operations and income, equity and cash flows of the Rolling

Mill Business, and accompanying notes to such financial statements (if required) (collectively, the “Interim Financial Statements”), in each case of (i) and (ii) prepared as carve-out financial statements, in accordance with GAAP for the dates and periods as required by, and in accordance with Regulation S-X, which will be audited in accordance with AICPA standards; and (B) cause the Independent Auditor to cooperate with Buyer consistent with their customary practice, including by providing customary consents to the inclusion of audit reports in any reports filed or furnished by Buyer with the United States Securities and Exchange Commission (the “SEC”). Seller agrees to provide Buyer with an opportunity to review and comment on drafts of the Audited Financial Statements and Interim Financial Statements, the form and substance of which shall be reasonably acceptable to Buyer, and with reasonable access to the books, records and personnel of the Rolling Mill Business and Seller and all documents, schedules and work papers that are reasonably necessary for purposes of such review. Seller shall reasonably cooperate with Buyer regarding other financial information relating to the Rolling Mill Business that may be required in connection with any filing with the SEC by Buyer after the Closing.

Section 5.35. Additional Covenants. The Parties shall comply with the covenants set forth on Schedule 5.35.

Section 5.36. Settlement of Metal Hedge Positions. Notwithstanding anything to the contrary in this Agreement, the metal hedges associated with the Rolling Mill Business with settlement dates following the Closing Date will be settled as between Seller and Buyer in the following fashion:

(a) Seller shall provide Buyer a full open position schedule of the metal hedges associated with the Rolling Mill Business with settlement dates following the Closing Date in the form of Schedule 5.36 (the “Metal Hedge Positions”) as of the following dates: (i) no later than the close of business as of thirty (30) Business Days prior to the Closing Date and (ii) no later than the close of business as of two (2) Business Days prior to the Closing Date.

(b) Each of the Metal Hedge Positions will be valued as at the close of business on the Closing Date, as set forth in this Section 5.36(b). Metal values will be determined in U.S. dollars according to the London Metal Exchange (“LME”) official closing price forward curve for primary aluminum (3rd Wednesday Dates), as published by the LME and the Aluminum MW U.S. Transaction Premium Platts Futures Settlements, as published by the Chicago Mercantile Exchange each as of the Closing Date.

(c) Within ninety (90) days following the Closing Date, Seller shall deliver to the Buyer a statement of the settlement amount to be paid for the net valuation gain or loss (the “Preliminary Hedging Calculation”). The Preliminary Hedging Calculation shall be subject to Buyer’s review and reasonable approval, and the Preliminary Hedging Calculation as so approved by Buyer (or as modified by agreement of Seller and Buyer) shall be the “Final Hedging Calculation”. Seller shall timely provide to Buyer such supporting document as Buyer may reasonably request in connection with Buyer’s review of the Preliminary Hedging Calculation, and Buyer may make inquiries of Seller regarding Buyer’s questions concerning or disagreements with Seller’s Preliminary Hedging Calculations. Seller shall, in good faith, consider Buyer’s comments, and to the extent the Parties disagree with respect to the Preliminary Hedging Calculation, the Parties shall resolve such disagreement in accordance with Section 5.36(d). The Metal Hedge

Positions reflected in the Preliminary Hedging Calculation and the Final Hedging Calculation shall be determined based on the calculations as set forth in Section 5.36(b) (without taking into account the amount of any margin or collateral that may have been in place with respect to any position). If the Final Hedging Calculation reflects a net valuation loss, such amount will be owed by the Buyer to the Seller. If the Final Hedging Calculation reflects a net valuation gain, such amount will be owed by the Seller to the Buyer. The net valuation gain or loss due, as the case may be, will be paid by Seller or Buyer, respectively, when the Final Closing Adjustment is paid (or, in the event that no Final Closing Adjustment is owed by Seller or Buyer, then when it would have been paid had an amount been owed by one Party to the other) pursuant to Section 1.4. The amount due hereunder will be paid by wire transfer of immediately available funds to the account specified by the Party receiving such funds.

(d) Should Buyer elect to replace the Metal Hedge Positions by entering into new metal hedges with third-parties on or prior to Closing, Seller agrees to provide reasonable cooperation to Buyer in support of Buyer’s objective to minimize its cost and exposure in connection therewith. For the avoidance of doubt, Buyer shall be solely responsible for any such new metal hedges which it elects to enter into.

(e) The Parties shall negotiate in good faith to reach an agreement with respect to any matters in dispute in respect of this Section 5.36, including any dispute that the calculation of the net valuation gain or loss, as applicable, is mathematically incorrect.

(f) For the purposes of calculating the Final Closing Adjustment under Section 1.4, Net Working Capital shall exclude any amounts with respect to Metal Hedge Positions.

(g) For clarity, the Rolling Mill Business may continue to enter into metal hedges in the ordinary course of business until Closing.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1. Conditions of Both Parties. The respective obligations of each Party under this Agreement to effect the Closing shall be subject to the satisfaction or mutual written waiver (to the extent permitted under applicable Law) by both Parties in their sole discretion, at or prior to the Closing, of each of the following conditions:

(a) Requisite Regulatory Approvals. The waiting period applicable under the HSR Act shall have expired or been terminated.

(b) No Prohibition. At the Closing there shall be no (i) Order issued by any Governmental Authority of competent jurisdiction or other Law, rule or regulation enacted or promulgated enjoining, restraining or otherwise preventing the consummation of the transactions contemplated by this Agreement, or (ii) Action or litigation instituted, commenced, pending or threatened by any Governmental Authority or private party that seeks to enjoin, restrain or otherwise prevent the transactions contemplated by this Agreement.

Section 6.2. Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the satisfaction of Buyer or Buyer’s waiver (to the extent permitted under applicable Law) in its sole discretion, at or prior to the Closing, of each of the following further conditions:

(a) Representations and Warranties. The Fundamental Representations shall be true and correct as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Seller contained in Section 3.18(a) (Title to Assets) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Seller contained in ARTICLE III of this Agreement (other than the Fundamental Representations and the representations and warranties set forth in Section 3.18(a) (Title to Assets)), without giving effect to any materiality or Material Adverse Effect qualifications therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as would not have a Material Adverse Effect;

(b) Covenants. Seller shall, after giving effect to the cure period referenced in Section 7.1(d), have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to or on the Closing;

(c) Closing Deliverables. On or prior to the Closing Date, Seller shall have delivered all agreements, instruments and documents required to be delivered under Section 2.2(a); and

(d) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

Section 6.3. Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the satisfaction of Seller or Seller’s waiver (to the extent permitted under applicable Law) in its sole discretion, at or prior to the Closing, of each of the following further conditions:

(a) Representations and Warranties. The Buyer Fundamental Representations shall be true and correct as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Buyer contained in ARTICLE IV of this Agreement (other than the Buyer Fundamental Representations), without giving effect to any materiality or similar qualifications therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as would not materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement on a timely basis;

(b) Covenants. Buyer shall, after giving effect to the cure period referenced in Section 7.1(c), have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to or on the Closing; and

(c) Closing Deliverables. On or prior to the Closing Date, Buyer shall have delivered all agreements, instruments and documents required to be delivered under Section 2.2(b).

ARTICLE VII

TERMINATION

Section 7.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of Buyer and Seller;

(b) by Seller or Buyer if the Closing shall not have occurred on or before July 1, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to either Party whose failure to fulfill any of its obligations contained in this Agreement shall have been primarily the cause of, or shall have resulted primarily in, the failure of the Closing to have occurred on or prior to such date;

(c) by Seller if (i) Buyer is in material breach of this Agreement and such material breach would cause any condition to Closing set forth in Section 6.3 not to be satisfied and (ii) such material breach is incapable of being cured on or prior to the Outside Date or, if capable of being cured, has continued without cure for a period of thirty (30) days after delivery of notice of such material breach; provided, however, that (A) Seller shall have given Buyer written notice, delivered at least thirty (30) days prior to such termination (or promptly, if such notice is given within thirty (30) days of the Outside Date), stating Seller’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination and (B) Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that any of the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied;

(d) by Buyer if (i) Seller is in material breach of this Agreement and such material breach would cause any condition to Closing set forth in Section 6.2 not to be satisfied and (ii) such material breach is incapable of being cured on or prior to the Outside Date or, if capable of being cured, has continued without cure for a period of thirty (30) days after delivery of notice of such material breach; provided, however, that (A) Buyer shall have given Seller written notice, delivered at least thirty (30) days prior to such termination (or promptly, if such notice is given within thirty (30) days of the Outside Date), stating Buyer’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination and (B) Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that any of the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied;

(e) by either Buyer or Seller, if any Governmental Authority having jurisdiction over Seller or Buyer shall have issued an Order or injunction or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or injunction or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to either Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such Order, injunction or action, and provided, further, that the Party seeking to terminate this Agreement under this Section 7.1(e) shall have used its best efforts to cause any such order, injunction or action to be vacated or lifted or to ameliorate the effects thereof; or

(f) by Seller upon written notice to Buyer, five (5) Business Days following such written notice if the Closing has not occurred prior thereto, if Buyer fails to consummate the Closing within five (5) Business Days of the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would have been satisfied as of such date) or the failure of which to be satisfied is attributable primarily to a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement).

Section 7.2. Effect of Termination. In the event of termination of this Agreement by a Party hereto pursuant to and in accordance with Section 7.1, this Agreement shall thereupon terminate and become void and have no force or effect, and the transactions contemplated hereby and by the Ancillary Agreements shall be abandoned without further action by the Parties, except that the provisions of Section 5.6, this Section 7.2, and ARTICLE X and the Confidentiality Agreement shall survive the termination of this Agreement; provided, however, that neither Party shall be relieved or released from any Liabilities or damages (which the Parties hereby acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) arising out of common law fraud or any willful and material breach of its obligations under this Agreement, provided, further, that any failure by Buyer to consummate the Closing at any time at which Seller shall have the right to terminate this Agreement pursuant to Section 7.1(f) shall be deemed to be a willful and material breach by Buyer.

ARTICLE VIII

TAX MATTERS

Section 8.1. Tax Indemnification.

(a) From and after the Closing, Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against, without duplication, (i) all Taxes with respect to any Pre-Closing Tax Period, to the extent the amount of any Taxes payable exceeds the amount reserved therefor on Net Working Capital, and (ii) any Taxes resulting from any breach of any representations or warranties set forth in Section 3.11, except, in either case, as to any Tax credits or incentives that are disallowed by, or required to be repaid to, a Governmental Authority solely as a result of Buyer’s operation or cessation of the Rolling Mill Business after the Closing Date.

(b) The indemnification rights provided to the Buyer Indemnified Parties pursuant to Section 8.1(a) shall survive until thirty (30) days following the expiration of the applicable statute of limitations with respect to the Taxes subject to such claim for indemnification. Any claim for indemnity under Section 8.1(a) shall be deemed time-barred, and no such claim shall be made after the period specified in the immediately preceding sentence; provided, however, that if written notice of a claim for indemnification under Section 8.1(a) is provided to Seller in good faith within the applicable survival period describing such claim in reasonable detail (including the facts underlying each particular claim) and including copies of all material written evidence upon which such claim is based, then the indemnification rights pursuant to Section 8.1(a) that would otherwise terminate as set forth above shall survive as to such claim, and that claim only, until such time as such claim is fully and finally resolved.

(c) In the case of Taxes that are payable with respect to a Straddle Period, the amount of any such Taxes that shall be apportioned to a Pre-Closing Tax Period shall be:

(i) in the case of Taxes that are either (x) based upon or related to income, or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended on (and included) the Closing Date; and

(ii) in the case of all other Taxes deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and when the actual amounts become known for the current period, such apportionment shall be recalculated by Buyer and Seller, and Buyer or Seller, as the case may be, shall promptly (but not later than five business days after notice of payment due) make any additional payment or refund so that the correct prorated amount is paid by each of Buyer and Seller.

(d) To the extent permitted under applicable Law, Seller and Buyer shall take all actions reasonably necessary to terminate the taxable year of the Company on the Closing Date. To the extent any such taxable year is terminated on the Closing Date, the Parties hereto agree to cause the Company to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

(e) Notwithstanding anything contained in this Agreement to the contrary: (i) Seller shall not be required to indemnify any Buyer Indemnified Party for any Tax (including any reduction in, or loss of, any Tax benefits) of the Company for any Post-Closing Tax Periods, except to the extent attributable to a breach of the representation contained in the last sentence of Section 3.11, and (ii) no provision in this ARTICLE VIII shall be interpreted in any manner that will require Seller to pay any amount more than once as an indemnity or as a set-off or credit against any amounts required to be paid pursuant to this Agreement.

Section 8.2. Preparation and Filing of Tax Returns.

(a) Seller shall prepare or cause to be prepared all required Tax Returns of the Company for any taxable period which ends on or before the Closing Date; provided, that all such Tax Returns shall be prepared and all elections with respect to such Tax Returns shall be made in a manner consistent with past practice. Before filing any Tax Return described in the preceding sentence, Seller shall provide Buyer for its review and comment a copy of such Tax Return at least forty-five (45) Business Days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns. If Buyer agrees with such Tax Return, Seller shall pay to Buyer the amount of the Buyer Indemnified Parties indemnification prior to such Tax Return or the due date for the filing of the related Tax Return. If, for any reason, Buyer does not agree with such Tax Return, Buyer shall notify Seller of its disagreement within twenty (20) Business Days of receiving a copy of the Tax Return. In the event that Seller and Buyer do not resolve such dispute within fifteen (15) Business Days thereafter, such dispute shall be settled pursuant to the provisions of Section 8.5. Buyer shall prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns relating to the Company for taxable periods ending after the Closing Date; provided, that with respect to any Tax Returns for a Straddle Period, such Tax Returns shall be prepared and all elections with respect to such Tax Returns shall be made in a manner consistent with past practice. Before filing any Tax Return with respect to any Straddle Period, Buyer shall provide Seller with a copy of such Tax Return for its review and comment at least forty-five (45) Business Days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns, accompanied by a statement calculating in reasonable detail Seller’s indemnification obligation, if any, pursuant to Section 8.1(a). If Seller agrees with such Tax Return and Buyer’s calculation of its indemnification obligation, Seller shall pay to Buyer the amount of the Buyer Indemnified Parties indemnification prior to such Tax Return or the due date for the filing of the related Tax Return. If, for any reason, Seller does not agree with such Tax Return or Buyer’s calculation of Seller’s indemnification obligation, Seller shall notify Buyer of its disagreement within twenty (20) Business Days of receiving a copy of the Tax Return and Buyer’s calculation. In the event that Seller and Buyer do not resolve such dispute within fifteen (15) Business Days thereafter, such dispute shall be settled pursuant to the provisions of Section 8.5.

(b) With respect to Tax Returns that Seller is required to prepare or cause to be prepared pursuant to Section 8.2(a), Seller shall pay or cause to be paid to Buyer when due and payable all Taxes with respect to the Company for any taxable period ending on or before the Closing Date to the extent such Taxes exceed the amount, if any, specifically accrued or specifically reserved for such Taxes in Net Working Capital.

(c) With respect to Taxes for Straddle Periods, to the extent that the sum of (i) payments, if any, made by Seller or the Company prior to the Closing Date to a Governmental Authority plus (ii) the amount of any liability for Taxes for Straddle Periods that are specifically accrued for such Taxes in Net Working Capital is greater than Seller’s allocable portion of such Straddle Period Taxes as determined pursuant to Section 8.1(c), Buyer shall pay to Seller the amount of such excess within ten (10) Business Days of filing such Straddle Period Tax Return.

(d) With respect to a Tax (other than for a Straddle Period) for which Seller has provided an indemnity under Section 8.1(c), to the extent that the amount, if any, specifically accrued or reserved for any such Taxes in Net Working Capital exceeds the amount of such Taxes actually due and payable, Buyer shall pay Seller the amount of such excess within ten (10) Business Days of filing the Tax Return related to such Tax.

Section 8.3. Tax Refunds. Except for any refunds or credits of Taxes attributable to the carryback of a net operating loss or other Tax attribute generated in a Post-Closing Tax Period and any prepaid Taxes or Tax receivables specifically included in Net Working Capital, any refunds or credits of Taxes (including interest received with respect thereto) of the Company for any Pre-

Closing Tax Period (including refunds or credits of Taxes arising by reason of amended Tax Returns of the Company filed after the Closing Date) received by the Company, Buyer or any of Buyer’s Affiliates shall be for the account of Seller and the amount of such refunds or credits of Taxes (net of all reasonable out-of-pocket costs, including Taxes, imposed on Buyer or the Company with respect to such refunds or credits of Taxes) shall be paid by Buyer to Seller within ten (10) Business Days after the Company, Buyer or any of Buyer’s Affiliates receives such refund or after the relevant Tax Return is filed in which the credit is applied against the Company’s, Buyer’s or any of its Affiliates’ liability for Taxes. At the request of Seller and at Seller’s expense, with respect to any refund or credit of Taxes of the Company for which Seller is entitled under this Section 8.3, the Company, Buyer or any of Buyer’s Affiliates shall file for and obtain any refunds or credits of Taxes to which Seller may be entitled under this Section 8.3.

Section 8.4. Tax Contests.

(a) If a Tax Claim shall be made in writing by a Governmental Authority, or Buyer intends to initiate any Tax Claim, that, if successful, might result in an indemnity payment pursuant to Section 8.1(a), Buyer shall notify Seller in writing of such Tax Claim within fifteen (15) Business Days of the receipt of such Tax Claim or fifteen (15) Business Days prior to initiating such Tax Claim. If notice of a Tax Claim is not given to Seller within such period or in detail sufficient to apprise Seller of the nature of the Tax Claim then, to the extent that Seller is materially prejudiced as a result thereof, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.1(a).

(b) Seller shall have the right to control all proceedings and may make any decisions in connection with a Tax Claim which relates exclusively to a Pre-Closing Tax Period and for which Seller may be required to indemnify the Buyer Indemnified Parties pursuant to Section 8.1(a), provided Seller provides written notice of its intent to assume the defense of such claim within fifteen (15) Business Days of the receipt of the notice required under Section 8.4(a), and acknowledges in writing its unconditional obligation to indemnify and hold harmless the Buyer Indemnified Parties from and against all Taxes ultimately determined to be payable with respect to any Pre-Closing Tax Period pursuant to such Tax Claim. In the event Seller has not assumed the defense of such Tax Claim by providing such notice and acknowledgement and subject to Section 8.4(f), the Buyer Indemnified Parties may, at Seller’s expense, (but only with respect to any Tax Claim that relates exclusively to any Pre-Closing Tax Period), assume the defense of any Tax Claim for which Seller has sole liability. If Seller does not assume the defense of any Tax Claim or such Tax Claim does not relate exclusively to any Pre-Closing Tax Period, the Buyer Indemnified Parties may defend the same in such manner as it may deem appropriate, including, but not limited to, settling, provided, however, that the Buyer Indemnified Parties shall not settle such Tax Claim without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding Section 8.4(b) and except as provided in Section 8.4(f), in the event of a Tax Claim that involves issues (A) relating to a potential adjustment for which Seller has liability and (B) that are required to be dealt with in a proceeding that also involves separate issues that could affect the Taxes of the Buyer Indemnified Parties, solely to the extent permitted by applicable Law, (x) Seller shall have the right at its expense to control the Tax Claim but only with respect to the former issues and (y) the Buyer Indemnified Parties shall have the right at its expense to control the Tax Claim but only with respect to the latter issues.

(d) Except as provided in Section 8.4(f), with respect to all other Tax Claims, Buyer (or the Company that is directly or indirectly affected by such Tax Claim) shall have the right to control the conduct of such proceedings.

(e) The party that is controlling the Tax Claim pursuant to Section 8.4(b), (c) or (d) (the “Controlling Party”) shall provide the non-Controlling Party with notice reasonably in advance of any proceedings in connection with such Tax Claim and, except as provided in Section 8.4(f) and to the extent permitted by Law, the non-Controlling Party shall have the right, at its expense, to participate in such Tax Claim (including the right to attend any meetings with a Governmental Authority or hearings or proceedings before any Governmental Authority to the extent they relate to such Tax Claim).

(f) Notwithstanding any other provision of this Agreement to the contrary, none of Buyer or any of its Affiliates shall be entitled to participate in any Tax Claim relating to any consolidated, combined, affiliated or unitary Tax Return which includes Seller or any of its Affiliates and none of Seller or any of its Affiliates shall be entitled to participate in any Tax Claim relating to any consolidated, combined, affiliated or unitary Tax Return which includes Buyer or any of its Affiliates (other than the Company); provided, however, that Seller shall notify Buyer to the extent any such Tax Claim involves any issues that could materially adversely affect Buyer or any of their Affiliates (including the Company) and will inform and discuss with Buyer how Seller is addressing and contesting such issues and will consider and act in good faith with respect to such issues.

Section 8.5. Tax Dispute Resolution. Except as otherwise provided, with respect to any dispute or a disagreement relating to Taxes between the Parties, the Parties shall cooperate in good faith to resolve such dispute between them; provided that if the Parties are unable to resolve such dispute, the Parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. The fees and expenses relating to any dispute as to the amount of Taxes owed by either of the Parties shall be paid by Buyer and Seller in proportion to each Party’s respective liability for the portion of the Taxes in dispute, as determined by the Independent Accounting Firm.

Section 8.6. Transfer Taxes. Buyer and Seller shall each be responsible for and shall pay one half of all Transfer Taxes. The Party that is legally required to file Tax Returns with respect to Transfer Taxes shall file all such Tax Returns, and, to the extent required by applicable Law, Seller shall, and shall cause its Affiliates, to join in the execution of such Tax Returns. To the extent one Party files such Tax Returns and pays any Transfer Taxes, the other Party shall indemnify and, within ten (10) Business Days of a written request therefor, reimburse the first Party for one half of any such Transfer Taxes and the first Party’s out-of-pocket expenses incurred in connection with the preparation and filing of such Tax Returns.

Section 8.7. Purchase Price Adjustment. Any payment required to be made pursuant to this Agreement following the Closing Date shall be treated, for Tax purposes, as an adjustment to the Purchase Price unless otherwise required by Law, and the Parties hereto shall file their Tax Returns consistent with such treatment and shall take no position contrary thereto in any audit or other Tax proceeding.

Section 8.8. Exclusivity. ARTICLE VIII shall govern all matters, including indemnification claims, with respect to Taxes.

ARTICLE IX

INDEMNIFICATION

Section 9.1. Survival.

(a) Except with respect to Taxes which shall be governed by the provisions of ARTICLE VIII, the representations and warranties in ARTICLE III and ARTICLE IV, and the right to commence any claim with respect thereto, shall survive the Closing until, and terminate on, the eighteen (18) month anniversary of the Closing Date, except that (i) the Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing indefinitely and shall not terminate; (ii) representations and warranties contained in Section 3.15 (Employee Benefit Plans) and Section 3.18(a) (subclause (a)—Title to Assets) in each case, shall survive the Closing and thereupon terminate on the three (3) year anniversary of the Closing Date, (iii) the representations and warranties contained in Section 3.17 (Environmental Matters) shall survive the Closing and thereupon terminate on the four (4) year anniversary of the Closing Date, and (iv) the representations and warranties set forth in Section 3.11 (Taxes) shall survive the Closing and shall thereupon terminate upon thirty (30) days following the expiration of the applicable statute of limitations.

(b) If the Closing has occurred, all covenants and agreements contained herein that by their terms are to be performed in whole or in part, or that prohibit actions, subsequent to the Closing Date shall survive the Closing in accordance with their terms. Claims with respect to breaches of all other covenants and agreements contained herein shall survive the Closing and shall thereupon terminate on the eighteen (18) month anniversary of the Closing Date, provided, however, that for the avoidance of doubt (x) the obligations of Buyer to assume, and to indemnify Seller Indemnified Parties for, the Assumed Liabilities and (y) the obligations of Seller to retain, and indemnify Buyer Indemnified Parties for the Retained Liabilities shall in each case survive the Closing indefinitely.

(c) Any claim for indemnity under this Agreement with respect to any breach of representations, warranties, covenants or agreements not made within the periods specified in Section 9.1(a) and Section 9.1(b) shall be deemed time-barred, and no such claim shall be made after the periods specified in Section 9.1(a) and Section 9.1(b); provided, however, that if written notice of a claim for indemnification under Section 9.2(a)(i) or Section 9.3(a)(i) shall have been provided to Seller or Buyer, as the case may be, within the applicable survival period and in good faith with reasonable specificity, then any representations or warranties that are the subject of such indemnification claim that otherwise would terminate as set forth above shall survive as to such claim, and that claim only, until such time as such claim is fully and finally resolved.

Section 9.2. Obligations of Seller.

(a) Except with respect to Taxes which shall be governed by the provisions of ARTICLE VIII, from and after the Closing, subject to the terms of this ARTICLE IX, Seller shall indemnify and hold harmless Buyer and Buyer’s Affiliates (including the Company) and each of their respective officers, directors, employees, agents and Representatives (collectively, the “Buyer Indemnified Parties”) from and against out-of-pocket losses, damages, Liabilities, claims, fines, awards, costs and expenses (including reasonable attorneys’ fees), interest, penalties, disbursements, judgments and settlements (collectively, “Losses”) incurred by any Buyer Indemnified Party arising from: (i) any breach of any of the representations or warranties of Seller in this Agreement or in any certificate delivered by or on behalf of Seller pursuant to this Agreement; (ii) the failure of Seller to duly perform or observe any covenant, agreement or obligation to be performed or observed by Seller pursuant to this Agreement; and (iii) any of the Retained Liabilities.

(b) The obligation of Seller to indemnify the Buyer Indemnified Parties for Losses is subject to the following limitations: (i) Seller shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to Section 9.2(a)(i) unless the aggregate amount of Losses incurred by all the Buyer Indemnified Parties in respect of all claims against Seller for indemnification under Section 9.2(a)(i) exceeds $5,695,000 (the “Deductible”), and then the Buyer Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Deductible, and (ii) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) exceed $67,000,000 (the “Cap”). Notwithstanding the foregoing sentence, in no event shall Seller be required to provide indemnification to any Buyer Indemnified Party for any single claim or aggregated claims arising out of substantially the same events or circumstances under Section 9.2(a)(i) unless the amount of such claim exceeds $250,000 (the “De Minimis Claim Threshold”).

(c) Notwithstanding anything to the contrary set forth herein, none of the Deductible, the Cap nor the De Minimis Claim Threshold shall apply to any claim involving Losses to the extent arising out of or relating to a breach of any Fundamental Representation or any claim involving Losses resulting from fraud.

Section 9.3. Obligations of Buyer.

(a) Subject to the terms of this ARTICLE IX, from and after the Closing, Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against Losses incurred by any Seller Indemnified Party arising from: (i) any breach of any of the representations or warranties of Buyer in this Agreement or in any certificate delivered by or on behalf of Seller pursuant to this Agreement; (ii) the failure of Buyer to duly perform or observe any covenant, agreement or obligation to be performed or observed by Buyer pursuant to this Agreement; (iii) in the event Buyer has not delivered, to Seller a release as contemplated by Section 5.15 with respect to any Seller Guaranty, failure by Buyer or its Affiliates (including, after the Closing, the Company) to perform the obligations secured thereby; and (iv) any of the Assumed Liabilities.

(b) The obligation of Buyer to indemnify the Seller Indemnified Parties for Losses is subject to the following limitations: (i) Buyer shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 9.3(b)(i) unless the aggregate amount of Losses incurred by all the Buyer Indemnified Parties in respect of all claims against Seller for indemnification under Section 9.3(b)(i) exceeds the Deductible, and then the Seller Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Deductible, and (ii) in no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to Section 9.3(b)(i) exceed the Cap. Notwithstanding the foregoing sentence, in no event shall Buyer be required to provide indemnification to any Seller Indemnified Party for any single claim or aggregated claims arising out of substantially the same events or circumstances under Section 9.3(b)(i) unless the amount of such claim exceeds the De Minimis Claim Threshold.

(c) Notwithstanding anything to the contrary set forth herein, none of the Deductible, the Cap nor the De Minimis Claim Threshold shall apply to any claim involving Losses to the extent arising out of or relating to a breach of any Buyer Fundamental Representation.

Section 9.4. Indemnification Procedures.

(a) In the event that any Action is threatened or commenced by a Third Party involving a claim for which a party may be required to provide indemnity (an “Indemnifying Party”) to any other party (an “Indemnified Party”) hereunder (an “Asserted Liability”), the Indemnified Party promptly shall notify the Indemnifying Party of such Asserted Liability in a writing that (i) describes such Asserted Liability in reasonable detail (including the facts underlying each particular claim and an identification of particular sections of this Agreement pursuant to which indemnification is being sought); (ii) attaches copies of any material written evidence upon which such Asserted Liability is based (provided that to the extent such written evidence is not reasonably available at such time, the Indemnified Party shall so indicate, and shall promptly provide such evidence when it becomes available); and (iii) sets forth, to the extent possible, the estimated amount of Losses for which the Indemnified Party may be liable (the “Claim Notice”); provided that no delay or failure on the part of the Indemnified Party in giving any Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay or failure. The Indemnifying Party shall have forty-five (45) days from its receipt of a Claim Notice (the “Notice Period”) to notify the Indemnified Party whether the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and by counsel of its own choosing, to assume and control the defense of an Asserted Liability. If the Indemnifying Party undertakes to assume and control the defense of an Asserted Liability, (i) the Indemnifying Party shall defend against such Asserted Liability and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to any settlement that (A) does not contain a full release of the Indemnified Party from the subject matter of the settlement, (B) requires an express admission of wrongdoing by the Indemnified Party or (C) provides for injunctive or other non-monetary relief affecting the Indemnified Party; provided that the Indemnifying Party shall not be entitled to assume the defense of an Asserted Liability and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (1) such Asserted Liability relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (2) the primary objective of such Asserted Liability is to seek injunctive or other equitable relief against the Indemnified Party, (3) the Indemnified Party’s potential Losses in excess of the Cap are reasonably expected to significantly exceed the Indemnifying Party’s potential indemnification obligations hereunder, (4) the Indemnifying Party does not agree in writing that it would be obligated to pay all Losses arising from or related to such

Asserted Liability if such claim was valid and indemnifiable, or (5) such Asserted Liability relates to an alleged violation of Environmental Laws that would reasonably be expected to materially affect the Indemnified Party’s then current business, operations or real property; provided, further, that the Indemnifying Party shall have the right to retain its own counsel (but the fees and expenses of such counsel shall be at the expense of the Indemnifying Party) and participate in the defense of such Asserted Liability and the Indemnified Party shall not consent to any settlement of such Asserted Liability without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party undertakes to assume and control the defense of an Asserted Liability, the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof, including (x) procuring potential witnesses and witness statements, (y) promptly furnishing documentary evidence to the extent available to it or its Affiliates and (z) providing access to any other relevant party, including any Representatives of the parties as reasonably needed, to ensure the proper and adequate defense of an Asserted Liability. The Indemnified Party may participate in, but not control, any proceeding with counsel of the Indemnified Party’s choice at the Indemnified Party’s expense. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to settle any Asserted Liability that the Indemnifying Party shall have undertaken to defend; provided that in the event that the Indemnified Party exercises its right to settle an Asserted Liability, then the Indemnified Party irrevocably and unconditionally waives any right to indemnification by the Indemnifying Party with respect to the Asserted Liability; provided, further that the Indemnified Party unconditionally releases the Indemnifying Party from any and all liabilities as part of any such settlement.

(b) If the Indemnifying Party (i) does not undertake within the Notice Period to assume and control the defense of an Asserted Liability or (ii) after assuming the defense of an Asserted Liability, fails to prosecute or withdraws from the defense, then the Indemnified Party shall have the right to control the investigation, defense and settlement of the Asserted Liability at the Indemnifying Party’s expense. In the case of clause (i) of the preceding sentence, the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense; provided, however, that the Indemnified Party shall not consent to any settlement of an Asserted Liability without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If an Indemnified Party settles an Asserted Liability it is defending pursuant to this Section 9.4(b) without obtaining the Indemnifying Party’s prior written consent to such settlement in violation of the immediately preceding sentence, then the Indemnifying Party shall be relieved of its indemnification obligations hereunder in respect of such Asserted Liability.

(c) In the event that any Indemnified Party has a claim against any Indemnifying Party under this ARTICLE IX for Losses not involving a claim by a Third Party that such Indemnified Party believes gives rise to a claim for indemnification in accordance with the terms hereunder, the Indemnified Party promptly shall notify the Indemnifying Party of such claim in a writing that (i) describes such claim in reasonable detail (including the facts underlying such claim and an identification of particular sections of this Agreement pursuant to which indemnification is being sought); (ii) attaches copies of any material written evidence upon which such claim is based (provided that to the extent such written evidence is not reasonably available at such time, the Indemnified Party shall so indicate, and shall promptly provide such evidence when it becomes available); and (iii) sets forth, to the extent possible, the estimated amount of Losses for which the

Indemnifying Party may be liable; provided that no delay or failure on the part of the Indemnified Party in giving any notice pursuant to this Section 9.4(c) shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay or failure.

Section 9.5. Sole Remedy. Subject to ARTICLE VIII, after the Closing, the provisions of this ARTICLE IX shall constitute the sole and exclusive remedy (other than injunctive relief or specific performance as contemplated by Section 10.11) of the Parties against each other with respect to any breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement or in any certificates or similar documents delivered pursuant to this Agreement. In furtherance of the foregoing, except for claims arising from common law fraud or intentional misconduct, each Party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Affiliates or Buyer or any of its Affiliates, as the case may be, arising under or based upon any Law (including any such Law relating to environmental matters (including Environmental Laws) or arising under or based upon any securities Law, common Law or otherwise). The obligations of the Parties set forth in this Section 9.5 shall be conditioned upon the Closing having occurred. Without limiting the generality of the foregoing, in no event shall either Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement and the Ancillary Agreements. For the avoidance of doubt, nothing in this Section 9.5 shall limit any Person’s right to seek and obtain any remedy on account of fraud by any Party.

Section 9.6. Mitigation. Each of the Seller Indemnified Parties and Buyer Indemnified Parties shall use commercially reasonable efforts to mitigate any claim or liability that it asserts or is reasonably likely to assert under this ARTICLE IX. In the event that a Seller Indemnified Party or a Buyer Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, Buyer or Seller, as applicable, shall not be required to indemnify any Seller Indemnified Party or Buyer Indemnified Party, as applicable, for that portion of any Losses that would have been avoided if all Seller Indemnified Parties or Buyer Indemnified Parties, as applicable, had made such efforts.

Section 9.7. Materiality Scrape; Damages Limitation.

(a) Solely in connection with ARTICLE IX, for purposes of determining the occurrence of a breach of any representations or warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement (except for the representations and warranties set forth in Section 3.6 (Financial Statements), the first sentence of Section 3.8 (Absence of Certain Changes) and Section 3.12(a) (Material Contracts)) or the amount of Losses resulting from a breach of any representations or warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement, all qualifications as to “materiality”, “material”, “in all material respects”, “materially adverse” or “Material Adverse Effect” contained therein shall not be given effect.

(b) In no event shall Seller or Buyer be liable under this ARTICLE IX for any punitive, exemplary, special, incidental, indirect or consequential damages of any kind or nature (other than as payable to a Third Party in connection with an Asserted Liability), and in no event shall Seller or Buyer be liable under this ARTICLE IX for lost profits, opportunity costs, or loss of business reputation, except in the case of lost profits to the extent constituting direct damages.

(c) In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses less the amount of any increases in premiums attributable to such claim, and (ii) any prior or subsequent recovery by the Indemnified Party from any Third Party with respect to such Losses. Nothing herein shall require an Indemnified Party to seek to recover Losses from a Third Party (including an insurance company) before or after making a claim for indemnification under this ARTICLE IX.

(d) Where one and the same set of facts qualifies under more than one provision entitling a party to a claim or remedy under this Agreement, there shall be only one claim or remedy. In particular, the foregoing shall apply if one and the same set of facts would entitle Buyer to rights under this ARTICLE IX and a Purchase Price adjustment pursuant to Section 1.4 or with respect to Taxes pursuant to ARTICLE VIII. For avoidance of doubt, it is agreed that Buyer shall not be entitled to seek indemnification under ARTICLE IX for claims relating to any asset or liability within the categories included within Net Working Capital to the extent such claims were considered in the resolution of the Dispute Notice or are reflected in the Final Settlement Statement pursuant to Section 1.4. Buyer’s sole remedy with respect to any matters related to Taxes shall be as provided in ARTICLE VIII.

(e) To the extent that Seller makes any payment pursuant to this ARTICLE IX in respect of Losses for which Buyer or any of its Affiliates have a right to recover against a non-insurer Third Party, Seller shall be subrogated, to the extent of such payment, to the right of Buyer or any of its Affiliates to seek and obtain recovery from such Third Party, and Buyer or its Affiliates, as applicable, shall execute any reasonably required papers and shall use commercially reasonable efforts to secure such rights of recovery to allow Seller to seek recovery from such Third Party on Seller’s behalf at Seller’s expense.

(f) Notwithstanding anything to the contrary set forth herein, Seller’s indemnity obligation pursuant to Section 9.2 with respect to any breach of Seller’s representations and warranties set forth in Section 3.17 (Environmental Matters) shall be subject to the following limitations:

(i) if the cost of Cleanup or for correcting a non-compliance with the Environmental Law subject to indemnity by Seller is increased after the Closing due to any unreasonable act of a Buyer Indemnified Party or any of their respective employees, agents, consultants or representatives, Seller shall not be responsible for any such increase in costs incurred;

(ii) Seller shall not be responsible for any costs, including costs of Cleanup and for corrective actions, to the extent such costs are incurred due to (1) any change of use of a real property from industrial use to commercial or residential use; or (2) implementation of any Cleanup or corrective action by any Buyer Indemnified Party that is not conducted in a manner reasonably designed to achieve the least stringent applicable remediation standards in a commercially reasonable manner (including the use of any engineering or institutional controls authorized under Environmental Laws and that do not materially interfere with the operations of the Rolling Mill Business or on the Rolling Mill Real Property); and

(iii) Seller shall not be responsible for costs of Cleanup, corrective action or other Losses arising out of intrusive environmental sampling conducted by, on behalf of any Buyer Indemnified Party, except to the extent any such environmental sampling was (1) required by any applicable Environmental Law or Environmental Permit or to respond to an unsolicited Order or other directive of a Governmental Authority, (2) reasonably necessary or prudent to respond to an Environmental Claim, (3) reasonably necessary to address a threat to human health or safety from a Release of Hazardous Materials, (4) in connection with environmental conditions observed during the course of legitimate work undertaken to repair equipment or facilities, or to expand or modify operations for legitimate business purposes, in a manner reasonably designed to minimize the disturbance of environmental media, (5) reasonably necessary to complete Cleanup to address a condition identified after the Closing Date that is subject to indemnification pursuant to this Agreement pursuant to a voluntary cleanup program established by a Governmental Authority, (6) authorized by or required to comply with a provision of the Ground Lease, or (7) agreed to by Seller.

(g) Notwithstanding anything to the contrary set forth herein, Buyer’s indemnity obligation pursuant to Section 9.3 with respect to any of the Assumed Environmental Liabilities shall be subject to the following limitations:

(i) if the cost of Cleanup or for correcting a non-compliance with the Environmental Law subject to indemnity by Buyer is increased after the Closing due to any unreasonable act of a Seller Indemnified Party or any of their respective employees, agents, consultants or representatives, Buyer shall not be responsible for any such increase in costs incurred;

(ii) Buyer shall not be responsible for any costs, including costs of Cleanup and for corrective actions, to the extent such costs are incurred due to (1) any change of use of a real property from industrial use to commercial or residential use; or (2) implementation of any Cleanup or corrective action by any Seller Indemnified Party that is not conducted in a manner reasonably designed to achieve the least stringent applicable remediation standards in a commercially reasonable manner (including the use of any engineering or institutional controls authorized under Environmental Laws); and

(iii) Buyer shall not be responsible for costs of Cleanup, corrective action or other Losses arising out of intrusive environmental sampling conducted by, on behalf of any Seller Indemnified Party, except to the extent any such environmental sampling was (1) required by any applicable Environmental Law or Environmental Permit or to respond to an unsolicited Order or other directive of a Governmental Authority, (2) reasonably necessary or prudent to respond to an Environmental Claim, (3) reasonably necessary to address a threat to human health or safety from a Release of Hazardous Materials, or (4) agreed to by Buyer.

ARTICLE X

MISCELLANEOUS

Section 10.1. Fees and Expenses. Except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, each Party shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Buyer shall be responsible for the fee for filing a Premerger Notification and Report Form under the HSR Act.

Section 10.2. Notices. Whenever it is provided herein that any notice, request, consent or other communication shall or may be given to or served upon either Party by the other Party, or whenever either Party desires to give or serve upon the other Party any communication with respect to this Agreement, each such notice, request, consent, or other communication shall be in writing and shall be deemed to have been validly served, given or delivered, (a) on the day when the receipt is signed after deposit with an internationally recognized courier with all charges prepaid through return receipt requested service or service with tracking record and requiring signature upon receipt, (b) when delivered, if hand-delivered by messenger, (c) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail or (d) on the date sent by electronic mail, in each case if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, all of which shall be addressed to the Party to be notified and sent to the address set forth in this Section 10.2 or to such other address as may be substituted by notice given by the applicable Party as herein provided:

If to Buyer, to:

Kaiser Aluminum Corporation

27422 Portola Parkway, Suite 200

Foothill Ranch, CA 92610

Attention: John M. Donnan, Esq., Executive Vice President – Legal,

Compliance and Human Resources

Email: John.Donnan@KaiserAluminum.com

with a copy (which shall not constitute notice or service of process) to:

McDermott Will & Emery LLP

340 Madison Avenue

New York, NY 10173

Attention:	Thomas Sauermilch;

                             Meir Lewittes

Email:	tsauermilch@mwe.com

                             mlewittes@mwe.com

If to Seller, to:

Alcoa Corporation

201 Isabella Street

Pittsburgh, PA 15212

United States of America

Attention: General Counsel

Email: alcoalegalnotices@alcoa.com

with a copy (which shall not constitute notice or service of process) to:

Jones Day

500 Grant Street

Pittsburgh, Pennsylvania 15219

Attention: William J. Axtman

Email: waxtman@jonesday.com

Section 10.3. Entire Agreement. This Agreement, the Ancillary Agreements (upon execution of the same) and the Seller Disclosure Schedules collectively constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous correspondence, agreements, understandings, negotiations and contracts between the Parties, both written and oral, express or implied, with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms or this Agreement.

Section 10.4. Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable as a matter of law or public policy in any respect by a court of competent jurisdiction, the remainder of this Agreement and such provisions as applied to other Persons and circumstances shall remain in full force and effect so long as, after excluding the portion deemed to be invalid, illegal or unenforceable, the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated to the greatest extent practicable in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 10.5. Assignment; Binding Effect; Subsequent Sale of Rolling Mill Business. This Agreement shall be binding on and shall inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Except as otherwise provided herein, (a) neither Party may assign, transfer, hypothecate, novate, mortgage, charge or otherwise convey its rights, benefits, obligations or duties hereunder without the prior written consent of the other Party; (b) any such purported assignment, transfer, hypothecation, novation, mortgage, charge or other conveyance by either Party without the prior written consent of the other Party shall be void ab initio; and (c) no assignment permitted or consented to hereby shall release either Party from any liability under this Agreement unless expressly provided for in such consent; provided, however, that Buyer may assign its rights and obligations to any wholly-owned Subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder. Without limiting the foregoing, for three (3) years following the Closing Date, without the prior written consent of Seller (in its sole discretion), Buyer shall not, and shall not permit any of its Affiliates, to sell, transfer, lease or otherwise divest to any Person (or group) that is not an Affiliate of Buyer (i) 50% or more of the equity ownership, directly or indirectly (through a sale of ownership interests, assets, merger, consolidation or other transaction) of the Company or (ii) a majority of the business or assets constituting the Rolling Mill Business in a single transaction or series of related transactions, provided, however, that nothing herein shall restrict or limit any Fundamental Transaction with respect to Buyer.

Section 10.6. Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 10.7. Interpretation.

(a) When a reference is made to an Article, Annex, Section, Schedule or Exhibit, such reference shall be to an Article, Annex, Section, Schedule of, or Exhibit to, this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, the use of any gender herein shall be deemed to include the other genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(d) The mere inclusion of an item in the Seller Disclosure Schedules as an exception to a representation or warranty will not be deemed an admission by Seller that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable.

(e) The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and references to “the date hereof” means the date of this Agreement.

(f) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(g) The word “or” shall not be deemed to be exclusive.

(h) References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(i) Reference to any Contract or document means such Contract or document as amended or modified and in effect from time to time in accordance with the terms thereof, together with all addenda, exhibits or schedules.

(j) A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.

(k) With respect to the determination of any period of time, unless otherwise set forth herein, “from” means “from and including” and “to” means “to but excluding.” When calculating the period of time before which, within which or following which any act is to be done or step taken (or not taken) pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(l) References to any period of time ending on the Closing Date shall refer to a period of time through the end of the Closing Date, without giving effect to the transactions contemplated hereby.

(m) A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the U.S.

(n) Unless otherwise defined, a reference to any accounting term has the meaning as defined under GAAP.

(o) The Parties hereby acknowledge and agree that to the extent that there is a conflict between any general provision of this Agreement and any provision specifically relating to Tax matters, the terms of the specific Tax provision shall control.

(p) With respect to any references to the phrase “Seller, the Company and the Rolling Mill Affiliates (in respect of the Rolling Mill Business)” or any phrase to a similar effect, the phrase “(in respect of the Rolling Mill Business)” qualifies each of Seller, the Company and the Rolling Mill Affiliates.

Section 10.8. Disclosure. Any matter disclosed in any Section of the Seller Disclosure Schedules shall be considered disclosed with respect to each other Section of such Seller Disclosure Schedules to which it is reasonably apparent on the face of such disclosure that such disclosure would apply or qualify.

Section 10.9. Waiver and Amendment.

(a) No amendment, modification or variation, of any provision of this Agreement shall in any event be effective except by written agreement making specific reference to the applicable provision to be amended, modified or varied, in each case duly executed by each Party.

(b) The failure of either Party, at any time or times, to require strict performance by the other Party of any provision of this Agreement shall not waive, affect or diminish any right of such Party thereafter to demand strict compliance and performance herewith and no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of any provision of this Agreement shall not suspend, waive or affect any other provision of this Agreement whether the same is prior or subsequent thereto. None of the undertakings, agreements, representations, warranties or covenants of either Party contained in or contemplated by any other provision of this Agreement shall be deemed to have been suspended or waived by the other Party, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of such Party and directed to the other Party specifying such suspension or waiver.

Section 10.10. Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and, except with respect to Indemnified Parties pursuant to ARTICLE IX, nothing herein express or implied shall give or be construed to give to any Person not a party to this Agreement (including any Affiliates or any employee or former employee of the Parties or any of their respective Affiliates (including any beneficiary or dependent thereof) not party to this Agreement) and such permitted successors and assigns, any legal or equitable rights hereunder.

Section 10.11. Specific Performance and Other Equitable Relief. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at Law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. It is hereby agreed that the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief. The Parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each Party hereby acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.

Section 10.12. Negotiation of Agreement. Each of Buyer and Seller acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against either Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and this Agreement.

Section 10.13. Choice of Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State to the extent that the laws of another jurisdiction would be required thereby.

Section 10.14. Jurisdiction and Service of Process; Dispute Resolution.

(a) Subject to Section 10.14(b), with respect to any Action resulting from, relating to or arising out of this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court in the State of Delaware (the “Designated Courts”). In any such action, suit or proceeding, each Party hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (i) any claim that it is not subject to the jurisdiction of the Designated Courts, (ii) that its property is exempt or immune from attachment or execution, (iii) that such action, suit or proceeding is brought in an inconvenient forum, (iv) that the venue of such action, suit or proceeding is improper, (v) that such action, suit or proceeding should be transferred or removed to any court other than one of the Designated Courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the Designated Courts, or that this Agreement or the subject matter hereof may not be enforced in or by the Designated Courts. Each Party hereby agrees not to commence any such action, suit or proceeding other than before one of the Designated Courts. Each Party hereto also hereby agrees that any final and unappealable judgment against a Party in connection with any such action, suit or proceeding shall be conclusive and binding on such Party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the U.S. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any action, suit or proceeding for which it has submitted to jurisdiction pursuant to this Section 10.14, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 10.2. Nothing in this Section 10.14 shall affect the right of any party to serve process in any other manner permitted by Law. The foregoing consent to jurisdiction shall not (i) constitute submission to jurisdiction or general consent to service of process in the Commonwealth of Pennsylvania for any purpose except with respect to any action, suit or proceeding resulting from, relating to or arising out of this Agreement or (ii) be deemed to confer rights on any Person other than the Parties to this Agreement.

(b) In the event that any dispute arises between the Parties with respect to this Agreement, the Parties shall first use their commercially reasonable efforts to settle such dispute. To this end, the Parties shall consult and negotiate with each other in good faith to reach a solution satisfactory to all Parties. As a necessary step in this dispute resolution process, in the event the Parties are unable to resolve its dispute, each Party shall use its commercially reasonable efforts to arrange a direct conversation between a senior executive designated by such Party and a senior executive designated by the other Party to attempt to resolve the dispute (an “Executive Meeting”). If, for any reason, the Parties have not settled the dispute by negotiation within thirty (30) days of receipt by a Party of written notice of a dispute, or an Executive Meeting has not taken place within such thirty (30) day period, then the Parties shall be free to pursue any other remedies available to them pursuant to this Agreement to resolve such dispute; provided, however, that by agreeing to the foregoing dispute resolution process, the Parties do not intend to deprive the Designated Courts of the ability to issue an injunction to prevent irreparable harm, or other order in aid of such process, and a Party shall not waive its right to participate in such process under this Section 10.14 if it seeks such relief. If either Party fails to comply with the dispute resolution process set forth above and a Party is required to resort to a separate Action to enforce such compliance, then the non-complying Party shall reimburse all of the costs and expenses incurred by the Party requesting such enforcement (including reasonable attorneys’ fees).

Section 10.15. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (C) SUCH WAIVER CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 10.16. Conflicts; Privileges. It is acknowledged by each of the Parties that Seller and certain of its Subsidiaries or Affiliates have retained Jones Day to act as its counsel in connection with the transactions contemplated hereby and that Jones Day has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other Party or Person has the status of a client of Jones Day for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates and Seller or any of its Affiliates, Jones Day may represent Seller or any such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including the Company) and even though Jones Day may have represented the Rolling Mill Business or the Company or any Rolling Mill Affiliate in a matter substantially related to such dispute, and Buyer hereby waives, on behalf of themselves and each of its Affiliates, any conflict of interest in connection with such representation by Jones Day. Buyer further agrees that, as to all communications, whether written or electronic, among Jones Day, Seller, the Company, or any Rolling Mill Affiliate, and all files, attorney notes, drafts or other documents, that relate in any way to the transactions contemplated by this Agreement and that predate the Closing, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer, the Rolling Mill Business or the Company following the Closing. Buyer agrees to take, and to cause its respective Affiliates to take, all steps necessary to implement the intent of this Section 10.16.

Section 10.17. Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. For purposes of this Agreement, .PDF signatures shall be deemed originals.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

KAISER ALUMINUM CORPORATION

By:	/s/ John M. Donnan
Name: John M. Donnan
Title: EVP-Legal, Compliance & Human Resources

ALCOA CORPORATION

By:	/s/ Renato De C.A. Bacchi
Name: Renato De C.A. Bacchi
Title: Senior Vice President and Treasurer

[Signature Page to Purchase Agreement]

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms, when used in this Agreement, has the meanings assigned to them in this Annex A.

“Acceptance Notice” has the meaning set forth in Section 5.26(b)(iii).

“Accounting Principles” means GAAP applied in a manner consistent with the accounting principles and methodologies used in preparing the Financial Statements (for December 31, 2019) with any inconsistency between GAAP and the principles of presentation reflected in Schedule 11.1(a) to be resolved in favor of Schedule 11.1(a). With respect to any calculation of Net Working Capital for the purposes of this Agreement, no change in accounting principles or methodology shall be made from those set forth on Schedule 11.1(a), including, without limitation, with respect to the nature of accounts, level of reserves or level of accruals. For purposes of the preceding sentence, “change in accounting principles or methodologies” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to the Financial Statements, their classification or presentation, as well as all changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events) utilized in making accounting estimates.

“Accumulated Postretirement Benefit Obligation” means the benefit obligations under the Seller Retiree Plans.

“Action” means any action, claim, complaint, investigation, audit, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity by or before any Governmental Authority.

“Actuary Firm” has the meaning set forth in Section 1.4(c).

“Affiliate” of any Person means, on any date, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, the Company shall be deemed to be (a) an Affiliate of Seller (but not Buyer) prior to Closing and (b) an Affiliate of Buyer (but not Seller) as of and following the Closing.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Alcoa Technical Center” means Building G at 859 White Cloud Road, Lower Burrell, Pennsylvania.

“Allocation” has the meaning set forth in Section 1.5.

“Alternative Transaction” has the meaning set forth in Section 5.31.

“Ancillary Agreements” means the ATC Lease Agreement, the Assignment, the Ground Lease, the IP License Agreement, the Metal Supply Agreement and the Transition Services Agreement.

“Asserted Liability” has the meaning set forth in Section 9.4(a).

“Asset” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all of the properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever located, including the following: (i) all Cash Equivalents, notes and accounts receivable (whether current or non-current); (ii) all real properties, whether leased or owned, including plants, buildings and other structures and improvements (including construction in progress) located thereon, fixtures contained therein and appurtenances thereto; (iii) all leases and subleases of all machinery, Equipment (including all transportation and office equipment), fixtures, trade fixtures and furniture; (iv) all office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (v) all raw materials, work-in-process, finished goods, consigned goods and other inventories; (vi) all Intellectual Property; (vii) all IT Assets; (viii) all rights existing under all Contracts; (ix) all prepayments, deposits, performance bonds or prepaid expenses; (x) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind; (xi) all customer lists and records pertaining to customers and accounts, personnel records, all lists and records pertaining to suppliers and agents, and all books, ledgers, files and business records of every kind; (xii) all advertising materials and all other printed or written materials, including purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals and instructional documents; (xiii) all permits, licenses, approvals and authorizations, to the extent transferable, of Governmental Authorities or third parties relating to the ownership, possession or operation of the Assets; (xiv) all goodwill as a going concern and all other general intangible properties; (xv) all employee contracts, including the right thereunder to restrict an employee from competing in certain respects; and (xvi) all trucks, automobiles and other vehicles.

“Assignment” means an assignment of membership interests, substantially in the form attached hereto as Exhibit C, evidencing the assignment of the Equity from the Equity Seller to Buyer.

“Assumed Action” has the meaning set forth in Section 5.27(b).

“Assumed Environmental Liabilities” means any and all Liabilities, whether arising before, on or after the Closing Date, of Seller or any of its predecessor companies or businesses, or any of their Affiliates, Subsidiaries or divisions (including the Company), to the extent relating to, resulting from or arising out of the present, past or future operation, conduct or actions of the Rolling Mill Business or the present, past or future ownership or use of Rolling Mill Assets, relating to, resulting from or arising out of any of the following: (i) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits, with respect to operations at the Rolling Mill Business, the Rolling Mill Real Property or the Rolling Mill Assets; (ii) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit with respect to operations at the Rolling Mill Real Property or Rolling Mill Assets; (iii) the presence of Hazardous Materials or introduction of Hazardous Materials to the Environment at, in, on, or under or migrating from the Rolling Mill Real Property or the Rolling Mill Assets relating to, resulting from or arising out of the Cleanup of such Hazardous Materials; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Materials, at, in, on, under or migrating from the Rolling Mill Real Property or the Rolling Mill Assets; (v) the Assumed SWMU Liabilities, and (vi) Off-Site Locations as a result of the transport, disposal, recycling, reclamation, treatment or storage of Hazardous Materials, or the arrangement for same, to said locations, on or after the Closing Date; provided, however, that the Assumed Environmental Liabilities shall not include the Retained Rolling Mill Environmental Liabilities, the Coated Scrap Melter Liabilities, the NPDES Permit Liabilities, the Y-Pit Liabilities, the Excluded Businesses Environmental Liabilities, or the Retained SWMU Liabilities.

“Assumed Liabilities” means the following Liabilities of Seller or any of its Affiliates, Subsidiaries or divisions (including the Company), in each case other than the Retained Liabilities or Liabilities relating to, resulting from or arising out of the present, past or future ownership, operation or use of the Excluded Assets or the Excluded Businesses:

(i) all Liabilities to the extent relating to, resulting from or arising out of the operation, conduct or actions of the Rolling Mill Business or the ownership or use of the Rolling Mill Assets prior to the Closing, provided that this shall not include any Environmental Liabilities, except for the Assumed Environmental Liabilities;

(ii) all Liabilities to the extent relating to, resulting from or arising out of the operation, conduct or actions of the Rolling Mill Business or the ownership or use of the Rolling Mill Assets from and after the Closing, provided that this shall not include any Environmental Liabilities, except for the Assumed Environmental Liabilities;

(iii) all Liabilities assumed by, retained by or agreed to be performed by Buyer or any of its Subsidiaries (including the Company) pursuant to the terms of this Agreement or any Ancillary Agreement;

(iv) all Liabilities related to the employment, retention or termination of Transferred Employees only to the extent provided in Section 5.2;

(v) Buyer’s or any Subsidiary of Buyer’s (including the Company’s) portion of Shared Contractual Liabilities pursuant to Section 5.21;

(vi) to the extent included in Net Working Capital, all accounts payable of Seller or its Subsidiaries arising out of the purchase of goods or services, in each case, exclusively related to the Rolling Mill Business;

(vii) all Assumed Environmental Liabilities;

(viii) (a) the Assumed Union Employee Pension Liability, (b) bonus amounts to be paid under Section 5.2(d), in the event that the Closing occurs after March 31, 2021, and (c) the Assumed Union Employee Retirement Ineligible OPEB Liability, and the Assumed Union Employee Retirement Eligible OPEB Liability; and

(ix) all Liabilities set forth on Section A(1) of the Seller Disclosure Schedules.

“Assumed SWMU Liabilities” means all Liabilities arising from the Solid Waste Management Units (“SWMUs”) identified on Section A(15) of the Seller Disclosure Schedules, which are deemed to relate to the Rolling Mill Business.

“Assumed Union Employee Pension Liability” means the non-vested benefit obligations relating to union Transferred Employees under the Seller DB Plan at the Effective Time.

“Assumed Union Employee Retirement Eligible OPEB Liability” means the Accumulated Postretirement Benefit Obligation relating to union Transferred Employees who are eligible to retire and commence retiree health and welfare benefits under the Seller Retiree Plans at the Effective Time.

“Assumed Union Employee Retirement Ineligible OPEB Liability” means the Accumulated Postretirement Benefit Obligation relating to union Transferred Employees who are not eligible to retire and commence retiree health and welfare benefits under the Seller Retiree Plans at the Effective Time.

“ATC Lease Agreement” means a sublease agreement for the office space and equipment constituting Rolling Mill Assets that are located at the Alcoa Technical Center, dated as of the Closing Date, by and among the Company and the Equity Seller substantially in the form attached hereto as Exhibit D.

“Audited Financial Statements” has the meaning set forth in Section 5.34.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to be closed in New York, New York.

“Business Employees” means all employees employed by the Company to conduct the Rolling Mill Business as of the Effective Time.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer DB Plan” has the meaning set forth in Section 5.2(g).

“Buyer DC Plan” has the meaning set forth in Section 5.2(f).

“Buyer Fundamental Representations” means any representation or warranty made under Section 4.2 (Authority of Buyer) and Section 4.8 (Brokers’ Fees).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Cap” has the meaning set forth in Section 9.2(b).

“Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority.

“Casualty Loss” has the meaning set forth in Section 5.16(b).

“Chrome Sludge Landfill” means the area identified as the “Chrome Sludge Landfill” on Section A(12) of the Seller Disclosure Schedules hereto and part or all of which also may be identified as included in Solid Waste Management Unit 89.

“Claim Notice” has the meaning set forth in Section 9.4(a).

“Cleanup” means all actions to: (a) cleanup, remove, treat or remediate Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the Environment; (c) perform pre-remedial obligations (including studies and investigations) and post-remedial obligations (including reporting, maintenance, monitoring and care); or (d) respond to requests of any Governmental Authority for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” has the meaning set forth in Section 2.1.

“Closing Consideration” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 2.1.

“Coated Scrap Melter” means the coated scrap melter and associated air control systems constructed for the Rolling Mill Business pursuant to the Part 70 Significant Permit Modification application submitted to the Indiana Department of Environmental Management in October 2018.

“Coated Scrap Melter Liabilities” means all Liabilities directly resulting from any Environmental Claim relating to the failure of the Coated Scrap Melter to comply with Environmental Laws prior to Closing, including National Emission Standards for Hazardous Air Pollutants for secondary aluminum production facilities in connection with its startup and operation prior to Closing and any penalties or fines imposed based on any failure to comply with Environmental Laws prior to Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means the September 19, 2019 Agreement and Working Rules between United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union on behalf of its Locals 104 and 420 and Alcoa USA Corp., and the 2019 Agreement and Working Rules between Alcoa Corporation Warrick Operations and United Steelworkers of America, AFL-CIO Local No. 104.

“Commercial Tax Agreement” means customary commercial agreements entered into in the ordinary course of business no principal purpose of which is related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Company” means Alcoa Warrick LLC, a Delaware limited liability company.

“Company Indemnitees” has the meaning set forth in Section 5.25(a).

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated November 1, 2016, by the Equity Seller, as the sole member.

“Company Plan” means any Employee Benefit Plan that is maintained or sponsored by Seller or any of its Affiliates for the benefit of Business Employees.

“Computer Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code and all documentation, including user manuals relating to the foregoing.

“Confidential Information” has the meaning set forth in Section 5.6(c).

“Confidentiality Agreement” has the meaning set forth in Section 5.6(a).

“Contingent Worker” has the meaning set forth in Section 3.14(b).

“Contract” means any written contract, agreement, commitment, franchise, indenture, lease or license.

“Contribution Agreement” means that certain Contribution Agreement, dated as of June 30, 2016, by and between Alcoa Inc. (subsequently known as Arconic Inc. and now known as Howmet Aerospace Inc.) and the Company.

“COVID Actions” means any commercially reasonable actions that Seller or the Company or their Affiliates reasonably determine are necessary or prudent for Seller or the Company to take in connection with (i) events surrounding any public health emergency, epidemic, pandemic, or disease outbreak caused by the COVID-19 Virus, (ii) reinitiating operation of all or a portion of the Rolling Mill Business to the extent shut down or slowed down in response to the events referenced in clause (i) of this definition, (iii) mitigating the adverse effects on the Rolling Mill Business of the events referenced in clause (i) of this definition, and (iv) protecting the health and safety of customers, employees, contractors, and other business relationships and to ensure compliance with any Law, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, health conditions (including any public health emergency, epidemic, pandemic, or outbreak (including the COVID-19 Virus)).

“COVID-19 Virus” means the novel coronavirus disease (COVID-19) outbreak and the outbreak of any other similar or related disease caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2).

“Deductible” has the meaning set forth in Section 9.2(b).

“Delayed Transferred Assets” has the meaning set forth in Section 5.22(a).

“De Minimis Claim Threshold” has the meaning set forth in Section 9.2(b).

“Designated Courts” has the meaning set forth in Section 10.14.

“Dispute Notice” has the meaning set forth in Section 1.4(e).

“Dock Parcel” means that certain parcel of real property situated in Warrick County, Indiana, registered in the land records thereof as tax parcel number 87-16-17-100-010.000-001, and abutting the northern shore of the Ohio River.

“Effective Time” has the meaning set forth in Section 1.4(a).

“Employee Amounts” means all (a) bonuses (including completion bonuses, variable compensation and equity compensation) payable to employees, agents and consultants of and to the Company as a result of the transactions contemplated by this Agreement and unpaid by the Company as of the Closing Date (including the employer portion of any payroll, social security, unemployment or similar Taxes), (b) severance obligations owed by the Company to employees, agents and consultants of and to the Company triggered prior to or on the Closing Date as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes), and (c) any pre-Closing bonus accruals included in “Employee Amounts” pursuant to Section 5.2(d) (including the employer portion of any payroll, social security, unemployment or similar Taxes).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any pension, profit sharing, 401(k), retirement, employment, severance, welfare, disability, deferred compensation, stock purchase, stock option, equity-based, change-in-control, retention, fringe benefit, bonus, incentive plans, programs, policies or other arrangements, whether or not subject to ERISA.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, deed of trust, hypothecation, conditional sale or similar restriction on transfer of title or voting.

“Environment” means the indoor or outdoor environment, including air, surface water, ground water, stream sediments, surface and sub-surface strata, property, soil, fill and/or similar environmental media.

“Environmental Claim” means any Action arising out of, resulting from or otherwise alleging liability in connection with (a) any Release of or exposure to any Hazardous Material or (b) any circumstances forming the basis of any violation of or liability pursuant to any Environmental Law.

“Environmental Condition” means a condition of the Environment, including a condition resulting from any Release of Hazardous Materials, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental Laws, (a) requires notification, investigatory, corrective or remedial measures, and/or (b) comprises a basis for claims against, demands of and/or Liabilities of the Company or with respect to the Rolling Mill Real Property, the Rolling Mill Business or the Rolling Mill Assets.

“Environmental Law” means any Law relating to (a) the protection of the environment, (b) protection of human health and safety as it pertains to exposure to Hazardous Materials or (c) management, disposal, generation, transportation, treatment, storage, recycling, discharge, emission, investigation, remediation, registration, reporting, labeling, or Release of any Hazardous Materials. Environmental Law includes the Clean Air Act (42 U.S.C. §7401 et seq.), the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (42 U.S.C.§9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 el seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §300f et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Section 10 of the Rivers and Harbors Act of 1899 (33 U.S.C. § 403), the Endangered Species Act (16 U.S.C. §1531 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §668 el seq.), the Migratory Bird Treaty Act (16 U.S.C. §703 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (“OSHA”), and the regulations promulgated pursuant to any of the foregoing and any similar federal, state and local statutes, all as may be amended from time to time.

“Environmental Liabilities” means any Liability arising from (a) the presence, or Release into the Environment, of, or exposure to, any Hazardous Material, or (b) any fact, circumstance, or occurrence forming the basis of any violation or alleged violation of, or giving rise to Liability pursuant to, any Environmental Law.

“Environmental Lien” shall mean any lien in favor of any Governmental Authority in connection with any liability under any Environmental Laws, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of Hazardous Material.

“Environmental Permit” means any permit, license, approval, registration or other authorization under any applicable Law or of any Governmental Authority relating to Environmental Laws or Hazardous Materials.

“Equipment” means all equipment, furnishings, fixtures, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property but excluding any IT Assets.

“Equity” has the meaning set forth in the Recitals.

“Equity Seller” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” has the meaning set forth in Section 3.15(b).

“Estimated Closing Adjustment” has the meaning set forth in Section 1.4(b).

“Estimated Settlement Statement” has the meaning set forth in Section 1.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(i) all Assets constituting ownership interests in, or that are used or held for use in, the Excluded Businesses but are not Assets exclusively used or exclusively held for use in the Rolling Mill Business, including without limitation, the Assets listed on Section A(2) of the Seller Disclosure Schedules;

(ii) all Cash Equivalents;

(iii) all intercompany receivables between Seller and any of its Retained Subsidiaries, including all Pre-Closing Intercompany Balances;

(iv) with respect to Seller and any Rolling Mill Affiliates, all Tax losses and Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing are derived from the Rolling Mill Business;

(v) with respect to Seller and any Rolling Mill Affiliates, any deposit or similar advance payment with respect to Taxes;

(vi) all current and prior insurance policies of Seller or any of its Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries except as contemplated under Section 5.16;

(vii) all legal and beneficial interest in the share capital or equity interests of the Retained Subsidiaries;

(viii) all rights of Seller and its Affiliates under this Agreement, the Ancillary Agreements and any documents delivered or received in connection herewith or therewith;

(ix) all Intellectual Property and IP Contracts of Seller and its Subsidiaries that are not exclusively used by or exclusively held for the Rolling Mill Business;

(x) all Assets under or in any way attributable to Company Plans, unless provided in Section 5.2;

(xi) all files (including all emails) relating to the Sale Process or any Action included in the Retained Liabilities;

(xii) all email accounts relating to the Excluded Businesses;

(xiii) all emails not sent or received by any Transferred Employees, including in archives or file structures;

(xiv) the Seller Guaranties;

(xv) the Excluded Real Property (other than the improvements on the Rolling Mill Real Property); and

(xvi) all Excluded Shared Contracts.

“Excluded Assets and Retained Liabilities Transfer Agreement” has the meaning set forth in Section 2.2(a)(i)(A).

“Excluded Businesses” means all of the former, present or future businesses of Seller and its Subsidiaries and Affiliates, other than the Rolling Mill Business, including the Smelter, the Power Plant and any adjacent property, the Dock Parcel and operations conducted thereon and the business of Alcoa DiMarc Inc., a Delaware corporation (other than the specific Assets transferred to the Company prior to the date hereof).

“Excluded Businesses Environmental Liabilities” means any Liabilities arising from the Excluded Businesses, their operations, the real properties now or formerly owned or operated by or in connection with them, or any Off-Site Location and relating to or arising from the following: (a) the presence, or Release into the Environment, of, or exposure to, any Hazardous Material, or (b) any fact, circumstance, or occurrence forming the basis of any violation, or alleged violation of, or giving rise to liability pursuant to, any Environmental Law.

“Excluded Real Property” means all of the real property owned by Seller and its Affiliates as of the date of this Agreement, including the Company, and as of the Closing, including, but not limited to, all real property associated with the Excluded Businesses or as identified on Section 3.10(a) of the Seller Disclosure Schedules, together with all improvements located thereon, and together with any rights and appurtenances pertaining thereto, including in and to any and all oil, gas and mineral rights and profits, rights and appurtenances pertaining to any such real property; provided, that (a) the improvements on the Rolling Mill Real Property, (b) that certain Pasture Lease Agreement, dated February 1, 2019, as amended, between the Company, as landlord, and Benjamin B. Lloyd and Dale Downey, as tenant, and (c) that certain Rail Car Storage and Equipment Lease, dated January 1, 2018, as amended, now between the Company, as lessor, and Squaw Creek Southern Railroad, as lessee, shall each constitute Rolling Mill Assets and shall not constitute Excluded Real Property or Excluded Assets.

“Excluded Shared Contracts” has the meaning set forth in Section 5.21(c).

“Executive Meeting” has the meaning set forth in Section 10.14(b).

“Final Closing Adjustment” has the meaning set forth in Section 1.4(g).

“Final Hedging Calculation” has the meaning set forth in Section 5.36(c).

“Final Settlement Statement” has the meaning set forth in Section 1.4(c).

“Financial Statements” means the unaudited balance sheet of the Rolling Mill Business for the fiscal years ended December 31, 2019 and 2018 and the related statements of income and cash flow for the years then ended and the unaudited balance sheet as of September 30, 2020 and the related statements of income and cash flows for the nine (9) month period then ended.

“Financings” has the meaning set forth in Section 3.12(a)(i) of the Seller Disclosure Schedules.

“Fundamental Representations” means Section 3.1 (Due Organization and Good Standing), Section 3.2 (Authority), Section 3.3 (Capitalization), Section 3.5(c) (No Violation), Section 3.19 (Brokers’ Fees) and Section 3.26 (Certain Transactions and Ownership).

“Fundamental Transaction” mean, with respect to Seller or Buyer as applicable, (a) the consummation of any transaction (including any merger or consolidation) that results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, as amended, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, as amended), directly or indirectly, of more than 30% of the voting securities of Seller or Buyer, as applicable; (b) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Seller or Buyer, as applicable, to any Person; or (c) the adoption of a plan relating to the liquidation or dissolution of Seller or Buyer, as applicable.

“Funds Flow Statement” has the meaning set forth in Section 1.4(a).

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time.

“General Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Governmental Authority” means any federal, state, local, municipal or foreign government, regulatory, self-regulatory, legislative or administrative body, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

“Governmental Filings” has the meaning set forth in Section 3.4.

“Ground Lease” means a lease agreement for the real property underlying the Rolling Mill (i.e., the Rolling Mill Real Property) and for certain utilities and other services, dated as of the Closing Date, by and among the Company, as tenant, and Warrick Real Estate, as landlord, substantially in the form attached hereto as Exhibit E.

“Harmful Code” means any surreptitious computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Computer Software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Computer Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command, in each case excluding license keys or similar license authentication or management software or devices.

“Hazardous Material” means any substance, material, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas that (a) is listed, classified, regulated or defined pursuant to any Environmental Law to be a pollutant, contaminant, hazardous waste, hazardous substance, hazardous material, toxic substance, deleterious substance, dangerous good, or words of similar regulatory import or effect under Environmental Laws, (b) could give rise to liability pursuant to Environmental Laws; or (c) any petroleum, petroleum product or by-product, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, or mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Indebtedness” means, with respect to any Person, without duplication: (a) indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or Assets purchased by such Person (excluding ordinary course trade obligations of such Person to creditors for raw materials, inventory and supplies); (d) all Indebtedness of others secured by any mortgage, lien, pledge, or other Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (e) all guarantees by such Person of Indebtedness of others or keepwell obligations of such Person; (f) all finance lease obligations of such Person which are required to be capitalized in accordance with GAAP and required to be classified as debt on the balance sheet; (g) all obligations of such Person issued or assumed as the deferred or contingent purchase price of property or services (excluding ordinary course trade obligations of such Person to creditors for raw materials, inventory and supplies); (h) all obligations of such Person under interest rate, currency or other hedging transactions (valued at the termination value thereof, assuming termination on the Closing Date) other than the Metal Hedge Positions, which shall be treated pursuant to Section 5.36; (i) all drawn letters of credit issued for the account of such Person; (j) all obligations of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance other than Permitted Encumbrances on property owned or acquired by such Person; (k) all obligations of such Person arising from cash/book overdrafts; (l) the following amounts: (i) the amount of the Assumed Union Employee Retirement Ineligible OPEB Liability, which amount (A) for purposes of the Estimated Settlement Statement shall be $43,000,000, as calculated under actuarial measurements and assumptions consistent with Seller’s ongoing plans as supported by certified actuarial reports and (B) for purposes of the Final Settlement Statement shall be calculated as of the Effective Time under actuarial measurements and assumptions consistent with Seller’s ongoing plans as supported by a certified actuarial report prepared by the Actuary Firm in accordance with Section 1.4(c); (ii) the amount of the Assumed Union Employee Retirement Eligible OPEB Liability, which amount (A) for purposes of the Estimated Settlement Statement shall be $40,500,000, as calculated under actuarial measurements and assumptions consistent with Seller’s ongoing plans as supported by certified actuarial reports and (B) for purposes of the Final Settlement Statement shall be calculated as of the Effective Time under actuarial measurements and assumptions consistent with Seller’s ongoing plans as supported by a certified actuarial report prepared by the Actuary Firm in accordance with Section 1.4(c); (m) all accrued and unpaid interest, fees, expenses, breakage costs, premiums and other amounts payable or obligations on any of the foregoing items (a) through (l); and (n) all Indebtedness of others referred to in clauses (a) through (m) hereof guaranteed (contingently or otherwise), directly or indirectly, in any manner by such Person.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Independent Accounting Firm” means BDO.

“Independent Auditor” has the meaning set forth in Section 5.34.

“Initial Purchase Price” has the meaning set forth in Section 1.3.

“Insurance Policies” means property, casualty, workers compensation and other insurance policies (other than director and officer liability or similar policies) that apply to the Rolling Mill Business and current and former employees, officers or directors of the Rolling Mill Business, in each case whether provided by a third party insurer, “captive” insurer or similar arrangement.

“Intellectual Property” means all intellectual property rights, including all U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, utility models, design patents, and industrial design registrations (collectively, “Patents”), (b) trademarks, service marks, domain names, social media identifiers and accounts, and trade dress, together with the goodwill symbolized by any of the foregoing (collectively, “Marks”), (c) copyrights and copyrightable subject matter and any and all moral rights therein, (d) trade secrets, manufacturing processes, formulas and all other proprietary confidential information, ideas, inventions and know-how (collectively, “Know How”), and (e) all applications and registrations for the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 5.34.

“IP Contracts” means Contracts (other than employment agreements entered into in the ordinary course, Contracts for off the shelf software, or licenses or Contracts related to any other software used by the Rolling Mill Business) that include provisions relating to (i) the receiving or granting or limiting of rights (including assignments, transfers, licenses, covenants not to assert, and standstill agreements) in or to any Intellectual Property or (ii) confidentiality of any Intellectual Property.

“IP License Agreement” means the Intellectual Property License Agreement, to be executed and delivered by the Company and the Equity Seller, consistent with the term sheet attached hereto as Exhibit H, whereby the Equity Seller shall grant to the Company the rights to use all Intellectual Property owned by Seller and its Subsidiaries, other than the Retained Names, used by the Rolling Mill Business in the ordinary course prior to the Closing Date that is not otherwise owned by the Company at Closing, such rights being exclusive within the field of the Restricted Business.

“IRS” means the Internal Revenue Service.

“IT Assets” means all software (including Computer Software), computer systems, personal computers, laptops, notebook computers, mobile phones and other personal computing devices, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference and resource materials relating thereto, and associated contracts and contract rights (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits and telecommunications agreements). Notwithstanding the foregoing, IT Assets shall not include licenses to, or transfer of, any software other than the SAP software currently used by the Rolling Mill Business.

“IT Failure” has the meaning set forth in Section 3.25.

“Joint Action” has the meaning set forth in Section 5.27(a).

“Key Commercial Action” has the meaning set forth in Section 5.27(a).

“Key Customer” shall mean the six (6) most significant customers of the Rolling Mill Business, as set forth in Section A(3) of the Seller Disclosure Schedules, based on dollar sales volumes of the Rolling Mill Business during the twelve (12) month period ended July 31, 2020.

“Key Supplier” shall mean the ten (10) most significant suppliers of the Rolling Mill Business, as set forth in Section A(4) of the Seller Disclosure Schedules, based on amounts invoiced during the ten (10) month period ended October 31, 2020.

“Know How” has the meaning set forth in the definition of “Intellectual Property.”

“Knowledge of Buyer” has the meaning set forth on Schedule 11.1(c).

“Knowledge of Seller” has the meaning set forth on Schedule 11.1(c).

“Law” means any law, statute, code, rule, regulation, order, writ, ordinance, judgment, decree, treaty or other pronouncement of any Governmental Authority having the effect of law.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any Law or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Licensed Software” means third party Computer Software licensed by the Company, Seller or any of its Affiliates.

“LME” has the meaning set forth in Section 5.36.

“Losses” has the meaning set forth in Section 9.2(a).

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material Adverse Effect” means any change, effect, development, circumstance, condition or event that (i) has prevented, or would reasonably be expected to prevent, Seller’s ability to close the transactions contemplated hereunder prior to the Outside Date, or (ii) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Rolling Mill Business, taken as a whole, provided that solely with respect to clause (ii) above, Material Adverse Effect shall not include any change, effect, development, circumstance, condition or event resulting from, relating to or arising out of (a) general economic, political or regulatory conditions in any of the geographical areas in which the Rolling Mill Business operates; (b) changes in the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market), including changes in interest rates, commodity prices or raw material prices; (c) conditions generally affecting any industry in which the Rolling Mill Business operates; (d) the impact of health conditions (including any public health emergency, epidemic, pandemic or disease outbreak (including the COVID-19 Virus)), acts of God, natural disasters, national or international political or social conditions, including the engagement in hostilities by the United States, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war (including any escalation or worsening of war), or the occurrence of any military or terrorist attack; (e) the negotiation, announcement or pendency of the transactions contemplated hereby, the disclosure of the fact that Buyer is the prospective acquirer of the Company or the Rolling Mill Business, or any communication by Buyer regarding plans or intentions of Buyer with respect to the Company or the Rolling Mill Business, or their businesses (including the impact of any of the foregoing on relationships with customers, suppliers, Business Employees or regulators, and any suit, action or proceeding arising therefrom or in connection therewith); (f) any changes in GAAP (or other applicable accounting regulations) or any change in any Law, including, any pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, health conditions (including any public health emergency, epidemic, pandemic, or disease outbreak (including the COVID-19 virus)); (g) compliance with the terms of, or the taking of any action required or expressly contemplated by, this Agreement or the Ancillary Agreements or any action taken, or failure to take action, or other changes or events to which Buyer has consented (or any action not taken as a result of the failure of Buyer to consent to any action requiring Buyer’s consent pursuant to Section 5.1); or (h) any failure to meet internal projections relating to the Rolling Mill Business or other earnings estimates or financial projections (it being understood that the underlying causes of the failure to meet such projections shall be taken into account in determining whether a Material Adverse Effect has occurred); except in the case of the foregoing clauses (a), (b), (c), (d) and (f) to the extent the Rolling Mill Business is materially disproportionately adversely affected by such conditions relative to other participants in industries and geographies in which the Rolling Mill Business operates.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Metal Hedge Positions” has the meaning set forth in Section 5.36(a).

“Metal Supply Agreement” means a metal supply agreement, dated as of the Closing Date, by and among Warrick Newco, and solely for the purposes identified therein, Seller, the Company, and solely for the purposes identified therein, Buyer substantially in the form attached hereto as Exhibit F.

“Net Working Capital” means the adjustments determined in accordance with Schedule 11.1(a) for (i) Net Working Capital excluding WIP and Finished Goods and Ma’aden, (ii) WIP and Finished Goods and (iii) Ma’aden NWC (all as such amounts are defined on, and calculated pursuant to, Schedule 11.1(a)).

“Non-Transferable Permits” means the Permits or Environmental Permits, which by their terms or by applicable Law may not be transferred to third parties, including Buyer or any of its Subsidiaries.

“Notice Period” has the meaning set forth in Section 9.4(a).

“NPDES Permit Liabilities” means all Liabilities (a) directly related to pH violations at outfalls 303, 403 or other compliance monitoring locations immediately downstream of the acid metals treatment system discharge, the biological surfactant treatment system discharge, and the deionized water regeneration system discharge from January 1, 2019, until Seller can demonstrate compliance with pH limits pursuant to the schedule of compliance identified in the final Agreed Order between Seller or an Affiliate and the State of Indiana Department of Environmental Management, a draft of which is attached as Section A(14) of the Seller Disclosure Schedules; or (b) directly related to aluminum exceedances at outfall 603 prior to Closing.

“OFAC” has the meaning set forth in Section 3.20(c).

“Offer Notice” has the meaning set forth in Section 5.26(b)(iii).

“Offer Price” has the meaning set forth in Section 5.26(b)(iii).

“Off-Site Location” means any real property other than the Rolling Mill Real Property.

“Order” means an order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.

“ordinary course of business” means, unless specifically indicated otherwise, any action taken by the Company which is (x) consistent with the past usual customs and practices of Seller, the Company and the Rolling Mill Affiliates (in respect of the Rolling Mill Business) or (y) a COVID Action.

“OSHA” has the meaning set forth in the definition of “Environmental Law.”

“Outside Date” has the meaning set forth in Section 7.1(b).

“Outstanding Indebtedness Amount” means the amount at Closing of (a) any Indebtedness of the Company and (b) any Indebtedness included in the Assumed Liabilities (if applicable), in each case to the extent not retained or repaid by Seller at Closing.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” has the meaning set forth in Section 3.13(b).

“Permitted Encumbrance” means (a) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Encumbrances which have arisen in the ordinary course of business for monies not yet due and payable; (b) Encumbrances approved by Buyer by written notice; (c) Encumbrances for Taxes, assessments and other governmental charges that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP; (d) unrecorded matters that would be disclosed by a current survey of property which do not materially interfere with the operation of the Rolling Mill Business as currently conducted; (e) easements, rights of way, covenants, conditions, restrictions and other similar matters which are recorded in the real property records and affecting title to any real property which do not materially interfere with the operation of the Rolling Mill Business as currently conducted; (f) zoning, building and other applicable Laws, rules and regulations; (g) statutory liens of landlords, lessors or renters for amounts not yet due and payable; (h) non-exclusive licenses and other non-exclusive grants of rights with respect to Intellectual Property entered into in the ordinary course of business; (i) liens arising under conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business; (j) Encumbrances that will be released and, if recorded, removed of record at or prior to the Closing Date; (k) Encumbrances arising on assets or products sold in the ordinary course of business; (l) restrictions on transfers of securities imposed by applicable state and federal securities Laws; and (m) with respect to any leased real property, the terms and conditions of the leases with respect thereto, which are enforceable in the absence of any breach or default.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Power Plant” has the meaning set forth in the definition of “Rolling Mill Business”.

“Pre-Closing Intercompany Balances” has the meaning set forth in Section 5.14.

“Pre-Closing Restructuring” has the meaning set forth in Section 5.24.

“Pre-Closing Restructuring Agreements” has the meaning set forth in Section 2.2(a)(i).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preliminary Hedging Calculation” has the meaning set forth in Section 5.36(c).

“Product Liability Claim” has the meaning set forth in Section 3.28.

“Purchase Price” has the meaning set forth in Section 1.4(h).

“Real Property” has the meaning set forth in Section 3.10(a).

“Release” means any release, threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the Environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata), including the movement of Hazardous Materials through or in the Environment.

“Representatives” means, as to any party, such party’s officers, managers, directors, employees, auditors and other agents and advisors.

“Restricted Business” has the meaning set forth in Section 5.26(a).

“Restricted Business Assets” has the meaning set forth in Section 5.26(b)(iii).

“Restricted Period” has the meaning set forth in Section 5.26(a).

“Restricted Territory” means North America.

“Retained Liabilities” means:

(i) all Liabilities under any Contract of Seller or any Rolling Mill Affiliate, to the extent relating to, resulting from or arising out of the Excluded Business or the Excluded Assets;

(ii) all Liabilities, whether arising before, on or after the Closing Date, of Seller or any of its Subsidiaries (including the Company and the Rolling Mill Affiliates) or any of their respective predecessor companies or businesses, to the extent the same results from or arises out of the present, past or future operations or conduct of the Excluded Businesses or the use or ownership by Seller or any of its Subsidiaries (including the Company and the Rolling Mill Affiliates) of the Excluded Assets;

(iii) all Taxes of Seller or any Rolling Mill Affiliate, whether arising before, on or after the Closing Date, and whether or not relating to the Rolling Mill Business or the Rolling Mill Assets (including, for the avoidance of doubt, all payroll, social security, unemployment or similar Taxes deferred by Seller or any Rolling Mill Affiliate pursuant to the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, or pursuant to or in connection with any U.S. presidential memorandum or executive order);

(iv) all Liabilities assumed by, retained by or agreed to be performed by Seller or any of its Subsidiaries (including the Company and the Rolling Mill Affiliates) pursuant to any of the Ancillary Agreements;

(v) all Seller Actions and Joint Actions;

(vi) (a) all Excluded Businesses Environmental Liabilities, (b) all Retained Rolling Mill Environmental Liabilities, (c) all Coated Scrap Melter Liabilities, (d) all NPDES Permit Liabilities, (e) all Y-Pit Liabilities, and (f) all Retained SWMU Liabilities;

(vii) all Liabilities arising under or with respect to any Company Plan for periods prior to, on or after Closing, except as specifically assumed by Buyer as an Assumed Liability, under Section 5.2, or included in the Net Working Capital of the Rolling Mill Business;

(viii) all Liabilities: (i) related to any class action lawsuit covering disputed retiree welfare benefits for any Business Employees, (ii) related to any Company employee or Business Employee who is not a Transferred Employee for periods on, prior to and after the Closing except as specifically assumed by Buyer as an Assumed Liability under Section 5.2, or included in the Net Working Capital of the Rolling Mill Business, (iii) related to any independent contractor, consultant or temporary worker of the Company but not of the Rolling Mill Business, and (iv) related to or for the obligations retained by Seller under Section 5.2(i) to provide retiree welfare and other post-employment benefits to any individual who is not a Transferred Employee (other than spouses and beneficiaries of Transferred Employees);

(ix) all intercompany payables between the Company or the Rolling Mill Business on the one hand and Seller and any of its Subsidiaries on the other hand, including all Pre-Closing Intercompany Balances;

(x) all Liabilities whether arising before, on or after the Closing Date, to the extent resulting from or arising out of the past, present or future ownership or operation of the Dock Parcel, including the recordation of the ownership of such Dock Parcel in the land records of Warrick County, Indiana;

(xi) any Transaction Expenses and Employee Amounts of Seller or any of its Subsidiaries (including the Company and the Rolling Mill Affiliates); and

(xii) all Liabilities set forth on Section A(5)(xii) of the Seller Disclosure Schedules.

“Retained Names” means all Marks including the name ALCOA and any derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing.

“Retained Rolling Mill Environmental Liabilities” means any and all Liabilities resulting from or arising out of the operation, conduct or actions of, or relating to, the Rolling Mill Business, the Rolling Mill Assets or the Rolling Mill Real Property, whether conducted by the Company or any other Person, including any predecessor companies or businesses or any of their Affiliates, prior to the Closing Date, and relating to, resulting from or arising out of any of the following: (i) alleged exposure to or presence of asbestos or asbestos-containing materials at, in, on, or in the vicinity of the Real Property, including any alleged personal or bodily injury or wrongful death arising from such alleged exposure to or presence of asbestos or asbestos-containing materials; (ii) Off-Site Locations as a result of the transport, disposal, recycling, reclamation, treatment or storage of Hazardous Materials, or the arrangement for same, at or to said locations prior to the Closing Date; or (iii) the Chrome Sludge Landfill.

“Retained Subsidiary” means any Subsidiary of Seller other than the Company.

“Retained SWMU Liabilities” means all Liabilities arising from the SWMUs identified on Section A(13) of the Seller Disclosure Schedules; provided, however, that the Settling Pond will cease being a Retained SWMU Liability and will become an Assumed SWMU Liability if, and only if, Buyer elects to take ownership of the Settling Pond.

“Right of First Offer” has the meaning set forth in Section 5.26(b)(iii).

“Right of First Offer Contract” has the meaning set forth in Section 5.26(b)(iii).

“Right of First Offer Procedure” has the meaning set forth in Section 5.26(b)(iii).

“Rolling Mill” has the meaning set forth in the definition of “Rolling Mill Business.”

“Rolling Mill Affiliates” means Seller’s Affiliates (excluding the Company) that hold, lease or license any Rolling Mill Assets or conduct any part of the Rolling Mill Business.

“Rolling Mill Assets” means all right, title and interest, as of immediately prior to Closing, of Seller, the Company, and any other Subsidiaries of Seller, in the following Assets (excluding the Excluded Assets):

(i) all Assets exclusively used or exclusively held for use in the Rolling Mill Business;

(ii) all Assets set forth on Section A(10)(ii) of the Seller Disclosure Schedules;

(iii) all accounts receivable of Seller, the Company or the Rolling Mill Affiliates arising out of the sale or other disposition of goods or services, in each case, exclusively related to the Rolling Mill Business;

(iv) all inventory of raw materials, supplies and consumables, packaging material, work-in-progress or finished goods exclusively used or exclusively held for use in the operation and conduct of the Rolling Mill Business;

(v) all Intellectual Property that is exclusively used or exclusively held for the benefit of the Rolling Mill Business, including the Patents listed on Section A(6)(v) of the Seller Disclosure Schedules, all Patents to which such Patents claim priority, and all Patents that claim priority to such Patents, and the Marks listed on Section A(7)(v) of the Seller Disclosure Schedules and the Know How listed on Section A(8)(v) of the Seller Disclosure Schedules (the “Rolling Mill IP”);

(vi) all IP Contracts that are exclusively used or exclusively held for the benefit of the Rolling Mill Business at the Closing (“Rolling Mill IP Contracts”);

(vii) all Contracts (other than leases with respect to the Rolling Mill Real Property and Equipment, any IP Contract, any Contract that constitutes an Intellectual Property Asset and any Contract relating to the Excluded Assets) to which Seller or any of its Subsidiaries is a party or to which any of the Assets is subject, in each case that is exclusively used or exclusively held for use in connection with the Rolling Mill Business;

(viii) all rights with respect to the Shared Contracts identified on Section 5.21(c)(ii) to the extent separated for the benefit of Buyer as provided in Section 5.21(c);

(ix) all Permits, including Environmental Permits (other than Non-Transferable Permits) owned, utilized or licensed by Seller or any of its Subsidiaries relating exclusively to, and required in the operation of, the Rolling Mill Business (including application for issuance or renewal thereof);

(x) all Rolling Mill Books and Records, including personnel records;

(xi) all rights, claims and credits arising under all guarantees, warranties, indemnities and similar rights in favor of any of Seller to the extent relating to any Rolling Mill Asset, any Assumed Liability or the Rolling Mill Business that exist prior to the Closing Date;

(xii) all rights, claims, credits, causes of action, rights to indemnification and contribution or rights of setoff against third parties (other than Seller) exclusively in respect of any Rolling Mill Asset or any Assumed Liability that exist prior to the Closing Date;

(xiii) all credits, prepaid expenses, deferred charges, advanced payments, security deposits and prepaid items that exclusively relate to the Rolling Mill Business (to the extent not otherwise included in Net Working Capital);

(xiv) all right, title and interest of Seller and its Subsidiaries (including the Company) in (i) the IT Assets exclusively used or exclusively held for use in the Rolling Mill Business at the Closing and (ii) the IT Assets set forth on Section A(9)(xiv) of the Seller Disclosure Schedules (collectively, the “Rolling Mill IT Assets”);

(xv) the improvements on the Rolling Mill Real Property; and

(xvi) all goodwill associated with the Rolling Mill Business, including, without limitation, the goodwill associated with existing customer relationships of the Rolling Mill Business, and all rights, claims or credits relating to or deriving from, any of the assets described in the foregoing clauses;

but in the case of each of the foregoing, excluding the Excluded Assets.

“Rolling Mill Assets and Assumed Liabilities Transfer Agreement” has the meaning set forth in Section 2.2(a)(i)(B).

“Rolling Mill Books and Records” means the books and records exclusively used or exclusively held for use in the Rolling Mill Business, including (i) all such books and records located at the Rolling Mill, (ii) all such books and records to the extent relating to Transferred Employees, the purchase of materials, Taxes, supplies and services, the development, marketing, manufacture and sale of products by the Rolling Mill Business or dealings with suppliers and customers of the Rolling Mill Business, (iii) all accounting records related to the Rolling Mill Business, (iv) all files relating to any Action included in the Assumed Liabilities, (v) copies of bank statements of the Rolling Mill Business, (vi) check books in use with respect to all the Company’s accounts, and (vii) all emails sent and received by all Transferred Employees, including in archives or file structures. Notwithstanding the foregoing, “Rolling Mill Books and Records” shall not include information, documents or materials (y) to the extent relating to or constituting any Excluded Assets or Retained Liabilities or (z) to the extent that transferring any books and records is not permitted by applicable Law.

“Rolling Mill Business” means, as comprised on or prior to the Closing Date, the electromagnetic rolling slab casting and aluminum sheet rolling operations as conducted at the aluminum casting and rolling mill facility located in Evansville, Warrick County, Indiana (the “Rolling Mill”) by the Company and the Rolling Mill Affiliates and the ownership and operation of the Rolling Mill Assets, including all research and development and sales and marketing activities related thereto. For the avoidance of doubt, the “Rolling Mill Business” shall exclude the aluminum smelter facility and operations (the “Smelter”) and the power generation plant and operations (the “Power Plant”), in each case, located adjacent to the Rolling Mill Business and owned and operated by Seller and its Affiliates.

“Rolling Mill IP” has the meaning set forth in the definition of “Rolling Mill Assets.”

“Rolling Mill IP Contracts” has the meaning set forth in the definition of “Rolling Mill Assets.”

“Rolling Mill IT Assets” has the meaning set forth in the definition of “Rolling Mill Assets.”

“Rolling Mill Real Property” has the meaning set forth in Section 3.10(a).

“Sale Process” means all matters, whether occurring before or after the date of this Agreement, relating to the sale of the Rolling Mill Business and all activities in connection therewith, including matters relating to (i) the solicitation of proposals from third parties in connection with the sale of the Rolling Mill Business or (ii) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the Ancillary Agreements, or the determination of the allocation of any Assets or liabilities pursuant to the foregoing agreements or the transactions contemplated thereby.

“SEC” has the meaning set forth in Section 5.34.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Action” has the meaning set forth in Section 5.27(a).

“Seller Books and Records” means the books and records, including all computerized books and records, of or owned by Seller and its Subsidiaries, other than the Rolling Mill Books and Records.

“Seller Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, mid-range and mainframe computers, process control and distributed control systems, and network telecommunications equipment not exclusively used by Seller or any Rolling Mill Affiliate in connection with the Rolling Mill Business.

“Seller DB Plan” has the meaning set forth in Section 5.2(h).

“Seller DC Plan” means a qualified defined contribution plan sponsored by Seller or its Affiliates that covers Transferred Employees and is intended to qualify under Section 401(a) of the Code.

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement.

“Seller Guaranty” means any guaranty issued by Seller or any of its Affiliates (other than the Company) on behalf of or in support of the Company or in connection with the Rolling Mill Business, and any keepwell, net worth maintenance agreement, letter of credit, surety bond, customs bond, reimbursement obligation or letter of comfort imposing any obligations on Seller or its Affiliates (other than the Company) in connection with the Rolling Mill Business, including those set forth in Schedule 5.15.

“Seller Indemnified Parties” has the meaning set forth in Section 5.22(b).

“Seller Retiree Plan” means the Seller’s Company Plan that provides post-retirement health and welfare benefits to retirees and to current and former employees of the Rolling Mill Business who are subject to the Collective Bargaining Agreement.

“Separation Agreement” means that certain Separation and Distribution Agreement, dated as of October 31, 2016, by and between Alcoa Inc. (subsequently known as Arconic Inc. and now known as Howmet Aerospace Inc.) and Seller (formerly known as Alcoa Upstream Corporation).

“Settling Pond” means the pond depicted on Section A(11) of the Seller Disclosure Schedules and specifically includes the area which is within what is currently known as Solid Waste Management Unit 36.

“Shared Contracts” means any Contract, sales order, purchase order, instrument or other commitment, obligation or arrangement entered into prior to the Closing which are between Seller or any of its Subsidiaries (or, after the Closing, Seller or Buyer or any of their respective Subsidiaries), on the one hand, and one or more third parties, on the other hand (regardless of whether such Contracts constitute Rolling Mill Assets), that directly benefit both (x) the Excluded Businesses and (y) the Rolling Mill Business; provided, however, “Shared Contracts” does not include any Contract related to the employment, termination, or employee benefits of Business Employees, unless specifically provided in Section 5.2.

“Shared Contractual Liabilities” means liabilities or obligations in respect of Shared Contracts.

“Smelter” has the meaning set forth in the definition of “Rolling Mill Business”.

“Smelter and Power Plant Real Property” has the meaning set forth in Section 3.10(a).

“Solvent” means, with respect to any Person, that (a) the fair saleable value of the property of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of liabilities of such Person and its Subsidiaries as of such date, (b) such Person and its Subsidiaries are able to pay all liabilities of such Person and its Subsidiaries as such liabilities mature and (c) such Person and its Subsidiaries do not have unreasonably small capital for conducting the Rolling Mill Business theretofore or proposed to be conducted by such Person and its Subsidiaries. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specially Designated National or Blocked Person” has the meaning set forth in Section 3.20(c).

“Specified Environmental Permits” has the meaning set forth in Section 5.18.

“Specified Event” has the meaning set forth on Schedule 11.1(b).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership ownership interests are, as of such date, owned, controlled or held by, or a majority of such entity’s gains or losses is entitled to be allocated to, the applicable Person or one or more subsidiaries of such Person.

“SWMU” has the meaning set forth in the definition of Assumed SWMU Liabilities.

“Tax” means any foreign, federal, state, county or local and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, sales and use, excise, franchise, profits, capital gains, transfer, gross receipt, capital stock, production, real property, personal property, ad valorem, customs, service, occupation, disability, employment, social security, unemployment, payroll, severance, escheat or unclaimed property, alternative minimum, add-on, value-added, withholding or other taxes, duties or assessments and including any interest, additions to tax or penalties on such amounts.

“Tax Claim” means any audit, contest, litigation or other Action with or against any Governmental Authority, or any voluntary contact with any Governmental Authority relating to a failure of the Company to file any Tax Return or pay Taxes, in each case, with respect to Taxes of the Company.

“Tax Consideration” has the meaning set forth in Section 1.5.

“Tax Return” means any return, report, declaration, information return, claim for refund, or similar document filed or required to be filed with any Tax authority with respect to Taxes, including any attachments thereto and amendments thereof.

“Terminating Intercompany Agreements” has the meaning set forth in Section 5.14.

“Third Party” means any Person other than Buyer, Seller or any of their respective Affiliates.

“Transaction Expenses” means all out of pocket expenses incurred on or prior to the Closing Date in connection with the negotiation, preparation, investigation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including fees, expenses and disbursements of counsel, accountants, investment bankers, consultants and other advisors and service providers.

“Transfer Taxes” means any sales, use, stock transfer, real property or leased property transfer, transfer, stamp, registration, documentary, recording or similar tax imposed by any Governmental Authority incurred in connection with the transactions contemplated hereby and including any interest, addition to tax or penalties related thereto.

“Transferred Employee” means each Business Employee who is actively employed by the Company as of the Effective Time, excluding those Business Employees on authorized leave of absence (including but not limited to leaves for long-term disability, short-term disability, medical leave, or military leave) as of the Effective Time. Business Employees on an approved leave of absence as of the Effective Time will become a Transferred Employee if he or she returns to active duties within twelve (12) months after the Effective Time, or later if the Business Employee is permitted to return to work by Law. Until a Business Employee becomes a Transferred Employee, Seller and its Affiliates retain financial responsibility for such employee. In addition, a Transferred Employee shall include any new hire of the Company during the period of the human resources portion of the Transition Services Agreement.

“Transition Services Agreement” means a transition services agreement, dated as of the Closing Date, by and between the Equity Seller and the Company or Buyer, substantially in the form attached hereto as Exhibit G.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S.” means the United States of America and its territories, commonwealths and possessions.

“U.S. Sanctions” has the meaning set forth in Section 3.20(c).

“WARN Act” has the meaning set forth in Section 5.11.

“Warrick Newco” means Warrick Newco LLC, a Delaware limited liability company and a Retained Subsidiary.

“Warrick Real Estate” means Warrick Real Estate LLC, a Delaware limited liability company and a Retained Subsidiary.

“Y-Pit Liabilities” means any Liabilities arising from or relating to the Y-Pit described on Section 3.26 of the Seller Disclosure Schedules.